      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 2, 1997



                                                      REGISTRATION NO. 333-29865

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM F-4


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                         PAGING NETWORK DO BRASIL S.A.

             (Exact name of registrant as specified in its charter)

                         PAGING NETWORK OF BRAZIL INC.

                (Translation of Registrant's name into English)

 THE FEDERATIVE REPUBLIC OF BRAZIL                    4841                             NOT APPLICABLE
  (State or other jurisdiction of         (Primary Standard Industrial                (I.R.S. Employer
   incorporation or organization)         Classification Code Number)               Identification No.)

                            ------------------------

                           RUA ALEXANDRE DUMAS, 1,711
                             CHACARA SANTO ANTONIO
                          SAO PAULO, 04717-004, BRAZIL
                          (TELEPHONE: 55-11-538-3800)

            (Address and telephone number of registrants' principal
                               executive offices)

                             CT CORPORATION SYSTEM
                                 1633 BROADWAY
                               NEW YORK, NY 10019
                           (TELEPHONE: 212-664-1666)

           (Name, address and telephone number of agent for service)

                         ------------------------------

                                    COPY TO:

                            STEVEN J. GARTNER, ESQ.
                            Willkie Farr & Gallagher
                              One Citicorp Center
                              153 East 53rd Street
                            New York, New York 10022
                                 (212) 821-8000
                            ------------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF              AMOUNT TO        PROPOSED MAXIMUM       AGGREGATE           AMOUNT OF
     SECURITIES TO BE REGISTERED         BE REGISTERED     OFFERING PRICE(1)     OFFERING PRICE     REGISTRATION FEE
13 1/2% Senior Notes due 2005........     $125,000,000            100%            $125,000,000         $37,878.79

(1) Estimated solely for the purpose of calculating the registration fee.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

(COVER CONTINUED FROM PREVIOUS PAGE)

                   SUBJECT TO COMPLETION, DATED JUNE 23, 1997
PROSPECTUS
                                 US$125,000,000
                           OFFER FOR ALL OUTSTANDING
                         13 1/2% SENIOR NOTES DUE 2005

                                                                 [LOGO]
                                IN EXCHANGE FOR
                    UP TO US$125,000,000 PRINCIPAL AMOUNT OF
                         13 1/2% SENIOR NOTES DUE 2005
                                       OF
                         PAGING NETWORK DO BRASIL S.A.

                               THE EXCHANGE OFFER
                 WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                    ON              , 1997, UNLESS EXTENDED.
                             ---------------------

    Paging Network do Brasil S.A., a Brazilian corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange an aggregate principal amount of up to US$125,000,000 of its 13 1/2% Senior Notes due 2005 (the "New Notes"), which have been registered under the Securities Act of 1933 (the "Securities Act"), pursuant to a Registration Statement (as defined herein) of which this Prospectus constitutes a part, for a like principal amount of its outstanding
13 1/2% Senior Notes due 2005 (the "Old Notes"), of which US$125,000,000 aggregate principal amount is outstanding.

    The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except for certain transfer restrictions and registration rights relating to the Old Notes and except that, if the Exchange Offer is not consummated by November 3, 1997, the interest rate borne by the Old Notes will increase by 0.50% per annum for the first 90-day period following November 3, 1997 and will increase by an additional 0.50% per annum with respect to each subsequent 90-day period up to a maximum amount of 2.00% per annum until the Exchange Offer is consummated. The New Notes are being offered hereunder in order to satisfy certain obligations of the Company under the Purchase Agreement dated as of May 30, 1997 (the "Purchase Agreement") among the Company, Paging Brazil Holding Co., LLC ("Holding LLC") and the initial purchasers of the Old Notes (the "Initial Purchasers") and the Notes Registration Rights Agreement dated June 6, 1997 (the "Notes Registration Rights Agreement") among the Company and the Initial Purchasers. The New Notes evidence the same debt as the Old Notes and will be issued under and entitled to the same benefits under the Indenture (as defined herein). In addition, the New Notes and the Old Notes will be treated as one series of securities under the Indenture. The New Notes and the Old Notes are collectively referred to herein as the "Notes." See "Description of the Notes."

    Interest on the Notes of 13 1/2% per annum is payable semiannually in cash in U.S. dollars in arrears on June 6 and December 6 of each year, commencing December 6, 1997. The Notes will mature on June 6, 2005. At the closing of the offering of the Old Notes, the Company used a portion of the net proceeds to purchase a portfolio consisting of U.S. Government Securities (as defined herein), representing funds sufficient to make the first six payments of interest (exclusive of any Additional Amounts (as defined herein) or Additional Interest (as defined herein) which may become payable) on the Notes, with any balance to be retained by the Company. These securities were pledged as security for the benefit of holders of the Notes. See "Description of the Notes--Escrow Account." Payments under the Notes will be made in U.S. dollars free and clear of, and without withholding or deduction for, any taxes imposed by Brazil to the extent provided herein. See "Description of the Notes."

    The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after June 6, 2001 at the redemption prices set forth herein, plus accrued and unpaid interest, if any, thereon to the applicable redemption date. Notwithstanding the foregoing, on or prior to June 6, 2000, the Company may, at its option, use the net proceeds of one or more Significant Equity Offerings (as defined herein) yielding gross cash proceeds of not less than US$35.0 million to redeem up to an aggregate of 35% of the principal amount of the Notes originally issued from the holders of Notes on a pro rata basis (or as nearly pro rata as practicable), at a redemption price of 113 1/2% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption; PROVIDED that not less than US$81.25 million aggregate principal amount of Notes would remain outstanding immediately after such redemption. In addition, the Notes will be redeemable, in whole but not in part, at the option of the Company at 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption, at any time prior to maturity in the event of certain changes affecting the withholding tax treatment of the Notes. Upon a Change of Control, each holder of Notes will have the right to require the Company to purchase such holder's Notes at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. In the event of a Change of Control, there can be no assurance that the Company (i) will obtain necessary approval from the Brazilian Central Bank to permit such purchase, in whole or in part, or (ii) will have available funds sufficient to pay for all of the Notes that might be delivered by holders. See "Description of the Notes."

                                                  (COVER CONTINUED ON NEXT PAGE)

    SEE "RISK FACTORS" BEGINNING ON PAGE 15 FOR A DISCUSSION OF CERTAIN FACTORS THAT HOLDERS OF THE OLD NOTES SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER AND THAT PROSPECTIVE INVESTORS IN THE NEW NOTES SHOULD CONSIDER IN CONNECTION WITH SUCH INVESTMENT.
                             ---------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
      ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                  THE DATE OF THIS PROSPECTUS IS       , 1997

(COVER CONTINUED FROM PREVIOUS PAGE)

    The Notes will be senior unsecured obligations of the Company ranking PARI PASSU in right of payment with all existing and future unsubordinated unsecured indebtedness of the Company. As of March 31, 1997, after giving effect to the Offering, the Company would have had no indebtedness ranking PARI PASSU with or junior in right of payment to the Notes. In addition, there are currently no subsidiaries of the Company.

    The Company is making the Exchange Offer in reliance on the position of the staff of the Securities and Exchange Commission (the "Commission") as set forth in certain no-action letters addressed to other parties in other transactions. However, the Company has not sought its own no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Based upon these interpretations by the staff of the commission, the Company believes that New Notes issued pursuant to this Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof other than (i) a broker-dealer who purchased such Old Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" (as defined in Rule 405 of the Securities Act) of the Company without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in the distribution of such New Notes. Holders of Old Notes accepting the Exchange Offer will represent to the Company in the Letter of Transmittal that such conditions have been met. Any holder who participates in the Exchange Offer for the purpose of participating in a distribution of the New Notes may not rely on the position of the staff of the Commission as set forth in these no-action letters and would have to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. A secondary resale transaction in the United States by a holder who is using the Exchange Offer to participate in the distribution of New Notes must be covered by a registration statement containing the selling securityholder information required by Item 507 of Regulation S-K of the Securities Act.

    Each broker-dealer (other than an "affiliate" of the Company) that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Old Notes as a result of market-making activities or other trading activities and will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date (as defined herein), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." Any broker-dealer who is an affiliate of the Company may not rely on such no-action letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. See "The Exchange Offer."

    The New Notes are new securities for which there is currently no market. The Company presently does not intend to apply for listing of the New Notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System ("NASDAQ"). The Company has been advised by the Initial Purchasers, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co. and Bear, Stearns & Co. Inc. that, following completion of the Exchange Offer, they presently intend to make a market in the New Notes; however, the Initial Purchasers are not obligated to do so and any market-making activities with respect to the New Notes may be discontinued at any time without notice. There can be no assurance that an active public market for the New Notes will develop.

    Any Old Notes not tendered and accepted in the Exchange Offer will remain outstanding and will be entitled to all the rights and preferences and will be subject to the limitations applicable thereto under the Indenture. Following consummation of the Exchange Offer, the holders of Old Notes will continue to be subject to the existing restrictions upon transfer thereof and the Company will have no further obligation to such holders (other than the Initial Purchasers) to provide for the registration under the Securities Act of the Old Notes held by them. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Notes could be adversely affected. It is not expected that an active market for the Old Notes will develop while they are subject to restrictions on transfer.

    The Company will accept for exchange any and all Old Notes that are validly tendered and not withdrawn on or prior to 5:00 p.m., New York City time, on the
date the Exchange Offer expires, which will be         , 1997 (the "Expiration
Date"), unless the Exchange Offer is extended by the Company in its sole discretion, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain conditions which may be waived by the Company and to the terms and provisions of the Notes Registration Rights Agreement. Old Notes may be tendered only in denominations of US$1,000 and integral multiples thereof. The Company has agreed to pay the expenses of the Exchange Offer. See "The Exchange Offer--Fees and Expenses." The New Notes will bear interest from the last interest payment date of the Old Notes to occur prior to the issue date of the New Notes or, if no such interest has been paid, from June 6, 1997. Holders of the Old Notes whose Old Notes are accepted for exchange will not receive interest on such Old Notes for any period subsequent to the last interest payment date to occur prior to the issue date of the New Notes, if any, and will be deemed to have waived the right to receive any interest payment on the Old Notes accrued from and after such interest payment date or, if no such interest has been paid, from June 6, 1997.

    This Prospectus, together with the Letter of Transmittal, is being sent to
all registered holders of Old Notes as of         , 1997.

    The Company will not receive any proceeds from this Exchange Offer. No dealer-manager is being used in connection with this Exchange Offer. See "Use of Proceeds" and "Plan of Distribution."

    THE NEW NOTES MAY NOT BE OFFERED OR SOLD IN BRAZIL EXCEPT UNDER CIRCUMSTANCES WHICH DO NOT CONSTITUTE A PUBLIC OFFERING OR DISTRIBUTION OF SECURITIES UNDER BRAZILIAN LAWS AND REGULATIONS. THE NEW NOTES HAVE NOT BEEN, AND WILL NOT BE, REGISTERED WITH THE COMISSAO DE VALORES MOBILIARIOS ("CVM"), THE SECURITIES COMMMISSION OF BRAZIL.
                            ------------------------

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
Presentation of Certain Information........................................................................          4
Enforceability of Civil Liabilities........................................................................          4
Prospectus Summary.........................................................................................          5
Risk Factors...............................................................................................         15
The Company................................................................................................         24
Use of Proceeds............................................................................................         25
Exchange Rate Data.........................................................................................         26
Capitalization.............................................................................................         28
Selected Financial Data....................................................................................         29
Management's Discussion and Analysis of Financial Condition and Results of Operations......................         30
The Exchange Offer.........................................................................................         34
Industry...................................................................................................         41
Business...................................................................................................         44
Management.................................................................................................         55
Certain Transactions.......................................................................................         59
Principal Shareholders.....................................................................................         61
Description of the Notes...................................................................................         64
Book-Entry; Delivery and Form..............................................................................         98
Tax Considerations.........................................................................................         99
Plan of Distribution.......................................................................................        103
Experts....................................................................................................        104
Legal Matters..............................................................................................        104
Available Information......................................................................................        104
Index to Financial Statements..............................................................................        F-1

    UNTIL            , 1997, ALL BROKER-DEALERS EFFECTING TRANSACTIONS IN THE
NEW NOTES, WHETHER OR NOT PARTICIPATING IN THE EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF BROKER-DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

    No broker-dealer, salesperson or other individual has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus and Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the New Notes in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this Prospectus shall not, under any circumstances, create any implication that the information herein is correct at any time subsequent to its date.

                      PRESENTATION OF CERTAIN INFORMATION

    The accounts of the Company, which are maintained in Brazilian REAIS, were adjusted to conform with accounting principles generally accepted in the United States of America and translated into United States dollars on the basis set forth in Note 2 of the Financial Statements (as defined herein) of the Company. All references in this Prospectus to (i) "U.S. dollars," "$" or "US$" are to United States dollars and (ii) "REAIS," "REAL" or "R$" are to Brazilian REAIS.

                      ENFORCEABILITY OF CIVIL LIABILITIES

    The Company is a Brazilian corporation with substantially all of its assets and operations located, and substantially all of its revenues derived, outside the United States. The Company has appointed CT Corporation System, New York, New York, as its agent to receive service of process with respect to any action brought against it in any federal or state court in the State of New York arising from the offering of the Old Notes and the Exchange Offer. However, it may not be possible for investors to enforce outside the United States judgments against the Company obtained in the United States in any such actions, including actions predicated upon the civil liability provisions of the United States federal and state securities laws. In addition, all of the directors and officers of the Company are residents of Brazil, and all or substantially all of the assets of such persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons, or to enforce against them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the United States federal and state securities laws.

    The Company has been advised by its Brazilian counsel, Xavier, Bernardes, Braganca, Sociedade de Advogados, that judgments of U.S. courts for civil liabilities predicated upon the federal securities laws of the United States, subject to certain requirements described below, may be enforced in Brazil. A judgment against the persons described above or the Company obtained outside of Brazil would be enforceable in Brazil against such persons or the Company without reconsideration of the merits upon ratification of that judgment by the Brazilian Federal Supreme Court. The ratification generally will occur if the foreign judgment (a) fulfills all formalities required for its enforceability under the laws of the country where the foreign judgment is granted, (b) is issued following personal service of process on the Company or the persons described above, or on a properly appointed agent for service of process, (c) is issued by a competent court after proper service of process, (d) is not subject to appeal, (e) is authenticated by a Brazilian consular office in the country where the foreign judgment is issued and is accompanied by a sworn translation into Portuguese and (f) is not contrary to Brazilian law, national sovereignty or public policy or "good morals" (as set forth in Brazilian law) and does not contain any provision which is or would for any reason not be upheld by the courts of Brazil. Notwithstanding the foregoing, no assurance can be given that ratification would be obtained, that the process described above can be conducted in a timely manner or that a Brazilian court would enforce a monetary judgment for violation of the United States securities laws with respect to the Notes. The Company has been further advised by its Brazilian counsel that original actions predicated on the federal securities laws of the United States may be brought in Brazilian courts and that Brazilian courts may enforce civil liabilities in such actions against the Company, its directors and certain of its officers named herein. A plaintiff (whether Brazilian or non-Brazilian) who resides outside Brazil during the course of litigation in Brazil must provide a bond to guarantee court costs and legal fees if the plaintiff owns no real property in Brazil.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS OF THE COMPANY AND THE NOTES THERETO (THE "FINANCIAL STATEMENTS"), INCLUDED ELSEWHERE IN THIS PROSPECTUS. IN PARTICULAR, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FACTORS SET FORTH UNDER "RISK FACTORS." DATA CONCERNING PAGING SERVICES AVAILABLE IN BRAZIL AND CERTAIN INFORMATION RELATING TO THE PAGING INDUSTRY IN BRAZIL AND THE UNITED STATES REPRESENT ESTIMATES MADE BY THE COMPANY BASED IN PART ON PUBLIC STATEMENTS MADE BY THIRD PARTIES AND COMPETITORS. WHILE THE COMPANY BELIEVES SUCH ESTIMATES TO BE REASONABLE, THERE CAN BE NO ASSURANCE AS TO THEIR ACCURACY. UNLESS OTHERWISE SPECIFIED, ALL OPERATING STATISTICS CONCERNING THE COMPANY ARE PRESENTED AS OF APRIL 30, 1997. CERTAIN POPULATION DATA IN THIS PROSPECTUS ARE DERIVED FROM REPORTS PREPARED BY INSTITUTO BRASILEIRO DE GEOGRAFIA E ESTATISTICA -- IBGE (BRAZILIAN INSTITUTE FOR GEOGRAPHICS AND STATISTICS). CERTAIN OF THE STATEMENTS IN THIS PROSPECTUS, INCLUDING STATEMENTS WITH REGARD TO THE COMPANY'S EXPECTED PAGING OPERATIONS AND BUILDOUT, ITS STRATEGY FOR ITS PAGING BUSINESS AND RELATED FINANCING AND CAPITAL EXPENDITURE PLANS, ARE FORWARD-LOOKING STATEMENTS. FOR A DISCUSSION OF IMPORTANT FACTORS THAT COULD AFFECT SUCH MATTERS, SEE "RISK FACTORS."

COMPANY OVERVIEW

    PageNet do Brasil's objective is to become a leading provider of paging and wireless messaging services in Brazil. The Company has secured licenses which enable it to broadcast paging services throughout the country, and currently serves approximately 3,500 subscribers. The Company has installed 44 paging transmitters in 10 cities (the "Existing Coverage Area"), commenced offering paging services in greater Sao Paulo in January 1997, and plans to begin marketing paging services in greater Rio de Janeiro in the first quarter of 1998 and in three additional cities in the first quarter of 1999. PageNet do Brasil was formed by Paging Network International N.V. ("PageNet NV"), a wholly owned subsidiary of Paging Network, Inc. ("PageNet"), the largest paging company in the United States, Warburg, Pincus Ventures, L.P. ("Warburg Pincus"), a private equity fund, TVA Sistema de Televisao S.A. ("TVA"), a leading pay television company in Brazil, and a wholly owned subsidiary of Abril S.A., Latin America's largest publishing enterprise, IVP Paging (Cayman) L.P. ("IVP Cayman"), the general partner of which is IVP-- International Venture Partners, Inc. ("IVP"), a private investment fund focused on Brazil, and Multiponto Telecomunicacoes Ltda. ("Multiponto"), an equity investor focused on the Brazilian telecommunications sector. Management believes that a number of factors create a favorable environment for the paging industry in Brazil, including: (i) Brazil's large population, (ii) its growing and stable economy, (iii) the paging market's relatively low penetration rate and high historical growth rate, and (iv) the relatively high demand for reliable communications services. The Company believes it will be well positioned to be a leading provider of paging services in Brazil because of its state-of-the-art infrastructure, high quality services, low cost structure and strategic relationships.

    The Company has completed the buildout of the Sao Paulo system, installed the infrastructure necessary to support its Sao Paulo operations and substantially built out its paging system in Rio de Janeiro. The Company is currently focused on Sao Paulo and Rio de Janeiro (the "Initial Markets") and expects to offer paging services in Brasilia, Curitiba and Belo Horizonte (the "Expansion Markets") by the first quarter of 1999. The Company currently offers its Sao Paulo subscribers extended paging service in the other cities in the Existing Coverage Area.

SUBSTANTIAL BUSINESS OPPORTUNITY

    Brazil is the largest country in Latin America, with a population of approximately 158 million people. Although the paging industry began in Brazil in the 1960s, it remains largely underdeveloped, fragmented and undercapitalized. The Company estimates that, as of December 1996, there were approximately 800,000 pagers in operation in Brazil (up from an estimated 400,000 in 1995 and 200,000 in 1994), representing a market penetration of less than one-half of one percent of the population and an annual growth rate of 100% since 1994. The one-half of one percent penetration rate in Brazil is considerably lower than the United States rate of approximately 15%.

    Although Brazil's economy has strengthened significantly as a result of its recent openness to direct foreign investment and its reduced inflation rate for the past two years, the telecommunications industry is still underdeveloped. As of December 1996, the approximately 13.5 million telephone lines in service in Brazil corresponded to a penetration rate of only 8.7%, which places Brazil among the least developed countries in the world for availability of basic telephone service. The Company believes that a principal factor driving the significant growth of paging services, and wireless communications generally, is the demand for reliable, portable communications alternatives to Brazil's underdeveloped telephone system.

    Management believes that paging is a particularly attractive and practical method of communications. Generally, a pager is a highly reliable, portable and economical communications alternative to cellular telephone service and often complements cellular telephone service due to its longer battery life and better building penetration which allows subscribers to receive pages when cellular service is not available. Additionally, paging service increases communications with mobile employees and facilitates call management by allowing the subscriber to act on messages at the subscriber's convenience. Moreover, in Brazil, alphanumeric pagers are an alternative to traditional telephone service in the home, for which the waiting list to obtain ordinary telephone lines from the local service providers is approximately one to three years and, for many Brazilians, is prohibitively expensive. Also, the cost and speed of deploying a paging system is relatively low on a per subscriber basis as compared to other communications devices: (i) the transmitters and terminals have a lower cost than certain other wireless communication systems; (ii) paging system capital expenditures are required only for transmission facilities and the acquisition of pagers for leasing to customers; and (iii) most costs associated with increasing the capacity of a paging system and acquiring additional pagers for lease may be incurred as customers are added to the system.

BUSINESS HIGHLIGHTS

    ATTRACTIVE LICENSE AREAS. Pursuant to operating agreements with TVA, Multiponto and an affiliate of IVP, the Company has secured the use of their respective paging licenses. The Existing Coverage Area is comprised of the following 10 cities: Sao Paulo, Rio de Janeiro, Brasilia, Curitiba, Belo Horizonte, Porto Alegre, Salvador, Recife, Belem and Goiania. The cities of Sao Paulo and Rio de Janeiro are the business centers of Brazil and encompass a population of approximately 33 million and represent an estimated two-thirds of the Brazilian paging market. The remaining eight cities have strong business communities and their combined metropolitan areas encompassed an aggregate population of approximately 18 million. Management believes that a significant market of potential business customers has been neglected by the Company's competitors and, as the Company enters each of its markets, it intends to actively target such business customers.

    EQUITY SPONSORSHIP/STRATEGIC RELATIONSHIPS. The Company's investors include PageNet, Warburg Pincus, TVA, IVP and Multiponto. PageNet is the largest provider of paging services in the United States, with approximately 9.5 million pagers in service in the United States, more than the combined number of pagers in service of the second and third largest U.S. providers of paging services. PageNet has entered into an agreement (the "Technical Services Agreement") with the Company which provides the Company with PageNet's products, intellectual property (including the exclusive use of PageNet's tradename in Brazil), paging expertise, volume discounts and other capabilities. In addition, certain of the equity investors have extensive experience in the Brazilian communications industry. At the closing of the offering of the Old Notes, Warburg Pincus, IVP and Multiponto had provided approximately US$30 million of redeemable preferred and common equity capital to the Company, and TVA, IVP and Multiponto had secured paging licenses for the Company's use.

    EXPERIENCED MANAGEMENT TEAM. The Company's senior management team, which has been in place since the Company's inception, has extensive experience in the development, growth and management of paging and other businesses in the United States and Brazil. Additionally, members of the Company's senior management team have experience in formulating and implementing marketing strategies directed at business and consumer paging customers. The Company's management team includes former senior managers of two of PageNet's largest operations in the United States, former senior managers of multinational corporations operating in Brazil and former senior managers of Brazilian paging companies.

    STATE-OF-THE-ART PAGING NETWORK. The Company has built a state-of-the-art, satellite linked, FLEX-Registered Trademark- based paging network with 44 transmitters in the 10 cities comprising the Existing Coverage Area. Relative to the systems of the Company's competitors, which use terrestrial communications networks, the Company believes that its satellite-linked transmission systems provide customers with more reliable receipt of pages. Moreover, rather than relying on manufacturers or vendors, management has applied PageNet's expertise to design and implement all aspects of the paging infrastructure buildout, from transmitter site selection and transmitter installation alignment to satellite linkage and the programming of the paging terminal. The Company has completed the buildout of the Sao Paulo system where it introduced paging services in January 1997. The Rio de Janeiro system buildout is substantially complete and local operations are scheduled to commence there in the first quarter of 1998. In addition to Sao Paulo and Rio de Janeiro, the Company has built transmitters in eight other cities, and offers subscribers extended paging service in those cities. The Company expects to launch local operations in the Expansion Markets in the first quarter of 1999, and will evaluate, on an ongoing basis, the opportunity for the introduction and provision of services in other markets.

    ADVANCED INFORMATION SYSTEMS. The Company uses an advanced proprietary management information system, customized for the Brazilian market. This system is used primarily to support three principal areas of the Company's business:
(i) customer service, including billing systems; (ii) network management and operational support systems; and (iii) general business support systems, including financial management. The Company's information systems have been designed to accommodate efficiently the increased volumes of data that the Company expects to process in the future as the Company's subscriber base continues to grow.

BUSINESS STRATEGY

    The Company's strategy is to become a leading provider of paging services in Brazil. The principal elements of the Company's business strategy are to: (i) provide high quality paging services at a low cost, (ii) leverage the PageNet relationship, (iii) gain rapid market penetration, and (iv) provide superior customer service.

    PROVIDE HIGH QUALITY PAGING SERVICES AT A LOW COST. The Company has employed state-of-the-art FLEX-Registered Trademark- technology developed by Motorola, Inc. and is using equipment similar to that used by PageNet in the United States. Furthermore, the Company utilizes a fully redundant paging system that is linked by satellite. Management believes that as the number of subscribers grows, this advanced technology will allow the Company to be a provider of high quality paging services at a low cost per subscriber.

    LEVERAGE THE PAGENET RELATIONSHIP. The Company is implementing a marketing strategy and operating procedures similar to those of PageNet in the United States, and several members of the Company's senior management have had significant experience managing PageNet operations in the United States. Moreover, pursuant to the Technical Services Agreement, PageNet provides the Company with access to PageNet's products, paging expertise, intellectual property (including the exclusive use of PageNet's tradename in Brazil), volume supplier discounts and other capabilities. The Company also expects to benefit from the favorable relationships that PageNet has established with suppliers of paging equipment and from its use of the PageNet brand name, which is well established among multinational corporations. PageNet do Brasil is PageNet's first venture in the Latin American paging market, and PageNet's only enterprise in Brazil. See "Business--Trademarks."

    GAIN RAPID MARKET PENETRATION. The Company seeks to gain subscribers in its markets rapidly through extensive marketing and advertising and competitive pricing. Unlike competitors whose primary focus has been the consumer market, the Company focuses on both business and consumer paging customers. The Company targets business customers through a commissioned direct sales force and through telemarketing, and will target individual customers through advertising and through retail distribution channels including the use of "retail showrooms" located strategically throughout the Company's markets.

    PROVIDE SUPERIOR CUSTOMER SERVICE. Management believes that its competitors have not made customer service a primary focus of their business strategy and do not provide the customer with service standards that are prevalent in the United States. By focusing on key elements of customer satisfaction during the sales process and over the life of the subscriber, the Company will provide high levels of customer service similar to those provided by PageNet in the United States. Moreover, similar to PageNet's practice in the United States, the Company is introducing customer service account representatives to the paging industry in Brazil, as a complement to sales representatives. The primary function of customer service account representatives is to serve existing accounts. In addition, customer service account representatives act as a secondary sales force, targeting existing customers for additional services and paging units. The Company believes this innovation will allow it to ensure superior customer satisfaction, thereby minimizing customer turnover and increasing subscriber base growth.

FINANCING REQUIREMENTS

    The Company commenced the buildout of systems for its paging services in May 1996 and plans to substantially complete the buildout of the Initial Markets by the first quarter of 1998 and the Expansion Markets by the first quarter of 1999. The Company expects that the available net proceeds from the sale of the Old Notes, together with cash on hand, will be sufficient to complete the planned buildout of the Initial Markets only and that it will need to secure additional financing to complete the planned buildout of the Expansion Markets. See "Use of Proceeds."

    The principal capital expenditure requirements to construct a paging system involve the acquisition of pagers for leasing and the acquisition and installation of transmission facilities, both of which are directly related to the demand for paging service. Additional capital is required to fund operating losses incurred during the initial stages of constructing and rolling out services. The Company currently anticipates that its cash requirements (comprised of capital expenditures, working capital requirements, debt service requirements and anticipated operating losses) from inception in May 1996 through December 2000, will be approximately US$150 million, including approximately US$100 million in capital expenditures, of which approximately US$55 million is attributable to the purchase of pagers for leasing. The Company estimates that, of the US$150 million, approximately US$80 million will be required to fund the capital requirements for the Initial Markets through 2000. The actual amounts required by the Company will vary based upon the timing and success of the Company's rollout of services in its markets as well as the mix between leased and purchased pagers. If demand for the Company's services is less than expected, the Company should be able to reduce certain costs that are, to a large extent, demand driven and/or delay the rollout of its services in the Expansion Markets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                               THE EXCHANGE OFFER

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The Exchange Offer..................  The Company is offering to exchange pursuant to the
                                      Exchange Offer an aggregate principal amount of up to
                                      US$125,000,000 principal amount of its 13 1/2% Senior
                                      Notes due 2005 (the "New Notes"), for a like
                                      principal amount of its 13 1/2% Senior Notes due 2005
                                      (the "Old Notes"). The Company will issue the New
                                      Notes on or promptly after the Exchange Date. As of
                                      the date of this Prospectus, US$125,000,000 aggregate
                                      principal amount of Old Notes is outstanding. The
                                      terms of the New Notes are identical in all material
                                      respects to the terms of the Old Notes for which they
                                      may be exchanged pursuant to this offer, except that
                                      the New Notes have been registered under the
                                      Securities Act and are issued free from any covenant
                                      regarding registration, and except that if the
                                      Exchange Offer is not consummated by November 3,
                                      1997, the interest rate borne by the Old Notes will
                                      increase by 0.50% per annum for the first 90-day
                                      period following November 3, 1997 and will increase
                                      by an additional 0.50% per annum with respect to each
                                      subsequent 90-day period up to a maximum of 2.00% per
                                      annum until the Exchange Offer is consummated. The
                                      New Notes will evidence the same debt as the Old
                                      Notes and will be issued under and be entitled to the
                                      same benefits under the Indenture as the Old Notes.
                                      The Issuance of the New Notes and the Exchange Offer
                                      is intended to satisfy certain obligations of the
                                      Company under the Purchase Agreement and pursuant to
                                      certain registration rights granted under the Notes
                                      Registration Rights Agreement. See "The Exchange
                                      Offer" and "Description of the Notes."

Interest Payments...................  Interest on the New Notes shall accrue from the last
                                      Interest Payment Date (June 6 or December 6) on which
                                      interest was paid on the Old Notes surrendered or, if
                                      no interest has been paid on such Old Notes, from
                                      June 6, 1997. See "The Exchange Offer--Interest on
                                      the New Notes."

Expiration Date.....................  The Exchange Offer will expire at 5:00 p.m., New York
                                      City time on           , 1997, unless extended by the
                                      Company in its sole discretion. See "The Exchange
                                      Offer--Expiration Date; Extensions; Amendments."

Exchange Date.......................  The date of acceptance for exchange of the Old Notes and the consummation of the Exchange Offer will be
                                      the first business day following the Expiration Date,
                                      unless extended. See "The Exchange Offer--Terms of
                                      the Exchange."


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Conditions of the Exchange Offer....  The Company's obligation to consummate the Exchange
                                      Offer will be subject to certain conditions. See "The
                                      Exchange Offer--Conditions to the Exchange Offer."
                                      The Company reserves the right to terminate or amend
                                      the Exchange Offer at any time prior to the
                                      Expiration Date upon the occurrence of any such
                                      condition.

Withdrawal Rights...................  Tenders may be withdrawn at any time prior to 5:00
                                      p.m., New York City time, on the Expiration Date;
                                      otherwise, all tenders will be irrevocable. See "The
                                      Exchange Offer-- Withdrawal of Tenders."

Procedures for Tendering Notes......  See "The Exchange Offer--Procedures for Tendering."

Federal Income Tax Consequences.....  The exchange of Old Notes for New Notes pursuant to the Exchange Offer will not result in any income,
                                      gain or loss to holders who participate in the
                                      Exchange Offer or to the Company for U.S. Income tax
                                      purposes. See "Tax Considerations."

Resale..............................  The Company is making the Exchange Offer in reliance on the position of the staff of the Commission as set
                                      forth in certain no-action letters addressed to other
                                      parties in other transactions. However, the Company
                                      has not sought its own no-action letter and there can
                                      be no assurance that the staff of the Commission
                                      would make a similar determination with respect to
                                      the Exchange Offer as in such other circumstances.
                                      Based on these interpretations by the staff of the
                                      Commission, the Company believes that New Notes
                                      issued pursuant to this Exchange Offer in exchange
                                      for Old Notes may be offered for resale, resold and
                                      otherwise transferred by a holder thereof other than
                                      (i) a broker-dealer who purchase such Old Notes
                                      directly from the Company to resell pursuant to Rule
                                      144A or any other available exemption under the
                                      Securities Act or (ii) a person that is an
                                      "affiliate" (as defined in Rule 405 of the Securities
                                      Act) of the Company without compliance with the
                                      registration and prospectus delivery provisions of
                                      the Securities Act, provided that such New Notes are
                                      acquired in the ordinary course of such holder's
                                      business and that such holder is not participating,
                                      and has no arrangement or understanding with any
                                      person to participate, in the distribution of such
                                      New Notes. Holders of Old Notes accepting the
                                      Exchange Offer will represent to the Company in the
                                      Letter of Transmittal that such conditions have been
                                      met. Any holder who participates in the Exchange
                                      Offer for the purpose of participating in a
                                      distribution of the New Notes may not rely on the
                                      position of the staff of the Commission as set forth
                                      in these no-action letters and would have to comply
                                      with the registration and prospectus delivery


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
                                      requirements of the Securities Act in connection with
                                      any secondary resale transaction. A secondary resale
                                      transaction in the United States by a holder who is
                                      using the Exchange Offer to participate in the
                                      distribution of New Notes must be covered by a
                                      registration statement containing the selling
                                      securityholder information required by Item 507 of
                                      Regulation S-K of the Securities Act. Each
                                      broker-dealer (other than an "affiliate" of the
                                      Company) that receives New Notes for its own account
                                      pursuant to the Exchange Offer must acknowledge that
                                      it acquired the Old Notes as the result of
                                      market-making activities or other trading activities
                                      and will deliver a prospectus in connection with any
                                      resale of such New Notes. The Letter of Transmittal
                                      states that by so acknowledging and by delivering a
                                      prospectus, a broker-dealer will not be deemed to
                                      admit that it is an "underwriter" within the meaning
                                      of the Securities Act. This Prospectus, as it may be
                                      amended or supplemented from time to time, may be
                                      used by a broker-dealer in connection with resales of
                                      New Notes received in exchange for Old Notes where
                                      such Old Notes were acquired by such broker-dealer as
                                      a result of market-making activities or other trading
                                      activities. In addition, pursuant to Section 4(3)
                                      under the Securities Act, until            , 1997,
                                      all dealers effecting transactions in the New Notes,
                                      whether or not participating in the Exchange Offer,
                                      may be required to deliver a Prospectus. The Company
                                      has agreed that, for a period of 180 days after the
                                      date of this Prospectus, it will make this Prospectus
                                      available to any broker-dealer for use in connection
                                      with any such resale. See "Plan of Distribution". Any
                                      broker-dealer who is an affiliate of the Company may
                                      not rely on such no-action letters and must comply
                                      with the registration and prospectus delivery
                                      requirements of the Securities Act in connection with
                                      any secondary resale transaction. See "The Exchange
                                      Offer-- Purpose of the Exchange Offer."

Remaining Old Notes.................  Holders of Old Notes who do not tender their Old
                                      Notes in the Exchange Offer or whose Old Notes are
                                      not accepted for exchange will continue to hold such
                                      Old Notes and will be entitled to all the rights and
                                      preferences, and will be subject to the limitations,
                                      applicable thereto under the Indenture. All
                                      untendered and tendered but unaccepted Old Notes
                                      (collectively, the "Remaining Old Notes") will
                                      continue to bear legends restricting their transfer.
                                      In general, the Old Notes may not be offered or sold,
                                      unless registered under the Securities Act, except
                                      pursuant to an exemption from, or in a transaction
                                      not subject to, the Securities Act and applicable
                                      state securities laws. To the extent that the
                                      Exchange Offer is

                                      effected, the trading market, if any, for Remaining
                                      Old Notes could be adversely affected. See "Risk
                                      Factors--Factors Relating to the Company and the
                                      Notes--Consequences of Failure to Properly Tender Old
                                      Notes Pursuant to the Exchange Offer" and "The
                                      Exchange Offer--Terms of the Exchange."

Exchange Agent......................  The exchange agent with respect to The Exchange Offer is The Chase Manhattan Bank (the "Exchange Agent").
                                      The address and telephone number of the Exchange
                                      Agent are set forth in "The Exchange Offer--Exchange
                                      Agent."

Use of Proceeds.....................  There will be no proceeds to the Company from the exchange pursuant to the Exchange Offer. See "Use of
                                      Proceeds."

                                       THE NEW NOTES

Issuer..............................  Paging Network do Brasil S.A., a Brazilian
                                      corporation.

Maturity Date.......................  June 6, 2005.

Interest Payment Dates..............  Interest on the New Notes will be payable semiannually on each June 6 and December 6,
                                      commencing December 6, 1997.

Ranking.............................  The New Notes will be senior unsecured obligations of the Company ranking PARI PASSU in right of payment
                                      with all existing and future unsecured and
                                      unsubordinated indebtedness of the Company. As of
                                               , 1997 there was no outstanding indebtedness
                                      of the Company ranking PARI PASSU with or junior in
                                      right of payment to the Notes. See "Capitalization."

Escrow Account......................  At the closing of the offering of the Old Notes, the
                                      Company used approximately US$46 million of the net
                                      proceeds of the Offering to purchase a portfolio of
                                      U.S. Government Securities (the "Pledged Securities")
                                      which was pledged by the Company to the Trustee for
                                      the benefit of the holders of Notes and will be held
                                      in the United States by the Trustee in the Escrow
                                      Account (as defined herein). Such U.S. Government
                                      Securities are expected to represent funds sufficient
                                      to cover the first six payments of interest
                                      (exclusive of any Additional Amounts or Additional
                                      Interest which may become payable) on the Notes
                                      through June 6, 2000. Such pledge will also secure
                                      repayment of the principal amount of the Notes to the
                                      extent of such security. See "Description of the
                                      Notes."

Change of Control...................  Following the occurrence of a Change of Control, the
                                      Company will be required to make an offer to purchase
                                      all of the outstanding Notes at a purchase price
                                      equal to 101% of

                                      the principal amount thereof plus accrued interest,
                                      if any, to the date of purchase and purchase all
                                      Notes validly tendered pursuant thereto. In the event
                                      of a Change of Control, there can be no assurance
                                      that the Company (i) will obtain necessary approval
                                      from the Brazilian Central Bank (the "Central Bank")
                                      to permit such purchase, in whole or in part, or (ii)
                                      will have available funds sufficient to pay for all
                                      of the Notes that might be delivered by holders. See
                                      "Risk Factors-- Risk Factors Relating to
                                      Brazil--Controls and Restrictions on U.S. Dollar
                                      Remittances" and "Description of the Notes."

Withholding Taxes;
  Additional Amounts................  Under a temporary rate reduction from withholding tax under current Brazilian tax rules, interest in
                                      respect of the Notes during 1997 will not be subject
                                      to withholding tax. However, if the Notes are
                                      redeemed for any reason prior to the fifth year
                                      following their issuance, then the Company will be
                                      required to pay an additional withholding tax
                                      retroactively on interest, fees and commissions paid
                                      in connection with the Notes from the date of
                                      issuance through the date of such earlier redemption.
                                      Withholding taxes of up to 15% will be payable in
                                      respect of the Notes if the temporary rate reduction
                                      is not extended to years after 1997. The Company has
                                      agreed to pay such Additional Amounts as will result
                                      in receipt by the holders of Notes of such amounts as
                                      would have been received by them had no such
                                      withholding or deduction been required, except as set
                                      forth under "Description of the Notes--Additional
                                      Amounts." See "Tax Considerations."

Optional Redemption.................  The Notes will be redeemable at the option of the
                                      Company, in whole or in part, at any time on or after
                                      June 6, 2001 at the redemption prices set forth
                                      herein, plus accrued and unpaid interest, if any,
                                      thereon to the applicable redemption date.
                                      Notwithstanding the foregoing, on or prior to June 6,
                                      2000, the Company may, at its option, use the net
                                      proceeds of one or more Significant Equity Offerings
                                      yielding gross cash proceeds of not less than US$35.0
                                      million to redeem up to an aggregate of 35% of the
                                      principal amount of the Notes originally issued from
                                      the holders of Notes on a pro rata basis (or as
                                      nearly pro rata as practicable), at a redemption
                                      price of 113 1/2% of the principal amount thereof,
                                      plus accrued and unpaid interest to the date of
                                      redemption; PROVIDED that no less than US$81.25
                                      million aggregate principal amount of Notes would
                                      remain outstanding immediately after such redemption.
                                      See "Description of the Notes--Redemption."

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Tax Redemption......................  In the event of certain changes affecting withholding taxes applicable to payments on the Notes, the Notes
                                      will be redeemable, in whole but not in part, at the
                                      option of the Company, at 100% of the principal
                                      amount thereof, plus accrued and unpaid interest, if
                                      any, to the date of redemption.

Asset Sale Offer....................  The Company will be required in certain circumstances to make an offer to purchase Notes with a portion of
                                      the net cash proceeds of certain asset sales at a
                                      purchase price equal to 100% of the principal amount
                                      thereof plus accrued interest, if any, to the date of
                                      purchase. See "Description of the Notes--Certain
                                      Covenants." The Company's ability to consummate such
                                      offer will be subject to prior approval from the
                                      Central Bank. See "Risk Factors--Risk Factors
                                      Relating to Brazil--Controls and Restrictions on U.S.
                                      Dollar Remittances."

Certain Covenants...................  The indenture under which the Old Notes were issued
                                      (the "Indenture") contains certain covenants that,
                                      among other things, limits the ability of the Company
                                      to (i) incur additional indebtedness or issue certain
                                      preferred stock, (ii) pay dividends or make
                                      distributions in respect of the capital stock of the
                                      Company or make certain other restricted payments,
                                      (iii) conduct a business other than a Permitted
                                      Business (as defined herein), (iv) create certain
                                      liens and (v) enter into certain transactions with
                                      affiliates or other interested persons. In addition,
                                      the Indenture limits the ability of the Company to
                                      consolidate, merge or sell all or substantially all
                                      of its assets. These covenants are subject to
                                      important exceptions and qualifications. See
                                      "Description of the Notes--Certain Covenants."

                                  RISK FACTORS

    See "Risk Factors" for a discussion of certain factors relating to Brazil, the Company and the Notes that should be considered by prospective investors.

                                  RISK FACTORS

    BEFORE MAKING AN INVESTMENT DECISION, PROSPECTIVE PURCHASERS SHOULD CONSIDER CAREFULLY, IN LIGHT OF THEIR OWN FINANCIAL CIRCUMSTANCES AND INVESTMENT OBJECTIVES, ALL THE INFORMATION SET FORTH HEREIN AND, IN PARTICULAR, THE SPECIAL FACTORS APPLICABLE TO AN INVESTMENT IN BRAZIL AND APPLICABLE TO AN INVESTMENT IN THE COMPANY, INCLUDING THOSE SET FORTH BELOW. IN GENERAL, INVESTING IN THE SECURITIES OF ISSUERS IN DEVELOPING COUNTRIES, SUCH AS BRAZIL, INVOLVES A HIGHER DEGREE OF RISK THAN INVESTING IN THE SECURITIES OF ISSUERS IN THE UNITED STATES AND CERTAIN OTHER JURISDICTIONS. A NUMBER OF THE MATTERS DISCUSSED IN THIS PROSPECTUS ARE NOT HISTORICAL OR CURRENT FACTS BUT RATHER ADDRESS POTENTIAL FUTURE CIRCUMSTANCES AND DEVELOPMENTS. THE DISCUSSION OF SUCH MATTERS AND SUBJECT AREAS IS QUALIFIED BY THE RISKS AND UNCERTAINTIES SURROUNDING FUTURE EXPECTATIONS GENERALLY, AND ALSO MAY MATERIALLY DIFFER FROM THE COMPANY'S ACTUAL EXPERIENCE INVOLVING ANY ONE OF THE FUTURE MATTERS OR SUBJECT AREAS. THE COMPANY HAS ATTEMPTED TO IDENTIFY CERTAIN OF THE FACTORS THAT IT CURRENTLY BELIEVES WILL CAUSE ACTUAL EXPERIENCE TO DIFFER FROM ITS EXPECTATIONS, PARTICULARLY THOSE RISK FACTORS SET FORTH BELOW; HOWEVER, THERE CAN BE NO ASSURANCE THAT OTHER RISKS AND UNCERTAINTIES MAY NOT MATERIALLY ADVERSELY IMPACT THE COMPANY'S ABILITY TO MEET ITS BUSINESS OBJECTIVES.

RISK FACTORS RELATING TO BRAZIL

    GENERAL. Social, economic or political instability, among other developments in Brazil, could adversely affect the financial condition and results of operations of the Company, the ability of the Company to repay the Notes. In the past, Brazil has suffered from high levels of inflation, low real growth rates and political uncertainty. Brazil is generally considered by investors to be an "emerging market" and thus political, economic, social or other developments in other such markets may adversely affect the market value and liquidity of the Notes. For example, in December 1994, the Mexican government sharply devalued the PESO, resulting in an economic crisis in Mexico. The Mexican PESO crisis adversely affected the market value and liquidity of securities issued by companies in many of the "emerging markets," including Brazil. There can be no assurance that events in other such markets will not adversely affect the market value and liquidity of the Notes.

    ECONOMIC UNCERTAINTY; EFFECTS OF EXCHANGE RATE FLUCTUATIONS. Brazil has experienced extremely high rates of inflation for many years. Inflation, as measured by the Getulio Vargas Foundation's General Index of Market Prices (the "IGPM Index"), was approximately 458% in 1991, 1,175% in 1992, 2,567% in 1993,
870% in 1994, 15% in 1995 and was an estimated 10% in 1996. Inflation, government actions to combat inflation and public speculation about future actions have had significant negative effects on the Brazilian economy in general and have also contributed materially to economic uncertainty in Brazil. In periods of inflation, many of the Company's expenses will tend to increase. Generally, in periods of inflation, a company is able to raise its prices to offset the rise in its expenses and may set its prices without government regulation. However, under Brazilian law designed to reduce inflation, the rates which the Company may charge to a particular subscriber may not be increased until the next anniversary of the subscriber's initial subscription date. Thus, the Company is less able to offset expense increases with revenue increases. Accordingly, inflation may have a material adverse effect on the Company's results of operations and financial condition.

    Beginning in 1994, the Brazilian Government commenced the "Real Plan," an economic stabilization plan designed to reduce inflation by, among other things, reducing certain public expenditures, collecting debts owed to the Brazilian Government, increasing tax revenues and continuing the privatization of certain state-owned enterprises. On July 1, 1994, as part of the Real Plan, the Brazilian Government introduced a new currency, the REAL. There can be no assurance that the Real Plan will continue to be successful in controlling the level of inflation, that future governmental actions will not trigger an increase in inflation or that inflation will not have a material adverse effect on the Company's results of operations and financial condition.

    Brazil's rate of inflation and the government's actions to combat inflation have also affected the relationship of the value of Brazil's currency to the value of the U.S. dollar. Historically, Brazil's currency frequently had been devalued in relation to the U.S. dollar. However, after its introduction, the REAL initially appreciated against the U.S. dollar. In an effort to address concerns about the possible overvaluation of the REAL relative to the U.S. dollar, and in light of the economic upheaval in Mexico that resulted from the rapid devaluation of the Mexican PESO, the Brazilian government in March 1995 introduced new exchange rate policies which established a trading band for the REAL against the U.S. dollar. From April 30, 1996 to April 30, 1997 the REAL declined in value relative to the U.S. dollar by approximately 7.18%. There can be no assurance that the REAL will not again be devalued relative to the U.S. dollar, or that the REAL will not fluctuate significantly relative to the U.S. dollar.

    Substantially all of the Company's revenues are expected to be denominated in REAIS. A substantial portion of the Company's indebtedness, including the Notes, may be expected to be denominated in U.S. dollars. In addition, certain of the Company's operating expenses, including a significant portion of its equipment costs and reimbursement obligations under the Technical Services Agreement, are denominated in U.S. dollars. Any devaluation of the Brazilian currency relative to any foreign currency in which debt or other obligations of the Company are denominated could result in a foreign exchange loss with respect to such indebtedness or obligations, if such devaluation were in excess of inflation and the rate at which the Company raises prices. Any devaluation could also force the Company to seek additional financing although the Company's ability to obtain such financing may be impaired by such event. As a result, the relationship of Brazil's currency to the value of the U.S. dollar and other currencies, and the rates of devaluation of Brazil's currency relative to the prevailing rates of inflation, may adversely affect the Company's financial condition and results of operations, as well as its ability to meet its debt service obligations (including payment of principal of, premium, if any, and interest on the Notes) and operating expenses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Inflation and Exchange Rates." Moreover, if the Company cannot increase its prices to match the rate of inflation, even if the rate of inflation matches the rate of devaluation, the Company's ability to meet its debt service obligations and operating expenses may be impaired.

    The Company may experience economic loss with respect to its investments and fluctuations in its reported results of operations solely as a result of currency rate fluctuations, which may have a material adverse effect on the Company's financial condition. The Company intends to explore various alternatives that may be available to hedge exchange rate risks, although there can be no assurance that any such alternatives will be available on terms acceptable to the Company.

    CONTROLS AND RESTRICTIONS ON U.S. DOLLAR REMITTANCES. Brazilian law provides that whenever there is a material imbalance, or a serious risk of a material imbalance, in Brazil's balance of payments, the Brazilian Government may, for a limited period of time, impose restrictions on the remittance to foreign investors of the proceeds of their investments in Brazil, as it did for approximately six months in 1989 and early 1990. The Brazilian Government may also impose restrictions on the conversion of the Brazilian currency into foreign currencies. Such restrictions may hinder or prevent the Company from purchasing equipment required to be paid for in any currency other than REAIS, paying scheduled interest and principal payments under the Notes in U.S. dollars and making payment on judgments obtained in a court in Brazil. Such restrictions could adversely affect the Company. The Company could also be adversely affected by delays in, or a refusal to grant, any required Brazilian governmental approval for conversion of REAL payments and remittances abroad in respect of such dividends, distributions, interest and principal payments.

    The Brazilian Government currently restricts the ability of Brazilian or foreign persons or entities to convert Brazilian currency into U.S. dollars or other currencies other than in connection with certain authorized transactions. The Central Bank has authorized the issuance of the Notes and, although there can be no assurance, is expected, in due course to issue a certificate of registration authorizing each of the scheduled payments of principal of, premium on, and interest on the Notes or for payments of principal of, premium on and interest on the Notes upon any early redemption of the Notes at the option of a holder of Notes. However, consent from the Central Bank is needed for the payment of principal of, premium, if any, on and interest on the Notes upon acceleration of the Notes following an Event of Default. In addition, consent from the Central Bank is needed for (i) payments in respect of the Notes upon redemption by the Company in the event of certain changes in Brazilian law relating to tax withholding, as described under "Description of the Notes--Redemption--Redemption for Changes in Withholding Taxes," (ii) payments in respect of the Notes in the event of redemption of the Notes by the Company, as described under "Description of the Notes--Redemption--Optional Redemption by the Company," (iii) payments in respect of the Notes in the event of an Asset Sale Offer, as described under "Description of the Notes--Certain Covenants--Disposition of Proceeds of Asset Sales," and (iv) payments in respect of the Notes in the event of a Change of Control Offer, as described under "Description of the Notes-- Redemption--Mandatory Redemption--Offers to Purchase upon Change of Control and Certain Asset Sales." There can be no assurance that any required consent from the Central Bank will be obtained.

    There can be no assurance that the Brazilian Government will not in the future impose more restrictive foreign exchange regulations that would have the effect of eliminating or restricting the Company's access to foreign currency that would be required to meet its foreign currency obligations, including the Notes. The likelihood of the imposition of such restrictions by the Brazilian Government may be affected by, among other factors, the extent of Brazil's foreign currency reserves, the availability of sufficient foreign currency on the date a payment is due, the size of Brazil's debt service burden relative to the economy as a whole, Brazil's policy toward the International Monetary Fund and political constraints to which Brazil may be subject.

    POLITICAL UNCERTAINTY. Historically, the Brazilian Government has often changed monetary, credit, tariff and other policies to influence the course of Brazil's economy. Such government actions have included wage and price controls as well as other measures, such as freezing bank accounts, imposing capital controls and inhibiting imports and exports. A primary objective of the Brazilian Government in recent years has been to control government spending. Some progress has been made, but fiscal deficits remain high. Reducing the deficit is made more difficult by Brazil's Constitution, which requires the Brazilian Government to make substantial funds available to the state administrations, while limiting the Brazilian Government's ability to raise sufficient funds from taxes. Changes in policy involving, among other things, tariffs, exchange controls, regulatory policy and taxation, as well as events such as inflation, devaluation, social instability or other political, economic or diplomatic developments, could adversely affect the Brazilian economy and have a material adverse effect on the Company's results of operations and financial condition.

    The Brazilian political environment has been marked by high levels of uncertainty since Brazil returned to civilian rule in 1985 after 20 years of military government. The death of a President-elect in 1985 and the resignation of another President in 1992 in the midst of his impeachment trial, as well as frequent turnover at and immediately below the cabinet level, have contributed to delays in the adoption of coherent and sustained policies to confront the country's economic issues. Mr. Fernando Henrique Cardoso, Brazil's Finance Minister at the time of implementation of the Real Plan, became President of Brazil in January 1995. President Cardoso was elected by a coalition of political parties and, as a result, his administration is required, from time to time, to accept certain compromises. Even though the Brazilian Constitution currently prohibits re-election of the President, presently a Constitutional Amendment is being examined by the Brazilian Congress, which, if approved, will make re-election possible. President Cardoso has supported the Real Plan, the reduction of inflation, privatization measures and certain free-market policies; however, the Real Plan has not been definitively approved by the Brazilian Congress although the provisional measures which instituted the Real Plan have been successively reenacted. There can be no assurance that any of the administration's policies, including the Real Plan will be approved without modifications by the legislature.

    ENFORCEABILITY OF JUDGMENTS. The Company has been advised by its Brazilian counsel, Xavier, Bernardes, Braganca, Sociedade de Advogados, that judgments for monetary claims obtained in U.S. courts arising of or in relation to the obligations of PageNet do Brasil in respect of the Indenture or the Notes will be enforceable in Brazil without reconsideration of the merits upon ratification by the Brazilian Federal Supreme Court. The ratification generally will occur if the foreign judgment (a) fulfills all formalities required for its enforceability under the laws of the country where the foreign judgment is granted, (b) is issued following personal service of process on the Company or on a properly appointed agent for service of process, (c) is issued by a competent court after proper service of process, (d) is not subject to appeal,
(e) is authenticated by a Brazilian consular office in the country where the foreign judgment is issued and is accompanied by a sworn translation into Portuguese and (f) is not contrary to Brazilian law, national sovereignty or public policy or "good morals" (as set forth in Brazilian law) and does not contain any provision which is or would for any reason not be upheld by the courts of Brazil. Notwithstanding the foregoing, no assurance can be given that ratification would be obtained, that the process described above can be conducted in a timely manner or that a Brazilian court would enforce such a monetary judgment for violation of the United States securities laws with respect to the Notes.

    Any judgment obtained against the Company in a court in Brazil in respect of the Indenture or the Notes will be expressed in the Brazilian currency equivalent of the U.S. dollar judgment amount at the commercial exchange rate on the date on which such judgment is obtained, and such Brazilian currency amount will be corrected in accordance with the exchange variation until the judgment holder receives effective payment. See "Enforceability of Civil Liabilities."

RISK FACTORS RELATING TO THE COMPANY AND THE NOTES

    CONSEQUENCES OF FAILURE TO PROPERLY TENDER OLD NOTES PURSUANT TO THE EXCHANGE OFFER. Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the following restrictions on transfer with respect to their Old Notes: (i) the Remaining Old Notes may be resold only if registered pursuant to the Securities Act, if any exemption from registration is available thereunder, or if neither such registration nor such exemption is required by law, and (ii) the Remaining Old Notes will bear a legend restricting transfer in the absence of registration or an exemption therefrom. The Company does not currently anticipate that it will register the Old Notes under the Securities Act. To the extent that Old Notes are tendered and accepted in connection with the Exchange Offer, any trading market for Remaining Old Notes could be adversely affected.

    Issuance of the New Notes in exchange for the Old Notes pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Old Notes desiring to tender such Old Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to tenders of Old Notes for exchange. Old Notes that are not tendered or that are tendered but not accepted by the Company for exchange, will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof under the Securities Act and, upon consummation of the Exchange Offer, certain registration rights under the Notes Registration Rights Agreement will terminate.

    LIMITED OPERATING HISTORY; FUTURE OPERATING LOSSES AND NEGATIVE CASH
FLOW. The Company was recently formed and has only recently commenced operations. Prospective investors, therefore, have no meaningful historical financial or operating information about the Company upon which to base an evaluation of an investment in the Notes. Businesses which are in their initial stages of development present substantial business and financial risks and may suffer significant losses. Such early stage businesses must develop business relationships, establish operating procedures, hire staff and complete other tasks appropriate for the conduct of their intended business activities. The Company's prospects must be considered in light of the uncertainties associated with the formation of a new business in a developing market with limited comparable competitor experience and under a regulatory framework which may change substantially as the Brazilian paging industry develops.

    The Company currently is deploying a paging network in the Initial Markets, plans to have substantially completed the buildout of its paging networks in the Expansion Markets by the first quarter of 1999 and has recently launched commercial services in Sao Paulo. The continuing development, construction and operation of the Company's paging network is expected to place significant demands on the Company's management and operational and financial resources and there can be no assurance that delays in completing the planned buildout and launching service will not occur and adversely affect the Company's liquidity and results of operations. The Company's future performance will depend, in part, on the Company's ability to implement its operational and financial systems successfully and on a timely basis (including certain of its management information systems), to expand substantially its employee base and to train and manage its employees, including customer service, marketing and sales personnel.

    The Company first generated revenues in March 1997 and has experienced cumulative negative cash flow of approximately US$18 million from inception through March 31, 1997. The Company expects to continue to experience substantial negative cash flow and operating losses as it develops its paging infrastructure and rolls out its services. The Company anticipates that its negative cash flow and operating losses will increase significantly in the foreseeable future, and there can be no assurance that the Company will ever be profitable or will generate positive cash flow in future years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

    NEED FOR ADDITIONAL FINANCING AND LIQUIDITY. The net proceeds from the sale of the Old Notes available for use by the Company (together with cash expected to be on hand as of the closing of the offering of the Old Notes of approximately US$9 million) will be used to fund operating losses, capital expenditures, and working capital needs in the development of the Initial Markets. While the Company believes that these funds will be sufficient for the planned development of the Initial Markets, there can be no assurance that operating losses will not exceed expectations or that unanticipated expenditures will not be necessary or desirable. In addition, the Company will require additional licenses in order to achieve the capacity necessary to fully implement its strategy for the Initial Markets. The Company is expected to require additional financing to fund the buildout of paging infrastructure in the Expansion Markets and to fund operating losses associated with the rollout of services in such markets. The Company has no committed sources of financing and there can be no assurance that additional financing will be available to the Company on acceptable terms when required. Such additional financing may take the form of additional debt, thereby further substantially increasing the total leverage of the Company and the risks to holders of the Notes associated therewith. If adequate sources of additional financing are not available, the Company may be forced to delay, scale back or eliminate any portion of its plans and may be unable to meet its obligations in respect of the Notes and other liabilities as they become due. Any additional financing may take the form of debt or equity; however, it is presently expected that a substantial portion of the additional financing required will take the form of debt. In addition, it should be noted that, for so long as the Company would constitute a PFIC for U.S. federal income tax purposes (which is expected to continue through 1998), it may be difficult for the Company to pursue a public equity offering to U.S. persons. See "Tax Considerations--United States," "--Substantial Indebtedness; Effect of Financial Leverage" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    SUBSTANTIAL INDEBTEDNESS; EFFECT OF FINANCIAL LEVERAGE. Following the issuance of the Old Notes, the Company has indebtedness that is substantial in relation to its shareholders' equity and cash flow. As of March 31, 1997, after giving effect to the offering of the Old Notes, the Company would have had an aggregate of approximately US$125.0 million of indebtedness outstanding, representing the Old Notes, or 80% of total invested capital. The Company is expected to incur substantial additional indebtedness following the offering of the Old Notes in the future to pursue its business strategy. See "--Need for

Additional Financing and Liquidity" and "Capitalization." As a result of the substantial indebtedness of the Company following the offering of the Old Notes, fixed charges of the Company are expected to exceed its earnings for the foreseeable future and there can be no assurance that the Company's operating cash flow will be sufficient to pay interest on the Notes following the termination of the escrow arrangement for the Notes or to pay Additional Amounts or Additional Interest at any time. In addition, the Indenture imposes, and other agreements governing future indebtedness may contain, significant operating and financial restrictions on the Company. Such restrictions will affect, and in many respects significantly limit or prohibit, among other things, the ability of the Company to incur additional indebtedness and pay dividends. These restrictions, in combination with the leveraged nature of the Company, could limit the ability of the Company to effect future financings or otherwise may restrict the Company's activities. Substantial leverage poses the risk that the Company may not be able to generate sufficient cash flow to service its indebtedness, including the Notes, and to adequately fund its operations. The Indenture permits the Company to incur additional indebtedness under certain conditions, and the Company expects to incur substantial additional indebtedness as so permitted. See "Description of the Notes."

    The Company's leverage could have important consequences to the holders of the Notes, including the following: (i) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired in the future; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal of and interest on its indebtedness, thereby reducing the funds available to the Company for other purposes; (iii) the Company's leverage may hinder its ability to adjust rapidly to changing market conditions; and (iv) the leverage could make the Company more vulnerable in the event of a downturn in general economic conditions or its business.

    UNCERTAINTIES ASSOCIATED WITH A NEW INDUSTRY; CUSTOMER ACCEPTANCE AND MARKET DEMAND. The success of the Company's operating strategies is subject to factors that are beyond the control of the Company and impossible to predict due, in part, to the limited history of paging services in Brazil. Consequently, the size of the Brazilian market for paging services, the rates of penetration of that market, the acceptance of paging by subscribers and commercial advertisers, the sensitivity of potential subscribers to the price of equipment and monthly fees, the extent and nature of the competitive environment and the immediate and long-term viability of paging services in Brazil are uncertain.

    DEPENDENCE ON PAGENET TECHNICAL SERVICES AND SUPPORT. The Company has entered into the Technical Services Agreement with PageNet for the provision of technical services and support. The initial term of the Technical Services Agreement is five years (through December 1, 2001). The term may be extended for successive three-year terms unless either party provides notice of termination at least one year prior to expiration. PageNet may, however, terminate the agreement (a) six months after it ceases to beneficially own five percent of the shares of Common Stock of the Company (the "Common Stock") on a fully diluted basis or (b) if any person other than Warburg Pincus owns 50% or more of the Common Stock on a fully diluted basis. The license to use the PageNet name in Brazil will survive any termination of the Technical Services Agreement absent a breach by the Company of its obligations thereunder or if Brazilian governmental action requires a termination of the license. If PageNet were to fail to perform its obligations thereunder or the Technical Services Agreement were terminated or expired without renewal, there can be no assurance that the Company would find another provider of such services and support, which could have a material adverse effect on the Company's results of operations and financial condition. See "Certain Transactions--Formation Transactions."

    REGULATION AND OWNERSHIP OF LICENSES. Substantially all of the Company's business activities are regulated by the Brazilian Ministry of Communications (the "Ministry of Communications"). Such regulation relates to the licensing of paging services, the construction of paging infrastructure and foreign investment in paging license holders, among other things. Changes in these regulations or in the interpretation of existing regulations and the authorization of competing technologies on an advantageous basis may materially adversely affect the Company. Under applicable provisions of Brazilian law currently in effect, a license to operate a paging system in Brazil may not be transferred for a period of three years following the date on which such license is built out by its initial license holder and without prior approval of the Ministry of Communications. Applicable paging regulations allow license holders to enter into mutual operating agreements which permit third parties to resell paging services. The licenses pursuant to which the Company will conduct its business are held by certain license holders (the "Licenseholders") and the Company has entered into operating agreements with the Licenseholders. The Company also has entered into transfer agreements with the Licenseholders for the transfer of the licenses to the Company after such three-year period subject to necessary approvals or such earlier date as permissible by the Ministry of Communications. There also can be no assurance that the Ministry of Communications will approve the transfer of the licenses upon the expiration of the three-year period during which such transfer is prohibited. See "Certain Transactions--Formation Transactions."

    The agreements with the Licenseholders are also subject to the risk that the Licenseholders may undergo bankruptcy or "concordata" proceedings which may result in the rejection or termination of the operating agreements. Further, there is a risk that acts or omissions by a Licenseholder could result in the revocation of its paging license or the unavailability of such license to the Company. While certain covenants have been included in the operating agreements to limit such risk, there can be no assurance that such covenants will not be violated or rendered ineffective. See "Certain Transactions--Formation Transactions."

    In addition, the Company's ability to use paging licenses, to cause them to be renewed when they expire and to secure the use of new licenses in the future is essential to the Company's operations. However, these licenses are granted by the Ministry of Communications, and there can be no assurance that this governmental agency will not seek to unilaterally limit, revoke or otherwise adversely modify the terms of these licenses or the Company's ability to use such licenses in the future, any of which could have a material adverse effect on the Company; and in such event the Company may have limited or no legal recourse. Furthermore, there can be no assurance that renewals of these licenses will be granted or, if renewed, that the renewal terms will not be on substantially less favorable terms, any of which could have a material adverse effect on the Company. See "Business--Government Regulation."

    DEPENDENCE ON KEY PERSONNEL. The success of the Company and its growth strategy depends in large part on the ability of the Company to attract and retain key management, marketing and operating personnel and, in particular the Company's current President and Vice President of Operations. There can be no assurance the Company will continue to attract and retain the qualified personnel needed for its business. The failure of the Company to retain the services of such officers and other key personnel could have a material adverse effect on the Company's results of operations and financial condition. The Company has entered into employment agreements, containing non-competition and non-solicitation provisions, with its President and Vice President of Operations. The Company believes that its future success will depend, in part, on its ability to attract and retain highly talented managerial personnel. There can be no assurance that it will be able to attract and retain the personnel it requires on acceptable terms. See "Management--Employment Agreements."

    DEPENDENCE ON SATELLITES. The Company's business is dependent upon the operation of satellites by third parties. In order to service its paging business, the Company utilizes BrasilSat One, a Brazilian satellite, under a five-year contract with Embratel Sistema Telebras, the Brazilian state-owned satellite and long distance telephone company. Although the Company has not experienced nor does it expect to experience any significant disruption of its transmissions, satellites are subject to significant risks that may prevent or impair proper commercial operations, including satellite defects, destruction and damage, incorrect orbital placement and transmission interference from various causes, including poor weather. See "Business--Paging Systems Equipment."

    COMPETITIVE INDUSTRY. The wireless communications industry in Brazil has been and is expected to be highly competitive. The Company competes with providers of paging services utilizing 35 MHz band and 931 MHz band delivery systems and any new wireless telecommunications technology systems which may be introduced, as well as telephone and cellular services generally. A number of the Company's potential competitors have greater experience in the Brazilian paging industry than the Company and certain of its competitors may have access to significant debt or equity capital to pursue aggressive business plans. The Company presently expects that it will compete with, among others, paging networks operated by Vicom Servicos de Radiochamada Ltda. ("Teletrim"), Mobitel S.A. Telecomunicacoes ("Mobitel"), Promptel e Comunicacoes S.A. ("Conectel"), Ino Servicos Especializados de Telecomunicacoes Ltda. ("Powernet"), a company partially owned by Motorola International Development Corporation, and Intelco S.A. ("Intelco"). In addition, future technological advances in the telecommunications industry could create new services or products competitive with the paging services currently provided by the Company. There can be no assurance that the Company would not be adversely affected by such new services or products. See "Business--Competition."

    INVESTMENT COMPANY ACT OF 1940. The Investment Company Act of 1940, as amended, subjects "investment companies" to registration and regulation. Generally, an investment company is an issuer that is or is deemed to be primarily engaged in the business of investing, reinvesting or trading in certain securities. The Company intends to invest the net proceeds of the offering of the Old Notes (after acquiring the Pledged Securities) in cash equivalents pending utilization as set forth in "Use of Proceeds." The Company will invest the net proceeds of the Offering in such a manner as will cause it not to be an "investment company" for purposes of the Investment Company Act of 1940.

    In addition, as Holding LLC's sole business is to hold Common Stock of the Company and certain cash assets, under certain circumstances Holding LLC might be deemed to be an investment company subject to registration and regulation by reason of its activities. Holding LLC has been advised by its counsel that so long as the Company is a "majority-owned subsidiary" (as defined under the Investment Company Act of 1940) of Holding LLC, Holding LLC will not be deemed to be an investment company. The Company has agreed not to become an "investment company" in the Indenture and Holding LLC has agreed not to become an investment company in certain agreements to which it is a party. However, due to actions beyond the control of the Company and Holding LLC, there can be no assurance that the Company or Holding LLC will not be deemed to be an investment company in the future. Potential investors in the New Notes should consult with their own legal advisors with respect to the consequences, if any, to them as a result of acquiring or holding such New Notes if either the Company or Holding LLC were deemed to be an investment company, or a company owned or controlled by an investment company.

    FORWARD-LOOKING INFORMATION MAY PROVE INACCURATE. This Prospectus contains certain forward-looking statements and information relating to the Company that are based on the beliefs of the Company's management as well as assumptions made by and information currently available to the Company's management. When used in this Prospectus, the words "anticipate," "believe," "estimate" and "expect" and similar expressions, as they relate to the Company or the Company's management, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions, including the risk factors described in this Prospectus. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected. The Company does not intend to update these forward-looking statements.

    ABSENCE OF PUBLIC MARKET. There is no existing trading market for the New Notes and there can be no assurance regarding the future development of a market for the New Notes, the ability of holders of any of the New Notes to sell such New Notes or the price at which such holders may be able to sell their New Notes. If such a market were to develop, the New Notes could trade at prices that may be higher or lower than the initial offering price depending on many factors, including prevailing interest rates, the Company's operating results, the market for similar New Notes and general macroeconomic and market conditions in Brazil. The Company does not presently intend to apply for listing of any of the New Notes on any national Securities exchange or on the NASDAQ system.

                                  THE COMPANY

    The Company is a corporation (SOCIEDADE ANONIMA) organized in December 1996 under the laws of Brazil. The Company's predecessor was formed in April 1996 by Warburg Pincus and members of the Company's senior management. The Company's principal executive offices are located at Rua Alexandre Dumas, 1,711, Chacara Santo Antonio, Sao Paulo, 04717-004, Brazil, and its telephone number is 011-55-11-538-3800.

    Holding LLC is a limited liability company organized in March 1997 under the laws of Delaware. Holding LLC's principal executive offices are located at c/o Warburg, Pincus Ventures, L.P., 466 Lexington Avenue, New York, New York 10017. Holding LLC's sole assets will be Common Stock of the Company and cash which will be used to fund expenses of Holding LLC. See "Certain Transactions--Restructuring Transactions."

    The following chart sets forth the Company's ownership structure:

                                   [GRAPHIC]

------------------------

(1) Includes subscription bonds of PageNet NV, TVA and Multiponto, which are currently exercisable. Does not include approximately 1.72% of Common Stock held by management.

                                USE OF PROCEEDS

    The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. In consideration for issuing the New Notes as described in this Prospectus, the Company will receive in exchange Old Notes in like principal amount, the terms of which are identical in all material respects to those of the New Notes, except that the New Notes have been registered under the Securities Act and are issued free of any covenant regarding transfer restrictions. The Old Notes surrendered in exchange for the New Notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the New Notes will not result in any change in the indebtedness of the Company.

    The net proceeds received by the Company from the sale of the Old Notes were approximately US$120.0 million. Of these net proceeds, approximately US$46 million were used to purchase the Pledged Securities. The scheduled interest and principal payments on Pledged Securities will be in an amount sufficient to provide for payment in full when due of the first six scheduled interest payments (exclusive of any Additional Amounts or Additional Interest which may become payable) on the Notes through June 6, 2000.

    The Company intends to use the net proceeds (after purchasing the Pledged Securities), together with the cash expected to be on hand as of June 6, 1997 of approximately US$9 million, primarily to fund operating losses, capital expenditures and working capital needs in the development and operations of the Initial Markets. Capital expenditures will include the purchase of pagers for leasing, transmitters and other equipment and additional licenses in the Initial Markets. The remaining proceeds are expected to be used for working capital and general corporate purposes in the Initial Markets and, to the extent available, for the buildout of the Expansion Markets. The Company believes that the net proceeds, together with the cash on hand, will be sufficient to fund the buildout of the Initial Markets.

    The Pledged Securities have been pledged as security for payment of interest and, under certain circumstances, repayment of principal of, the Notes. See "Description of the Notes--Escrow Account." The Trustee holds the Pledged Securities pursuant to a Pledge Agreement pending disbursement.

    Because of the number of factors that will determine when and how the Company funds its capital expenditures and operations, management will retain a significant amount of discretion over the application of the net proceeds of the sale of the Old Notes. Pending application of the available net proceeds, the Company will invest these net proceeds (exclusive of the Escrow Account) in cash equivalents.

                               EXCHANGE RATE DATA

    There are two legal foreign exchange markets in Brazil: the Commercial Market and the Floating Market. The Commercial Market is reserved primarily for foreign trade transactions and transactions that generally require prior approval from Brazilian monetary authorities, including the purchase and sale of registered investments by foreign persons and related remittances of funds abroad. Purchases of foreign exchange in the Commercial Market may be carried out only through a financial institution in Brazil authorized to buy and sell currency in that market. The "Commercial Market Rate" is the commercial selling rate for Brazilian currency into U.S. dollars, as reported by the Central Bank. The "Floating Market Rate" generally applies to transactions to which the Commercial Market Rate does not apply. Prior to the implementation of the Real Plan, the Commercial Market Rate and the Floating Market Rate differed significantly at times. Since the introduction of the REAL, the two rates have not differed significantly, although there can be no assurance that there will not be significant differences between the two rates in the future. Both the Commercial Market Rate and the Floating Market Rate are reported by the Central Bank on a daily basis.

    Both the Commercial Market Rate and the Floating Market Rate are freely negotiated but are strongly influenced by the Central Bank, which typically intervened in the Commercial Market, prior to the implementation of the Real Plan, in order to control fluctuations and to regulate disparities between the Commercial Market Rate and the Floating Market Rate. After implementation of the Real Plan, the Central Bank allowed the REAL to float with minimal intervention. However, as described below, on March 6, 1995, the Central Bank announced its intention to intervene in the foreign exchange markets and has subsequently intervened in the markets and taken other actions affecting such markets.

    On August 1, 1993, the CRUZEIRO REAL replaced the CRUZEIRO as the unit of Brazilian currency, with each CRUZEIRO REAL being equal to 1,000 CRUZEIROS. Beginning in 1994, the Brazilian Government began implementation of the Real Plan. On July 1, 1994, the REAL replaced the CRUZEIRO REAL as the unit of Brazilian currency, with each REAL being equal to 2,750 CRUZEIROS REAIS and having an exchange rate of R$1.00 to US$1.00. According to Brazilian law, the issuance of REAIS is controlled by quantitative limits backed by a corresponding amount of U.S. dollars in reserves, but the Brazilian Government subsequently expanded those quantitative limits and allowed the REAL to float, with parity between the REAL and the U.S. dollar (R$1.00 to US$1.00) as a ceiling.

    On March 6, 1995, the Central Bank announced that it would intervene in the market and buy or sell U.S. dollars, establishing a band (FAIXA DE FLUTUACAO) in which the exchange rate between the REAL and the U.S. dollar could fluctuate. The Central Bank initially set the band with a floor of R$0.86 per US$1.00 and a ceiling of R$0.90 per US$1.00 and provided that, from and after May 2, 1995, the band would fluctuate between R$0.86 and R$0.98 per US$1.00. Shortly thereafter, the Central Bank issued a new directive providing that the band would be between R$0.88 and R$0.93 per US$1.00. On June 22, 1995, the Central Bank issued another directive providing that the band would be between R$0.91 and R$0.99 per US$1.00 and subsequently reset the band on January 30, 1996 to between R$0.97 and R$1.06 per US$1.00. There can be no assurance that the band will not be altered in the future. See "Risk Factors--Factors Relating to Brazil--Economic Uncertainty; Effects of Exchange Rate Fluctuations" and "--Factors Relating to Brazil--Controls and Restrictions on U.S. Dollar Remittances." On June 7, 1996, the Commercial Market rate as reported by the Central Bank was R$0.99910 per US$1.00. On February 18, 1997, the Central Bank again reset the band to between R$1.05 and R$1.14 per US$1.00.

    The following table sets forth the Commercial Market Rate for U.S. dollars for the periods and dates indicated. Amounts are expressed in REAIS and have been translated from the predecessor currencies in effect during the relevant period at the rates of exchange at the time the successor currency took effect.

                                                                          EXCHANGE RATES PER US$1.00(1)
                                                                 -----------------------------------------------
PERIOD                                                              LOW         HIGH     AVERAGE(2)  PERIOD-END
---------------------------------------------------------------  ----------  ----------  ----------  -----------
1990...........................................................    0.000004    0.000062    0.000025    0.000062
1991...........................................................    0.000062    0.000389    0.000149    0.000389
1992...........................................................    0.000393    0.004505    0.001655    0.004505
1993...........................................................    0.004557    0.118584    0.032809    0.118584
1994...........................................................    0.120444    0.940000    0.645000    0.846000
1995...........................................................    0.834000    0.972600    0.917742    0.972500
1996...........................................................    0.971800    1.041400    1.004000    1.039100
1997 (through May 28)..........................................    1.039500    1.073100    1.055344    1.073100

------------------------

(1) The information set forth above is based on information published by the Central Bank. The Federal Reserve Bank of New York does not publish a noon-buying rate for REAIS.

(2)  Weighted average of the exchange rates on business days for the period.

    Brazilian law provides that whenever there is a material imbalance, or a serious risk of a material imbalance, in Brazil's balance of payments, the Brazilian Government may, for a limited period of time, impose restrictions on the remittance to foreign investors of the proceeds of their investments in Brazil, as it did for approximately six months in 1989 and early 1990, as well as on the conversion of the Brazilian currency into foreign currencies.

    The Brazilian Government currently restricts the ability of Brazilian or foreign persons or entities to convert Brazilian currency into U.S. dollars or other currencies other than in connection with certain authorized transactions. The Central Bank has authorized the issuance of the Notes and, although there can be no assurance, is expected, in due course, after the Closing Date, to issue a certificate of registration authorizing each of the scheduled payments of principal of, premium on, and interest on the Notes or for payments of principal of, premium on and interest on the Notes upon any early redemption of the Notes at the option of a holder of Notes. However, consent from the Central Bank is needed for the payment of principal of, premium, if any, on and interest on the Notes upon acceleration of the Notes following an Event of Default or for certain late payments of the Notes (I.E., payments made 181 days or more after a scheduled payment date). In addition, consent from the Central Bank is needed for (i) payments in respect of the Notes upon redemption by the Company in the event of certain changes in Brazilian law relating to tax withholding, as described under "Description of the Notes--Redemption--Redemption for Changes in Withholding Taxes," (ii) payments in respect of the Notes in the event of redemption of the Notes by the Company, as described under "Description of the Notes--Redemption--Optional Redemption by the Company," (iii) payments in respect of the Notes in the event of an Asset Sale Offer, as described under "Description of the Notes--Certain Covenants--Disposition of Proceeds of Asset Sales," and (iv) payments in respect of the Notes in the event of a Change of Control Offer, as described under "Description of the Notes--Redemption--Mandatory Redemption--Offers to Purchase upon Change of Control and Certain Asset Sales." There can be no assurance that any required consent from the Central Bank will be obtained.

    There can be no assurance that the Brazilian Government will not in the future impose more restrictive foreign exchange regulations that would have the effect of eliminating or restricting the Company's access to foreign currency that would be required to meet its foreign currency obligations, including the Notes. The likelihood of the imposition of such restrictions by the Brazilian Government may be affected by, among other factors, the extent of Brazil's foreign currency reserves, the availability of sufficient foreign currency on the date a payment is due, the size of Brazil's debt service burden relative to the economy as a whole, Brazil's policy toward the International Monetary Fund and political constraints to which Brazil may be subject.

                                 CAPITALIZATION

    The following table sets forth the cash and cash equivalents and capitalization of the Company at March 31, 1997 (i) on an actual basis and (ii) as adjusted to give effect to the sale of an additional 8,700 shares of redeemable preferred stock and a Common Stock split of approximately 40.75 for 1 (the "Common Stock Split"), upon consummation of the sale of the Old Notes and the concurrent issuance of 125,000 shares of Common Stock (the "Equity Issuance") and the use of a portion of the net proceeds therefrom to purchase the Pledged Securities. This table should be read in conjunction with the Financial Statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                                             AS OF MARCH 31, 1997
                                                                                            ----------------------
                                                                                             ACTUAL    AS ADJUSTED
                                                                                            ---------  -----------
                                                                                               (U.S. DOLLARS IN
                                                                                                  THOUSANDS)
Cash and cash equivalents.................................................................  $   3,302   $  86,002
Pledged Securities........................................................................     --          46,000
                                                                                            ---------  -----------
                                                                                            ---------  -----------
Long-term debt:
  Notes offered hereby....................................................................  $      --   $ 125,000
                                                                                            ---------  -----------
      Total long-term debt................................................................     --         125,000
                                                                                            ---------  -----------
Redeemable preferred stock, no par value, authorized 63,000; actual issued and outstanding
  21,300, as adjusted 30,000(1)(2)........................................................     21,939      30,639
                                                                                            ---------  -----------
Shareholders' equity (deficit):
  Common Stock, no par value, authorized 50,000 and 2,037,387, as adjusted
    issued and outstanding 30,760 and 1,378,401, as adjusted(2)(3)........................         31          31(4)
  Accumulated deficit.....................................................................     (9,009)     (9,009)
                                                                                            ---------  -----------
      Total shareholders' equity (deficit)................................................     (8,978)     (8,978)
                                                                                            ---------  -----------
          Total capitalization............................................................  $  12,961   $ 146,661
                                                                                            ---------  -----------
                                                                                            ---------  -----------

------------------------

(1) The redeemable preferred stock has an accruing dividend with an effective annual rate of 12% compounding quarterly for the first five years from its issuance. On the fifth anniversary of its issuance, the dividend increases to an effective annual rate of 14% compounding quarterly. On the sixth anniversary of its issuance, all previously accrued dividends will be paid in kind. The annual dividend rate will increase to 16% in the seventh year, 18% in the eighth year, and 20% in the ninth and tenth years. After the sixth anniversary, subject to the covenants contained in the Indenture, all dividends will be payable in cash. The Company is required, subject to the terms of the Indenture, to redeem the redeemable preferred stock at US$1,000 per share plus accrued and unpaid dividends on the tenth anniversary of its issuance. In the event no cash dividends are paid on the redeemable preferred stock, the aggregate redemption price would be US$108.2 million in year ten.

(2) Redeemable preferred stock includes accrued dividends of US$639,000.

(3) Excludes 9,996 (407,314, as adjusted) shares of Common Stock reserved for issuance to certain shareholders under subscription bonds outstanding at an exercise price of US$1.00 per share (US$.025 per share, as adjusted).

(4) The shares of Common Stock issued in the Equity Issuance will have a nominal value.

                            SELECTED FINANCIAL DATA

    The selected financial information for the Company set forth below for the period ended December 31, 1996 have been derived from the Consolidated Financial Statements of the Company, which have been audited by Ernst & Young, Auditores Independentes S.C. The selected financial information for the Company for the three months ended March 31, 1997 have been derived from the unaudited Consolidated Financial Statements of the Company. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements of the Company included elsewhere in this Prospectus. The Financial Statements have been prepared in accordance with U.S. GAAP. The Company was a development stage company in 1996. The Company began earning revenue from operations in March 1997 and, therefore, is no longer a development stage company.

                                                                             INCEPTION TO     THREE MONTHS ENDED
                                                                           DECEMBER 31, 1996    MARCH 31, 1997
                                                                           -----------------  -------------------
                                                                                (U.S. DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Net revenue............................................................            $--                 $42
  Operating costs and expenses:
    Cost of sales........................................................             --                  18
    Selling, general and administrative..................................          4,962               3,461
                                                                                  ------              ------
  Operating loss.........................................................          4,962               3,437
  Other income (expense).................................................             57                 (28)
                                                                                  ------              ------
  Net loss...............................................................         $4,905              $3,465
                                                                                  ------              ------
                                                                                  ------              ------
  Ratio of earnings to fixed charges (1).................................             --                  --

                                                                                                MARCH 31, 1997
                                                                                            ----------------------
                                                                                                           AS
                                                                                             ACTUAL    ADJUSTED(2)
                                                                                            ---------  -----------
                                                                                               (U.S. DOLLARS IN
                                                                                                  THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents...............................................................  $   3,302   $  86,002
  Pledged Securities......................................................................         --      46,000
  Working capital.........................................................................      6,213     104,913
  Fixed assets, net.......................................................................      6,748       6,748
  Total assets............................................................................     13,848      13,848
  Total debt..............................................................................         --     125,000
  Redeemable preferred stock..............................................................     21,939      30,639
  Shareholders' equity (deficit)..........................................................  $  (8,978)  $  (8,978)

------------------------

(1) For the period from inception to December 31, 1996 and the three months ended March 31, 1997 earnings were insufficent to cover fixed charges by $4,905,000 and $3,465,000, respectively.

(2) As adjusted to give effect to the collection of receivables for the sale of stock prior to the sale of the Old Notes, the sale of an additional 8,700 shares of redeemable preferred stock upon consummation of the sale of the Old Notes and the Equity Issuance and the use of a portion of the net proceeds to purchase the Pledged Securities. See "Use of Proceeds."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, INCLUDED ELSEWHERE IN THIS PROSPECTUS, AND IN CONJUNCTION WITH THE DISCUSSION OF THE METHOD OF PRESENTATION OF FINANCIAL INFORMATION UNDER "SELECTED FINANCIAL DATA." AS A NEW BUSINESS, THE COMPANY IS SUBJECT TO ALL OF THE SUBSTANTIAL RISKS INHERENT IN THE COMMENCEMENT OF A NEW BUSINESS ENTERPRISE WITH NEW MANAGEMENT. ALTHOUGH THE COMPANY BEGAN GENERATING REVENUES IN MARCH 1997, THERE CAN BE NO ASSURANCE THAT THE COMPANY WILL BE PROFITABLE. ADDITIONALLY, THE COMPANY HAS A LIMITED BUSINESS HISTORY THAT INVESTORS CAN ANALYZE TO AID THEM IN MAKING AN INFORMED JUDGMENT AS TO THE MERITS OF AN INVESTMENT IN THE COMPANY.

OVERVIEW

    The Company commenced the buildout of its paging service in May 1996 and began offering paging service in Sao Paulo in January 1997. The Company has also substantially completed the buildout of its paging system in Rio de Janeiro, where the Company expects to begin offering paging service in the first quarter of 1998, and has installed transmitters in eight additional cities in Brazil.

    Revenues are expected to increase as the Company adds subscribers and receives monthly fees from a growing subscriber base. As the Company continues to develop systems, positive EBITDA(1) from more developed systems is expected to be offset partially or completely by corporate overhead, negative EBITDA from less developed systems and from development costs associated with establishing new systems. This trend is expected to continue until the Company has a sufficiently large subscriber base to absorb operating and development costs of new systems or no longer develops or invests in new systems.

    The Company both leases and sells pagers to customers. Average monthly revenue and customer acquisition costs differ depending on whether the customer leases or purchases the pager.

    LEASED PAGER CUSTOMERS. In addition to the initial capital investment, each new subscriber requires an incremental investment which will vary based on the type of product and service purchased. In the Sao Paulo market, for example, the Company expects the acquisition cost for a customer who leases a pager to consist primarily of the cost of the pager, the cost of terminal capacity, certain other equipment and supplies, marketing and selling costs. The Company capitalizes pager costs and depreciates these costs over 2 1/2 years. The Company expenses marketing and selling costs. The Company does not anticipate charging its subscribers a service initiation fee, although it may decide to charge such a fee in the future in certain markets. Monthly revenue per subscriber is expected to be approximately US$40 on average in 1997 (which includes the monthly leasing charge), and is expected to fall moderately over time.

    PURCHASED PAGER CUSTOMERS. In the Sao Paulo market, the Company expects the acquisition cost for a customer who purchases a pager to consist primarily of the cost of terminal capacity, certain other equipment and supplies, marketing and selling costs. The Company expenses the cost of the pager, marketing and selling costs. Monthly revenue per subscriber is expected to be approximately US$28 on average in 1997 and is expected to fall moderately over time.

------------------------

(1) EBITDA is defined as operating income (loss) plus depreciation, amortization and non-cash charges. EBITDA is a commonly used measure of performance in the paging industry. While EBITDA should not be construed as a substitute for operating income (loss) or a better measure of liquidity than cash flow from operating activities, each of which is determined in accordance with U.S. GAAP, it is included herein to provide additional information regarding the ability of the Company to meet its capital expenditures, working capital requirements and any future debt service. EBITDA, however, is not necessarily a measure of the Company's ability to fund its cash needs, because it does not include capital expenditures, which the Company expects to continue to be significant.

    The Company's operating revenues consist primarily of monthly fees paid by subscribers for paging service and leasing costs. System operating expenses include a portion of costs of compensation and benefits for the Company's employees, transmitter site rentals, telephone line costs, pager costs, transmission costs, vehicle rental costs, repair and maintenance expenditures and service call costs. Depreciation and amortization expenses consist primarily of depreciation of leased pagers, transmitters, paging terminals, telephone lines and cost of network installation.

    The development of a new system requires significant expenditures, a substantial portion of which are incurred before the realization of revenues. These expenditures, together with the associated early operating expenses, result in negative cash flow until an adequate revenue generating subscriber base is established. As the subscriber base increases, revenues, as well as some costs, generally increase while other costs remain constant or increase at proportionately lower levels. Accordingly, although costs increase in the aggregate as the subscriber base grows, the average costs per subscriber generally decrease and operating margins generally increase.

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 1997

    During the three months ended March 31, 1997, the Company began to market its paging services in Sao Paulo. During such three-month period, the Company generated US$42,106 in operating revenues, had cost of sales of US$18,128 and incurred selling and general administrative expenses of US$3,460,810 in connection with the marketing of its services and the continued buildout of its paging network. These expenses consisted primarily of payroll expenses, professional fees, advertising expenses and rent.

    The Company earned interest income in the three months ended March 31, 1997 of US$205,143 and had exchange translation losses of US$233,634.

    As a result, the Company incurred a net loss in the three month period ended March 31, 1997 of US$3,465,323. The loss is primarily attributable to the expenses incurred during the period in connection with the continued development of the Company's business.

PERIOD FROM INCEPTION THROUGH DECEMBER 31, 1996

    During the period from inception through December 31, 1996, the Company did not generate any operating revenues. The Company incurred expenses of US$4,961,639 in connection with the commencement of operations and the buildout of its service. These expenses primarily consisted of payroll expenses, professional fees and rent.

    The Company earned interest income in such period of US$117,210 and had exchange and translation losses of US$60,179.

    As a result, the Company incurred a net loss in such period of US$4,904,608. This loss is primarily attributable to the expenses incurred during the period in connection with the development of the Company's business.

LIQUIDITY AND CAPITAL RESOURCES

    The Company's operations and expansion into new markets and products lines will require substantial capital investment for the development and installation of paging systems and for the procurement of pagers and paging equipment.

    The Company commenced the buildout of systems for its paging services in May 1996 and plans to substantially complete the buildout of the Initial Markets by the first quarter of 1998 and the Expansion

Markets by the first quarter of 1999. As of June 6, 1997, the Company has (1) completed the buildout of its Sao Paulo system, which is currently serving approximately 3,500 subscribers, (2) installed transmitters in the Existing Coverage Area, including Rio de Janeiro, where the system buildout is substantially complete, and (3) hired the personnel and infrastructure necessary to support the Company's Sao Paulo operations. The Company expects that the available net proceeds of the Offering of the Old Notes, together with cash on hand, will be sufficient to complete the planned buildout of the Initial Markets and that it will need to secure additional financing to complete the planned buildout of the Expansion Markets. See "Use of Proceeds."

    The principal capital expenditure requirements to construct a paging system involve the acquisition of pagers for leasing and the acquisition and installation of transmission facilities, both of which are directly related to the demand for paging service. Additional capital is required to fund operating losses incurred during the initial stages of constructing and rolling out services. The Company currently anticipates that its cash requirements (comprised of capital expenditures, working capital requirements, debt service requirements and anticipated operating losses) from inception in May 1996 through December 2000, will be approximately US$150 million, including approximately US$100 million in capital expenditures, of which approximately US$55 million is attributable to the purchase of pagers for leasing. The Company estimates that, of the US$150 million, approximately US$80 million will be required to fund the capital requirements for the Initial Markets through 2000. The actual amounts required by the Company will vary based upon the time and success of the Company's rollout of services in its markets as well as the mix between leased and purchased pagers. If demand for the Company's services is less than expected, the Company should be able to reduce certain costs that are to a large extent demand driven and/or delay the rollout of its services in the Expansion Markets.

    The Company also from time to time may selectively pursue the acquisition of existing paging systems, although it currently has no pending acquisitions. The Company may implement alternative technologies in the future. If such new systems are launched, acquisitions are consummated or alternative technologies implemented, substantial additional funds may be required. The Company intends to fund such future cash requirements through the issuance of additional debt and/or equity capital, joint ventures or other arrangements. There can be no assurance that the Company will be able to obtain such debt or equity capital on satisfactory terms, or at all, to meet its future financing needs.

    The Company has raised approximately US$155 million from issuance of the Company's redeemable preferred stock and the Old Notes. While the Company believes that the available portion of these funds will be sufficient for the planned development of the Initial Markets, there can be no assurance that operating losses will not exceed expectations or that unanticipated expenditures will not be necessary or desirable. In addition, commencing in December 2002, subject to restrictions on the Company's ability to pay dividends contained in the Indenture, dividends on the Company's Preferred Stock will be payable quarterly in cash out of earnings and profits of the Company. The Company's liquidity may also be adversely affected by statutory minimum dividend requirements that require the distribution of 25% of net income of a company, as determined under applicable Brazilian law. Moreover, if growth exceeds expectations, additional funds may be required to finance the Company's expansion. The Company will also require additional financing to buildout and commence services in the Expansion Markets. The Company has no committed sources of financing and there can be no assurance that additional financing will be available to the Company on acceptable terms when required. If adequate sources of additional financing are not available, the Company may be forced to delay, scale back or eliminate any portion of its plans. See "Risk Factors--Risk Factors Relating to the Company and the Offering--Need for Additional Financing and Liquidity."

    The Company has used approximately US$46 million of the net proceeds to purchase a portfolio of securities, to be held in the United States, consisting of U.S. Government Securities, that are pledged as security sufficient to cover the first six payments of interest on the Notes through June 6, 2000 and, under certain circumstances, as security for repayment of principal of the Notes. See "Use of Proceeds."

INFLATION AND EXCHANGE RATES

    Inflation and exchange rate variations may have substantial effects on the Company's results of operations and financial condition. In periods of inflation, many of the Company's expenses will tend to increase. Generally, in periods of inflation, a company is able to raise its prices to offset the rise in its expenses and may set its prices without government regulation. However, under Brazilian law designed to reduce inflation, the rates which the Company may charge to a particular subscriber may not be increased until the next anniversary of the subscriber's initial subscription date. Thus, the Company is less able to offset expense increases with revenue increases.

    Generally, the effects of inflation in Brazil have been offset in part by devaluation of the Brazilian currency relative to the U.S. dollar. Devaluation of the REAL may also have an adverse effect on the Company. The Company collects substantially all of its revenues in REAIS, but pays certain of its expenses, including interest on the Notes and a significant portion of its equipment costs, in U.S. dollars. To the extent the REAL depreciates at a rate greater than the rate at which the Company raises prices, the value of the Company's revenues (as expressed in U.S. dollars) may be adversely affected. This effect on the Company's revenues may negatively impact the Company's ability to fund U.S. dollar-based expenditures. The Company may experience economic loss with respect to its investments and fluctuations in its reported results of operations solely as a result of currency rate fluctuations, which may have a material adverse effect on the Company's financial condition. The Company intends to explore various alternatives that may be available to hedge exchange rate risks, although there can be no assurance that any such alternatives will be available on terms acceptable to the Company. Accordingly, devaluation of the REAL may have a material adverse effect on the Company's results of operations and financial condition.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

    In connection with the sale of the Old Notes, the Company entered into the Notes Registration Rights Agreement with the Initial Purchasers, pursuant to which the Company agreed to use its best efforts to file with the Commission a registration statement with respect to the exchange of the Old Notes for a series of registered debt securities with terms identical in all material respects to the terms of the Old Notes, except that the New Notes are issued free from any covenant regarding transfer restrictions, and except that if the Exchange Offer is not consummated by November 3, 1997, the interest rate borne by the Old Notes will increase by 0.50% per annum for the first 90-day period following November 3, 1997 and will increase by an additional 0.50% per annum with respect to each subsequent 45-day period up to a maximum amount of 2.00% per annum.

    The Company is making the Exchange Offer in reliance on the position of the staff of the Commission as set forth in certain no-action letters addressed to other parties in other transactions. However, the Company has not sought its own no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Based upon these interpretations by the staff of the Commission, the Company believes that New Notes issued pursuant to this Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof other than (i) a broker-dealer who purchased such Old Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" (as defined in Rule 405 of the Securities Act) of the Company without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in the distribution of such New Notes. Holders of Old Notes accepting the Exchange Offer will represent to the Company in the Letter of Transmittal that such conditions have been met. Any holder who participates in the Exchange Offer for the purpose of participating in a distribution of the New Notes may not rely on the position of the staff of the Commission as set forth in these no-action letters and would have to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. A secondary resale transaction in the United States by a holder who is using the Exchange Offer to participate in the distribution of New Notes must be covered by a registration statement containing the selling securityholder information required by Item 507 of Regulation S-K of the Securities Act.

    Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Old Notes as a result of market-making activities or other trading activities and will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Letter of Transmittal states that by acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus available to broker-dealers for use in connection with any such resale. See "Plan of Distribution."

    Except as aforesaid, this Prospectus may not be used for an offer to resell, resale or other retransfer of New Notes.

    The Exchange Offer is not being made to, nor will the Company accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

TERMS OF THE EXCHANGE

    Upon the terms and subject to the conditions of the Exchange Offer, the Company will, unless such Old Notes are withdrawn in accordance with the withdrawal rights specified in "--Withdrawal of Tenders" below, accept any and all Old Notes validly tendered prior to 5:00 p.m., New York City time, on the Expiration Date. The date of acceptance for exchange of the Old Notes, and consummation of the Exchange Offer, is the Exchange Date, which will be the first business day following the Expiration Date (unless extended as described herein). The Company will issue, on or promptly after the Exchange Date, an aggregate principal amount of up to US$125,000,000 of New Notes in exchange for a like principal amount of outstanding Old Notes tendered and accepted in connection with the Exchange Offer. The New Notes issued in connection with the Exchange Offer will be delivered on the earliest practicable date following the Exchange Date. Holders may tender some or all of their Old Notes in connection with the Exchange Offer. However, Old Notes may be tendered only in integral multiples of US$1,000.

    The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except that the New Notes have been registered under the Securities Act and are issued free from any covenant regarding transfer restrictions, and except that if the Exchange Offer is not consummated by November 3, 1997, the interest rate borne by the Old Notes will increase by 0.50% per annum for the first 90-day period following November 3, 1997 and will increase by an additional 0.50% per annum with respect to each subsequent 45-day period up to a maximum amount of 2.00% per annum. The New Notes will evidence the same debt as the Old Notes and will be issued under and be entitled to the same benefits under the Indenture as the Old Notes. As of the date of this Prospectus, US$125,000,000 aggregate principal amount of the Old Notes is outstanding.

    In connection with the issuance of the Old Notes, the Company arranged for the Old Notes originally purchased by qualified institutional buyers to be issued and transferable in book-entry form through the facilities of The Depository Trust Company ("DTC"), acting as depository. Except as described in "Book-Entry; Delivery and Form," the New Notes will be issued in the form of a global note registered in the name of DTC or its nominee and each holder's interest therein will be transferable in book-entry form through DTC. See "Book-Entry; Delivery and Form."

    Holders of Old Notes do not have any appraisal or dissenters' rights in connection with the Exchange Offer. Old Notes which are not tendered for exchange or are tendered but not accepted in connection with the Exchange Offer will remain outstanding and be entitled to the benefits of the Indenture, but will not be entitled to any registration rights under the Notes Registration Rights Agreement.

    The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the New Notes from the Company.

    If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

    Holders who tender Old Notes in connection with the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes in connection with the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

    The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
           , 1997, unless extended by the Company in its sold discretion, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

    The Company reserves the right, in its sole discretion (i) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer and to refuse to accept Old Notes not previously accepted, if any of the conditions set forth below under "--Conditions to the Exchange Offer" shall not have been satisfied and shall not have been waived by the Company (if permitted to be waived by the Company) and (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holder, if the Exchange Offer would otherwise expire during such five to ten business day period.

    If the Company determines to make a public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

INTEREST ON THE NEW NOTES

    The New Notes will bear interest at the rate of 13 1/2% per annum. Interest on the New Notes shall accrue from the last Interest Payment Date (June 6 or December 6) on which interest was paid on the Old Notes surrendered or, if no interest has been paid on the Old Notes, from June 6, 1996.

    Interest on the New Notes will be payable semiannually on June 6 and December 6 of each year, commencing on the first Interest Payment Date following the issuance thereof.

    Holders of Old Notes whose Old Notes are accepted for exchange will not receive interest on such Old Notes for any period subsequent to the last interest payment date to occur prior to the issue date of the New Notes, and will be deemed to have waived the right to receive any interest payment on the Old Notes accrued from and after such interest payment date.

CONDITIONS TO THE EXCHANGE OFFER

    Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or to exchange, any Old Notes for any New Notes, and may terminate or amend the Exchange Offer before the acceptance of any Old Notes for exchange if:

            (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency relating to the Exchange Offer which, in the Company's reasonable good faith judgment, would be expected to impair the ability of the Company to proceed with the Exchange Offer, or

            (b) any law, statute, rule or regulation is adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the Commission or its staff, which, in the Company's reasonable good faith judgment, would be expected to impair the ability of the Company to proceed with the Exchange Offer.

    If the Company determines in its reasonable good faith judgment that any of the foregoing conditions exist, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders who tendered such Old Notes to withdraw their tendered Old Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business days.

PROCEDURES FOR TENDERING

    Only a holder of record of Old Notes on            , 1997 may tender such
Old Notes in connection with the Exchange Offer. To tender in connection with the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes (unless such tender is being effected pursuant to the procedure for book-entry transfer described below) and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date.

    Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account in accordance with DTC's procedure for such transfer. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's Account at DTC, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the Exchange Agent at its addresses set forth under the caption "Exchange Agent," below, prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

    The tender by a holder of Old Notes will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

    The method of delivery of Old Notes and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure deliver to the Exchange Agent before the Expiration Date. No Letter of Transmittal or Old Notes should be sent to the Company. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the tenders for such holders.

    Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivery of such owner's Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

    Signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Payment Instructions" or "Special Delivery Instructions" on the Letter of Transmittal, or (ii) for the account of an Eligible

Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (an "Eligible Institution").

    If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed by such registered holder or accompanied by a properly completed bond power, in each case signed or endorsed in blank by such registered holder as such registered holder's name appears on such Old Notes.

    If the Letter of Transmittal or any Old Notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

    All questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes whose acceptance by the Company would, in the opinion of U.S. counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to any particular Old Notes either before or after the Expiration Date. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be accrued within such time as the Company shall determine. Although the Company intends to request the Exchange Agent to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent nor any other person shall have any duty or incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration date.

    In addition, the Company reserves the right, as set forth above under caption "--Conditions to the Exchange Offer," to terminate the Exchange Offer.

    By tendering, each holder represents to the Company that, among other things, the New Notes acquired in connection with the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, that neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes and that neither the holder nor any such other person is an "affiliate" (as defined in rule 405 under the Securities Act) of the Company. If the holder is a broker-dealer which will receive New Notes for its own account in exchange of Old Notes, it will acknowledge that it acquired such Old Notes as the result of market making activities or other trading activities and it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

GUARANTEED DELIVERY PROCEDURES

    Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, or (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the

Exchange Agent, or cannot complete the procedure for book-entry transfer, prior to the Expiration Date, may effect a tender of their Old Notes if:

            (a) the tender is made through an Eligible Institution;

            (b) Prior to the Expiration Date, the Exchange Agent received from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Deliver (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that with five business days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Old Notes to be tendered in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at DTC of Old Notes delivered electronically) and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

            (c) Such properly completed and executed Letter of Transmittal (or facsimile thereof) as well as the certificate(s) representing all tendered Old Notes in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at DTC of Old Notes delivered electronically) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five business days after the Expiration Date.

WITHDRAWAL OF TENDERS

    Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00p.m, New York City time, on the Expiration Date.

    To withdraw a tender of Old Notes in connection with the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person who deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee register the transfer of such Old Notes into the name of the person withdrawing the tender, and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not be have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly re-tendered. Any Old Notes which have been tendered but which are not accepted for exchange or which are withdrawn will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be re-tendered by following one of the procedures described above under the caption "-- Procedures for Tendering" at any time prior to the Expiration Date.

EXCHANGE AGENT

    The Chase Manhattan Bank has been appointed as Exchange Agent in connection with the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent, at its offices at 450 West 33rd Street, 15th Floor, New York New York 10001. The Exchange Agent's telephone number is (212) 946-3014 and facsimile number is (212) 946-8177.

FEES AND EXPENSES

    The Company will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offer.

    The Company will pay certain other expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the Trustee, accounting and certain legal fees.

    Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith. If, however, New Notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes in connection with the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendered holder.

ACCOUNTING TREATMENT

    The New Notes will be recorded at the same carrying value as the Old Notes as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company upon the consummation of the Exchange Offer. Any expenses of the Exchange Offer that are paid by the Company will be amortized by the Company over the term of the New Notes under generally accepted accounting principles.

CONSEQUENCES OF FAILURE TO PROPERLY TENDER OLD NOTES IN THE EXCHANGE

    Issuance of the New Notes in exchange for the Old Notes pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Old Notes desiring to tender such Old Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to tenders of Old Notes for exchange. Old Notes that are not tendered or that are tendered but not accepted by the Company for exchange, will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof under the Securities Act and, upon consummation of the Exchange Offer, certain registration rights under the Notes Registration Rights Agreement will terminate.

    In the event the Exchange Offer is consummated, the Company will not be required to register the Remaining Old Notes. Remaining Old Notes will continue to be subject to the following restrictions on transfer: (i) the Remaining Old Notes may be resold only if registered pursuant to the Securities Act, if any exemption from registration is available thereunder, or if neither such registration nor such exemption is required by law, and (ii) the Remaining Old Notes will bear a legend restricting transfer in the absence of registration or an exemption therefrom. The Company does not currently anticipate that it will register the Old Notes under the Securities Act. To the extent that Old Notes are tendered and accepted in connection with the Exchange Offer, any trading market for Remaining Old Notes could be adversely affected.

                                    INDUSTRY

OVERVIEW

    Paging provides a communications link to a paging service subscriber throughout the paging service area. Each transmission point is comprised of a radio transmitter which sits atop a building or tower and services the area within an approximate 25 mile radius from its location, depending upon signal power and the surrounding terrain. Typically, a series of transmitters are linked together and broadcast messages simultaneously (known as simulcasting) to cover a relatively large and densely populated region. Transmitters are also linked together to provide national coverage for a paging service subscriber. Generally, the cost of paging services to the subscriber increases as the area covered by such paging services increases.

    The paging service subscriber carries a pager which is a radio receiver tuned to a specific frequency and which only accepts messages sent out on that specific frequency based on a special frequency-unique code. An individual accesses a paging subscriber's pager by calling a paging terminal and leaving information. Once the information is left, the paging terminal encodes the information and sends it to each of the transmitters, which then, in turn and simultaneously, broadcast the information in the paging service area. Typically, a paging subscriber receives the information within less than one minute after the information is left with the paging terminal. Transmitters can be connected to the paging terminal by dedicated telephone lines, microwave links or satellites. The most sophisticated paging systems use satellites to link their transmitters. This allows for the easiest and most reliable transmission of messages. In a satellite-linked system, the information received by the paging terminal is encoded and sent via satellite to receivers which are attached to each of the transmitters in the service area. The receivers then transform the satellite signal into a signal that is simulcast in the service area for receipt by the paging unit.

    The type of information left by an individual and accepted by a pager is dependent on the type of service the subscriber has chosen. The "tone only" pager is one of the oldest and simplest types of service, allowing the sender to signal to the subscriber that there is a message waiting: the pager is equipped with a beeper that, when triggered, indicates that the subscriber must call a pre-determined telephone number, typically an answering service or the subscriber's office, to gain additional information. The "numeric" display pager is the most popular type of pager in the United States. A numeric pager allows a person to send a message consisting of up to 20 numeric characters (typically a telephone number), using a touch tone telephone, which is then displayed on the subscriber's pager. The "alphanumeric" pager currently provides the subscriber with the ability to receive and store the most information, allowing a person to send a textual message containing from 40 (which is typical) up to 1,990 characters, by calling a dispatch center or by using a computer to electronically transmit the message which is then displayed on the subscriber's pager. In many cases, the information-rich alphanumeric message eliminates the need to make another call or alters the timing of another call.

    Additional services may be combined with some of the above services for an additional cost to the subscriber including a customized greeting to the sender, voice mail attached to the pager which allows the sender to leave a voice message (which must be accessed by telephone), and an extended subscriber service area which allows a subscriber to be paged in a larger geographic area.

    Typically, a subscriber is assigned a unique telephone number identifying that subscriber to the paging terminal when a call is placed to his or her pager. However, in areas where access to direct dial telephone numbers are limited, paging companies have employed a personal identification number ("PIN") system whereby a sender calls a dispatch center and gives the operator the subscriber's PIN followed by the message. The transmission of messages through transmitters and the subsequent receipt of those messages by the pager has been accomplished by using a number of different paging protocols that allow messages to be broadcast at faster and faster speeds. Transmitter manufacturers have created technology that substantially increases transmission speed, which in turn increases frequency capacity. The most recent technological innovation, known as FLEX-Registered Trademark-, allows for the broadcast of messages at three times the speed and capacity of the traditional paging protocol.

THE UNITED STATES PAGING INDUSTRY

    The United States paging industry has been in existence since 1949 when the Federal Communications Commission allocated a group of radio frequencies for use in providing one-way and two-way types of mobile communications services. The industry grew slowly at first as the quality and reliability of equipment was developed and the market began to perceive the benefits of mobile communications. Equipment reliability improved dramatically in the 1970s and potential customers gained a better understanding of the time savings and efficiencies that paging services could provide. The 1980s saw significant developments in the paging industry. New companies began offering monthly numeric paging service at affordable rates, thereby stimulating demand and developing the paging industry. This development led to industry consolidation and transformed the business from a local into a national business. Although alphanumeric paging was available in the 1980s, it was not until the mid 1990s with the development of the FLEX-Registered Trademark- transmission protocol that alphanumeric service became economically viable. In addition to the growth of alphanumeric paging, the 1990s have been characterized by three other significant changes: the introduction of national paging at reasonable prices allowing customers to access national coverage for less than US$30 per month, the substantial consolidation of medium-sized paging companies and the rapid growth in the consumer market through the development of the reseller distribution channel.

    In the United States, customers utilizing numeric pagers typically pay approximately US$65 for the pager and US$10 per month for local service, while those who take advantage of the more sophisticated alphanumeric pagers typically pay approximately US$150 for the pager and US$15 per month for local service and up to US$55 per month for enhanced services, including approximately US$30 per month for nationwide service. Depending on the credit rating of a business or an individual, these products may be leased rather than purchased, for an additional monthly charge of US$1 to US$3, included in the price. Each of these services is subject to call limits and also may be augmented with additional revenue enhancing services such as customized greetings, voice mail or extended coverage. As prices have decreased in the United States, customers have chosen to pay for the ability to get pages in wider geographic areas, and consequently nationwide paging has been an increasingly important product in the United States during the last three years.

PAGENET

    PageNet is the largest provider of paging services in the United States, with approximately 9.5 million pagers in service in the United States as of December 31, 1996, more than the combined number of pagers in service of the second and third largest U.S. providers of paging services. PageNet was formed in 1981, aggressively entered the U.S. paging market, and rapidly gained market share to become a dominant paging service provider. In 1983, PageNet began to build new paging systems in geographic markets not previously served by PageNet and since then has established 49 new independent paging operations in major metropolitan markets and regional clusters. PageNet has employed a low price and high quality aggressive marketing strategy which has proved successful in making it the largest paging company in the United States.

    PageNet, an equity owner of PageNet do Brasil, has entered into the Technical Services Agreement which provides the Company with access to PageNet's products, paging expertise, intellectual property (including the exclusive use of PageNet's tradename in Brazil), volume supplier discounts and other capabilities.

BRAZILIAN PAGING INDUSTRY

    OVERVIEW. The paging industry in Brazil is in its formative stage. Although paging services were first offered in 1968, the industry remained undeveloped until the early 1990s when, following the Brazilian Government's codification of a regulatory framework for paging services in 1991, several paging companies entered the Sao Paulo market. In contrast to the United States, where the wide availability of touch tone telephones has made numeric pagers the service of choice, in Brazil touch tone telephones are far less common and as a result alphanumeric paging service accounts for approximately 95% of the paging market. Moreover, the information-rich messages transmitted to alphanumeric pagers often eliminate the need for a return telephone call by delivering a complete message.

    Paging is one of the areas within the Brazilian telecommunications sector that is open to private investment and, over the last three years, the Brazilian paging market has experienced rapid growth. The Company estimates that, as of December 1996, there were approximately 800,000 pagers in operation in Brazil (up from approximately 400,000 in 1995 and 200,000 in 1994), representing a market penetration of less than one-half of one percent of the population and an annual growth rate of 100% since 1994.

    The Company believes that the demand for paging services in Brazil is high as a result of the convergence of three factors: Brazil's large population, its growing and stable economy and a state-owned telephone infrastructure that is insufficient and expensive. The waiting list to obtain ordinary telephone lines from the local service providers is approximately one to three years and although there has developed a private market for the immediate purchase of telephone lines, the cost of a telephone line in the private market is approximately US$3,000, which is often too expensive for the average wage earner. For those who desire reliable portable communications, paging service offers an economical alternative to cellular telephone service, which is far more expensive and currently subject to long waiting lists to obtain service.

    EXISTING MARKETING STRATEGIES. Prior to 1996, there was very little marketing by Brazilian paging operators. Most advertising was limited to small announcements in newspapers and in a few magazines. Paging companies had limited financial resources and, due to significant concurrent demand for pagers, expended few resources on promotional activities. This trend began to change in the second half of 1995 with the entrance of new competitors into the paging market. Operators began to focus on the need to quickly capture market share. Consequently, several paging companies have expanded their advertising campaigns to include radio, outdoors and full color announcements in major magazines.

    Currently, the Company estimates that corporate customers account for approximately 30% of industry sales. Management believes that most major paging operators have focused on the consumer market as opposed to the business market which tends to be more oriented towards leasing, due to limited access to working capital. While all major paging operators in Brazil maintain direct sales personnel and stores, the tendency recently has been to emphasize the development of alternative distribution channels allowing retailers to sell pagers and paging services on behalf of the paging company to individual customers for a fee. Generally, the paging company provides retailers with pagers at wholesale prices and the retailer then sells the pagers to the customer. The Brazilian reseller market, unlike the U.S. market, is in its most formative stages. Resellers typically receive both pagers and bulk paging service from the paging company, and provide both the pager and the paging service to the customer, while maintaining responsibility for various administrative costs over the life of the subscriber.

    Although the Sao Paulo and Rio de Janeiro metropolitan areas together account for approximately 67% of the existing paging market in Brazil, their paging penetration rates are only approximately 2.2% and 1.8%, respectively. As of December 31, 1996, two companies, Teletrim and Mobitel, together accounted for an aggregate of approximately 330,000 pagers in service including approximately 45% of the Sao Paulo market and approximately 62% of the Rio de Janiero market.

                                    BUSINESS

COMPANY OVERVIEW

    PageNet do Brasil's objective is to become a leading provider of paging and wireless messaging services in Brazil. The Company has secured licenses which enable it to broadcast paging services throughout the country and currently serves approximately 3,500 subscribers. The Company has installed 44 paging transmitters in the Existing Coverage Area, commenced offering paging services in greater Sao Paulo in January 1997, and plans to begin marketing paging services in greater Rio de Janeiro in the first quarter of 1998 and in three additional cities in the first quarter of 1999. PageNet do Brasil was formed by PageNet NV, a wholly owned subsidiary of PageNet, the largest paging company in the United States, Warburg Pincus, a private equity fund, TVA, a leading pay television company in Brazil, and a wholly owned subsidiary of Abril S.A., Latin America's largest publishing enterprise, IVP Cayman, the general partner of which is IVP, a private investment fund focused on Brazil, and Multiponto, an equity investor focused on the Brazilian telecommunications sector. Management believes that a number of factors create a favorable environment for the paging industry in Brazil, including: (i) Brazil's large population, (ii) its growing and stable economy, (iii) the paging market's relatively low penetration rate and high historical growth rate, and (iv) the relatively high demand for reliable communications services. The Company believes it will be well positioned to be a leading provider of paging services in Brazil because of its state-of-the-art infrastructure, high quality services, low cost structure and strategic relationships.

    The Company has completed the buildout of the Sao Paulo system, installed the infrastructure necessary to support its Sao Paulo operations and substantially built out its paging system in Rio de Janeiro. The Company is currently focused on the Initial Markets (Sao Paulo and Rio de Janeiro) and expects to offer paging services in the Expansion Markets (Brasilia, Curitiba and Belo Horizonte) by the first quarter of 1999. The Company currently offers its Sao Paulo subscribers extended paging service in the other cities in the Existing Coverage Area.

BUSINESS STRATEGY

    The Company's strategy is to become a leading provider of paging services in Brazil. The principal elements of the Company's business strategy are to: (i) provide high quality paging services at a low cost, (ii) leverage the PageNet relationship, (iii) gain rapid market penetration, and (iv) provide superior customer service.

    PROVIDE HIGH QUALITY PAGING SERVICES AT A LOW COST. The Company has employed state-of-the-art FLEX-Registered Trademark- technology developed by Motorola, Inc. and is using equipment similar to that used by PageNet in the United States. Furthermore, the Company utilizes a fully redundant paging system that is linked by satellite. Management believes that as the number of subscribers grows, this advanced technology will allow the Company to be a provider of high quality paging services at a low cost per subscriber.

    LEVERAGE THE PAGENET RELATIONSHIP. The Company is implementing a marketing strategy and operating procedures similar to those of PageNet in the United States, and several members of the Company's senior management have had significant experience managing PageNet operations in the United States. Moreover, pursuant to the Technical Services Agreement, PageNet provides the Company with access to PageNet's products, paging expertise, intellectual property (including the exclusive use of PageNet's tradename in Brazil), volume supplier discounts and other capabilities. The Company also expects to benefit from the favorable relationships that PageNet has established with suppliers of paging equipment and from its use of the PageNet brand name, which is well established among multinational corporations. PageNet do Brasil is PageNet's first venture in the Latin American paging market, and PageNet's only enterprise in Brazil. See "--Trademarks."

    GAIN RAPID MARKET PENETRATION. The Company seeks to gain subscribers in its markets rapidly through extensive marketing and advertising and competitive pricing. Unlike competitors whose primary focus has been the consumer market, the Company focuses on both business and consumer paging customers. The Company targets business customers through a commissioned direct sales force and through telemarketing, and will target individual customers through advertising and through retail distribution channels including the use of "retail showrooms" located strategically throughout the Company's markets.

    PROVIDE SUPERIOR CUSTOMER SERVICE. Management believes that its competitors have not made customer service a primary focus of their business strategy and do not provide the customer with service standards that are prevalent in the United States. By focusing on key elements of customer satisfaction during the sales process and over the life of the subscriber, the Company will provide high levels of customer service similar to those provided by PageNet in the United States. Moreover, similar to PageNet's practice in the United States, the Company is introducing customer service account representatives to the paging industry in Brazil, as a complement to sales representatives. The primary function of customer service account representatives is to serve existing account. In addition, customer service account representatives act as a secondary sales force, targeting existing customers for additional services and paging units. The Company believes this innovation will allow it to ensure superior customer satisfaction, thereby minimizing customer turnover and increasing subscriber base growth.

THE COMPANY'S MARKETS

    The Company has secured two licenses which enable it to broadcast paging services on specified frequencies throughout Brazil. In addition, the Company has secured local licenses which serve to enhance the Company's capacity in certain cities in the Existing Coverage Area. The Company is actively marketing paging services in Sao Paulo, plans to begin marketing paging services in Rio de Janeiro by the first quarter of 1998 and currently offers extended paging coverage in the remainder of the Existing Coverage Area.

                                                                   ESTIMATED
EXISTING COVERAGE AREA(1)                                         POPULATION
--------------------------------------------------------------  ---------------
                                                                 (IN MILLIONS)
INITIAL MARKETS:
Sao Paulo.....................................................          22.7
Rio de Janeiro................................................          10.9

EXPANSION MARKETS:
Brasilia......................................................           1.7
Curitiba......................................................           2.0
Belo Horizonte................................................           3.4

EXTENDED COVERAGE:
Porto Alegre..................................................           2.7
Salvador......................................................           2.6
Recife........................................................           2.8
Belem.........................................................           1.7
Goiania.......................................................           1.3
                                                                       -----
      Total...................................................          51.8

------------------------

(1) Includes, in each case, the city identified as well as the regions surrounding such city in which the Company expects to provide its services.

Source: Instituto Brasileiro de Geografia e Estatistica--IBGE (Brazilian Institute for Geographics and Statistics) (1995)

    INITIAL MARKETS. The Company has installed 44 paging transmitters in 10 cities and has recently commenced offering paging services in greater Sao Paulo, the largest metropolitan area in the country with a population of approximately 22.7 million. The Company occupies 43,000 square feet of office space in Sao Paulo and has (i) approximately 3,500 subscribers;
(ii) installed paging transmitters in each of the nine additional cities where it has secured licenses to broadcast paging services, including Rio de Janeiro,
(iii) hired the personnel and other infrastructure to support the Company's operations (including its dispatch center and sales force); (iv) customized and installed its proprietary billing/collection/inventory/ customer service information system; (v) linked all of its paging transmitters via satellite; and
(vi) leased and designed a retail location at the Company's headquarters in the center of Sao Paulo's business district which is scheduled to open in the second quarter of 1997.

    In Rio de Janeiro, the Company has installed 12 transmitters and linked them via satellite for immediate sale of extended coverage to Sao Paulo customers. The Company plans to hire key local personnel, lease facilities and acquire telephone lines from TELERJ, the state-owned telephone company in Rio de Janeiro, beginning in the second quarter of 1997.

    EXPANSION MARKETS. The Company has installed transmitters in Brasilia, Curitiba and Belo Horizonte, and plans to develop local offices in these and other cities as opportunities arise. The extent to which the Company will develop local offices in any city will depend upon a number of factors, including business and consumer demand, general economic conditions, the presence of competing businesses and telephone infrastructure. Moreover, the Company will consider attractive opportunities to enter other markets on an ongoing basis.

    EXTENDED COVERAGE. Extended coverage allows a paging customer to receive pages in cities other than the customer's base city. Through the satellite-linked transmission system, customers can choose to receive pages only in their base city or to extend their paging service to include additional cities. For example, a customer in Sao Paulo can still receive pages when traveling to a city in the Extended Coverage Area. The Company has installed transmitters in Porto Alegre, Salvador, Recife, Belem and Goiania and intends to offer its customers in the Initial Markets and the Expansion Markets extended paging coverage in all of these cities.

    Management expects that the ability to offer nationwide coverage will increase the Company's marketability and ultimately its subscriber base. While there is no immediate additional capital expenditure required for the provision of nationwide service, should the Company decide to offer extended coverage in additional cities, the Company would incur additional capital expenses in the future for the installation of transmitters in other cities in Brazil in order to develop a nationwide paging network. The Company expects that the incremental cost to build a nationwide network would quickly be offset by the revenue generated from sales of nationwide paging service in Brazil.

OPERATIONS AND SYSTEMS

    OVERVIEW. The Company's day-to-day operations for the provision of paging service to its subscribers are substantially similar to those of PageNet in the United States. Pagers and other paging equipment are received by the Company and placed in inventory, where they are appropriately labeled and coded for proper tracking after sale, and programmed to respond only to a particular code. These pagers are then supplied to the Company's direct sales representatives, the Company's stores or to other sellers of the Company's service, who are responsible for the initial sales process including up-front payment collection, the completion of an application for service, and the delivery of a functioning pager. The Company's billing department enters the appropriate customer information to begin the billing process, and the collections department begins tracking the customer's payment history to ensure timely payment. Customer service representatives address calls from customers regarding the functions of the pager, service details and payment policies. The dispatch center, which receives the calls from individuals sending pages to subscribers and enters the message into the paging terminal, dispatches messages 24 hours per day, seven days per week. The systems department monitors daily all of the Company's equipment including transmitters, paging terminals and supporting software and hardware.

    DISPATCH CENTER. The Company operates a state-of-the-art dispatch center, utilizing customized dispatch software and analytic staffing software designed to enhance productivity. The Company currently has sufficient telephone capacity to conduct its business for the foreseeable future and expects that it will be able to obtain additional telephone capacity as the demands of its business require. The Company emphasizes both productivity and quality performance to its dispatch center staff through training, monthly monitoring and incentive based performance measures.

    ADVANCED INFORMATION SYSTEMS. The Company uses an advanced proprietary management information system, customized to accommodate the Brazilian market. This system is used primarily to support three principal areas of the Company's business: (i) customer service, including billing systems; (ii) network management and operational support systems; and (iii) general business support systems including financial management. The Company's information systems have been designed to accommodate efficiently the increased volumes of data that the Company expects to process in the future as the Company's subscriber base continues to grow.

    CUSTOMER SERVICE. The Company's customer information and billing system incorporates all aspects of billing and customer preferences, which are intended to produce a high level of customer satisfaction and to minimize customer turnover levels. The Company's customer information and billing system provides management with readily accessible information regarding subscribers' pager usage, coordinates customer account information among the various departments and ensures that customers receive all requested products and technical and support services. This access to information facilitates the provision of attentive customer service. The Company's account representatives, who are responsible for customer service, respond to a customer's telephonic inquiry within 24 hours. The Company believes that customer service is an important factor in developing customer loyalty and differentiating its service from that of its competitors.

    BILLING AND COLLECTIONS. The Company utilizes the Brazilian custom of invoicing customers through the banking system. Billing information is electronically transmitted to the Company's bank which then sends the invoices and collects the Company's receivables at its branches or affiliates. The Company has implemented a collections policy to contact delinquent customers, charge a late fee and finally suspend service until the account is made current. The Company will monitor customer payment patterns and is further developing a subscriber credit criteria policy.

    NETWORK MAINTENANCE. The Company has two separate but coordinated network maintenance systems. The first is dedicated to the proper maintenance of the paging system which includes daily dial-in to each of the Company's paging transmitters, monthly preventative maintenance reviews of each site, periodic review of the satellite uplink and constant monitoring of the paging terminals that reside in the Company's local offices. This department is also responsible for updating and upgrading the hardware and software so that the system is operating at the highest possible level. The second system is responsible for the maintenance and interconnectivity of all other computer systems, including the dispatch department's systems, the Company's LAN and related productivity software and the telephone system. In addition, this department is responsible for the Company's relationship with local and long distance telephone companies including the acquisition of additional telephone lines.

SALES AND MARKETING

    The Company's current marketing strategy is to differentiate its service from that which is available in the Brazilian market today. The Company expects to provide service at a lower cost and with higher quality than its competitors through the use of its advanced FLEX-Registered Trademark- technology and satellite-linked network, customized information systems, and focus on customer service. In its marketing and advertising, the Company will also highlight the PageNet brand name which is associated with worldwide leadership and quality in the paging business. The Company expects to price its high quality service competitively and utilize various sales channels to distribute its product. The Company will focus on both the business market and the consumer market.

BUSINESS MARKET

    CUSTOMER SEGMENTATION. The Company plans to target businesses whose employees are highly mobile or work at several locations. Such customers include companies in service industries, hospitals and medical professionals, construction and manufacturing companies, governmental agencies and retail and financial institutions. In addition, the Company expects that the PageNet name will be recognized by U.S.-based multinational companies giving it a competitive advantage over other paging companies in acquiring multinational accounts. Management believes that most major paging operators have focused on the consumer market as opposed to the business market due to limited access to working capital and an inability to offer the higher standard of service demanded by business customers. The Company believes that the business market segment will offer stronger recurring revenues and will experience a higher subscriber retention rate than the consumer market segment. The Company estimates that, as of December 31, 1996, businesses accounted for approximately 30% of total pagers in service in Brazil.

    Subject to appropriate credit policies, the Company plans to lease pagers to businesses, thereby reducing the business customer's capital outlay and increasing the Company's revenue per unit. The Company has identified more than 20,000 business targets for sales in its early months and generally expects that businesses will account for approximately 40% to 50% of the total units in service in Brazil.

    DISTRIBUTION. The Company employs a direct sales force to target specific businesses. Sales representatives receive leads through a number of sources, including the Company's telemarketing department, referrals and advertising. In addition, unlike its competitors, the Company employs a separate team of account representatives, whose primary function is to serve existing accounts. In addition, the account representatives act as a secondary sales force, targeting existing customers for additional services and paging units. The Company believes that by shifting the customer service function from the sales representative to an account representative, the sales representative is more productive and the customer is better served.

CONSUMER MARKET

    CUSTOMER SEGMENTATION. The Company estimates that, as of December 31, 1996, individuals accounted for approximately 70% of total pagers in service in Brazil. Management believes that consumer demand for paging service arises from four factors: (i) the increased consumer purchasing power due to Brazil's stable and growing economy; (ii) the need for reliable, portable communications services; (iii) delayed access to telephone service or the prohibitive cost of immediate access; and (iv) the higher cost and lower reliability of cellular telephone service.

    Advertising is a key component of the Company's consumer marketing strategy. To that end, management has hired P/P Asociados, an advertising firm with extensive experience in consumer products, which was awarded the TOP Marketing in Retail Award in 1995. The Company's initial advertising campaign will be followed by an advertising maintenance program, both of which will include the use of newspapers, magazines, billboards and radio.

    DISTRIBUTION. In Sao Paulo, the Company's advertising campaign will direct consumers to the Company's retail showrooms that will be located strategically throughout the area. Additionally, the Company is developing a retail outlet distribution channel through which the Company may provide pagers to the retailer at wholesale prices. Once purchased by a subscriber, the pager is activated on the Company's standard retail contract as a subscriber-owned pager. The Company may also distribute indirectly under marketing agreements with unrelated marketing organizations, or "resellers," as developed by PageNet in the United States. Typically, in the United States, the paging company offers resellers paging services in bulk quantities at a wholesale monthly rate that is lower than the regular retail rates, and the resellers endeavor to resell the paging services to subscribers for a higher price. In the United States, because resellers bear the economic burden of pager capital investment, direct selling expense and certain administrative costs including billing for paging service, collections and customer service, the reseller network has been a very attractive distribution channel. Management is in discussions with retailers and resellers regarding adapting these methods for the Brazilian market; however, there can be no assurance that either of these distribution channels will ever be used.

PRODUCTS

    INITIAL PRODUCTS. Initially, the Company will offer PIN-based alphanumeric paging with dispatch service included, at a competitive price. Additional product enhancements will be available to subscribers, including extended coverage in Rio de Janeiro, pager protection against loss or theft and pager maintenance.

    SUBSEQUENT PRODUCTS. Within the first year of operation, the Company expects to offer additional products, many of which will be new products to the Brazilian paging market. These products are expected to include: (i) page-by-name, which allows the caller to eliminate the use of a PIN and send a page using only the subscriber's name; (ii) direct dial paging, which allows the caller to dispense with the use of a PIN and send a page using a subscriber's direct telephone number; (iii) customized greeting, which allows a subscriber to customize service and have a dispatch center operator answer using the subscriber's name and other information as designated by the subscriber; (iv) numeric paging; (v) PageMail, which adds voice mail service to an existing subscriber account; (vi) click detection, which enables Brazil's prevalent pulse telephones to send pages where tone telephones would otherwise be required; and
(vii) self dispatch, which allows subscribers to send pages directly from their personal computers, without accessing the dispatch center. Although the Company's current principal focus is offering its initial products at competitive prices and achieving rapid market penetration, the Company anticipates that these additional products may enhance revenues and attract more technologically demanding customers when and if such subscriber products are implemented and offered.

    FUTURE PRODUCTS. In the future, the Company may deploy new paging or paging-related products. One such product in an advanced development stage is VoiceNow. Developed jointly by PageNet and Motorola, Inc., VoiceNow subscribers would carry a portable receiver, approximately the same size as an alphanumeric pager, that is capable of receiving, storing and playing brief voice messages. Although the Company has access to this and additional technologies through its relationship with PageNet, there can be no assurance that the Company will offer any of these products or services in the future.

PAGING SYSTEMS EQUIPMENT

    The Company's paging system equipment consists of call distribution telephone connectors, dispatch systems, paging terminals, satellite uplinks, satellite receivers, paging transmitters and pagers. Additional supporting equipment includes fully redundant telephone switches, dispatch systems and paging terminals, uninterrupted power supplies, backup generators, dedicated land lines redundant to the microwave and satellite-linked systems and land lines to each transmitter for daily diagnostic review and maintenance. The Company, with the technical support of PageNet, has supervised the entire paging infrastructure buildout from transmitter site selection to transmitter installation alignment to programming of the paging terminal.

    The Company has secured satellite access from Embratel Sistema Telebras, the Brazilian state-owned satellite and long distance telephone company, to access BrasilSat One, a Brazilian satellite, and link its paging transmitters. The Company leases its satellite access under a five-year contract. A "backbone" network of satellite paths with microwave and conventional radio links will connect the operators, telephone lines, terminals and control equipment to various cities to be served.

    The equipment used in the Company's paging operations is available for purchase from more than one source and the Company anticipates that equipment and pagers will continue to be available to the Company in the foreseeable future, consistent with normal manufacturing and delivery lead times. Because of the high degree of compatibility among different models of transmitters, computers and other paging equipment manufactured by suppliers, the Company has designed its systems without being dependent upon any single source of such equipment.

    The Company does not and will not manufacture any of the pagers or related transmitting and computerized paging terminal equipment used in the Company's paging operations. The Company's relationship with PageNet provides it with access to volume discounts on all of its supplies. PageNet has arranged with its U.S. suppliers to ensure that the Company will receive favorable prices on all supplies, including pagers. There can be no assurance that PageNet's arrangement with its suppliers will continue or that the Company will be able to receive all of its supplies at prices comparable to those obtained by PageNet.

COMPETITION

    The Company does experience and will continue to experience direct competition from one or more competitors in all the locations in which it plans to operate. Competition for subscribers to the Company's paging services in most geographic markets will be based primarily on price, quality of services offered and the geographic area covered. The Company believes that its price, quality of its services and its geographic coverage areas will generally compare favorably with those of its competitors.

    Although some of the Company's competitors are small privately owned companies serving only one market area, others are subsidiaries or divisions of larger companies that provide paging services in multiple market areas. Among the Company's competitors are Teletrim, Mobitel, Conectel, Powernet and Intelco.

    In the Sao Paulo and Rio de Janeiro metropolitan areas, which together are estimated to represent approximately 67% of the current paging market in Brazil, more than eight competitors share a market of approximately 540,000 pagers. While there is healthy competition in the paging market, no single competitor dominates the market. The current industry leaders, Teletrim and Mobitel, each service fewer than 200,000 subscribers. In Sao Paulo, the Company's main competitors will be Teletrim, which holds approximately 25% of the market, and Mobitel, which holds approximately 20% of the market. In Rio de Janeiro, Teletrim holds approximately 44% of the market while Mobitel and Powernet hold approximately 18% and 14%, respectively. In the regions of Brazil outside of Sao Paulo and Rio de Janeiro, which account for approximately 33% of the existing paging market in Brazil, Mobitel leads the major operators, primarily due to its strong presence in Brasilia. Approximately 65% of the market outside of Sao Paulo and Rio de Janeiro is held by smaller paging operators.

    The primary focus of the Company's competitors in the Brazilian paging market has been the consumer market, rather than the business market. Management believes that the corporate customer in the business markets will be more likely to maintain service, remit payments on a timely basis, purchase enhanced services and have a better appreciation for the paging service. The Company believes that it will be able to maintain a lower than average churn rate due to the high quality of its service and its emphasis on the corporate customer and business accounts.

EMPLOYEES

    As of April 30, 1997, the Company had a total of 138 employees. The Company's employees are not currently subject to collective bargaining agreements, although under the Brazilian Constitution the employees have a right to organize a union. The Company considers its employee relations to be good. The Company anticipates that it will employ approximately 300 people by the end of 1997 as a result of the launch of Sao Paulo operations.

GOVERNMENT REGULATION

    TELECOMMUNICATIONS. Under Brazilian law, the provision of public services requires a concession, license or authorization granted by the relevant governmental authority. Under the Brazilian Constitution, the Federal Government is required to provide, directly or through concession, license or authorization, telecommunication services in accordance with the applicable regulations. According to this Constitutional provision, the Federal Government may freely grant concessions to private sector companies to provide telephone and telecommunications services and data transmission services. On July 19, 1996, Law 9,295 was enacted to regulate telecommunication services, which includes a provision establishing that the Federal Government may impose restrictions in the composition of the capital stock of the companies holding concessions for the provision of mobile cellular telephone services and satellite signal transportation services for the period of three years following the enactment of such law. Such restriction will be imposed when required by national interest and shall require that at least 51% of the voting capital of such companies is held by Brazilian citizens. It is also provided by such law that the concessions can only be granted to companies organized under Brazilian law and having their head offices in Brazil. Decree 2,056 of November 4, 1996, which approved the regulations applicable to cellular telephone services, delegated to the Ministry of Communications the authority to establish limits to foreign participation with respect to such services. The Ministry of Communication has issued the call for a public bid (Concorrencia 001/96-SFO/MC) for the purchase of concessions to provide cellular telephone services, with the requirement that at least 51% of the voting capital of the proposed owners of the concessions be held by Brazilian citizens. Brazil was divided into 10 concession areas and the interested companies presented their bids on April 7, 1997. The awarding of the concessions will be made in stages of two concession areas at a time, with all concessions expected to be granted by early 1998. The city of Sao Paulo and surrounding municipalities are included in the first group of concessions.

    A bill of the General Telecommunications Law was submitted to Congress by the Federal Government in December 1996, and is designed to eventually replace the current Telecommunications Code enacted in 1962. The bill focuses on the following matters: (i) creation of a telecommunication regulatory agency, (ii) privatization of the Telebras System, and (iii) organization of the telecommunications system, including the grant of licenses. The bill as currently drafted permits the Federal Government, under certain conditions, to impose foreign ownership restrictions relating to the capital stock of companies providing telecommunications services.

    DEVELOPMENT OF PAGING REGULATIONS. The Ministry of Communications is the governmental body responsible for the granting of paging licenses in Brazil and is also the body in charge of regulating the exploitation of such services in Brazil. Currently, there are four Ordinances, the first of which was enacted by the Ministry of Infrastructure and the other three of which were enacted by the Ministry of Communications, that regulate paging services: (i) Ordinance No. 232, of October 23, 1991, which establishes the principles applicable to the exploitation of paging services; (ii) Ordinance No. 257, of October 23, 1991, which establishes complementary conditions and procedures applicable to the exploitation of paging services, as well as the guidelines for public bids and analysis of related proposals; (iii) Ordinance No. 579, of August 2, 1994, which created the modality of restricted national exploitation; and (iv) Ordinance No. 1306, of November 29, 1996, which establishes the conditions for the use of the frequencies by paging services.

    Pursuant to paging regulations, a paging operator must first obtain a paging license from the Ministry of Communications in order to provide paging services in Brazil. All licenses are non-exclusive licenses to provide paging services in a service area.

    The paging regulations distinguish between local, national and nationwide restricted paging licenses. Local paging licenses allow the license holder to provide separate paging services in one or more localities, in accordance with the service area indicated therein. National licenses require the license holder to, within the first year from the date of issuance of the license, provide service in three states and within ten years, provide services in a minimum of 10 states. Pursuant to the terms of Ordinance No. 579, a license holder may request that the Ministry of Communications transform its local licenses into a nationwide restricted license, which allows for the provision of integrated services, if such license holder is providing services in at least 12 localities in at least six different Brazilian States and its system is capable of simultaneous or sequential operation. Once the license holder has been granted a nationwide restricted license, it may utilize its frequency nationwide, except in localities where the frequency was previously given to a local license holder.

    On April 8, 1997, the President enacted Decree No. 2196, approving the Regulation for Special Telecommunication Services, within which paging services are included. Such Decree provides the guidelines for the granting of licenses with respect to such services by the Ministry of Communications. Such Decree confirmed the competence of the Ministry of Communications to establish specific complementary rules, to grant licenses, to allocate frequencies and to supervise the exploitation of such special services.

    Decree No. 2196/7 regulates the procedure for the granting of new licenses for exploitation of special services, which include the possibility of a prior public consultation by the Ministry of Communications with respect to the granting of such licenses, as well as the applicable terms and conditions of such grants. The Decree also regulates the requirements of the call for public bid, the rules for pre qualification of the interested parties, the criteria for judgment of the proposals and for the granting of the licenses. The granting of new licenses shall be formalized by means of the execution of a contract between the Ministry of Communications and the awarded party.

    Regarding the exploitation of the services the Decree expressly assures the licensees the right to use equipment not owned by the licensee and to contract with third parties the development of activities inherent, accessory or complementary to the licensed services, provided that: (a) the licensee shall remain responsible before the Ministry of Communications and the users for the execution and exploitation of the services; and (b) the licensee shall be contractually bound to the users.

    Furthermore, Decree No. 2196/97 specifically provides that the Ministry of Communications shall issue complementary regulations regarding each of the modalities of Special Telecommunication Services, which shall regulate the specific conditions for the exploitation of the services, including: technical characteristics, rights and obligations of the licensee and of the users, conditions for interconnection of networks, expansion of the services and use of the public network, as well as conditions regarding the use of frequencies, prices and tariffs.

    Decree No. 2196/97 assures the transfer of the licenses, provided the transferee complies with the qualification requirements imposed by the Ministry of Communications and undertakes to comply with all of the conditions of the contract, assuming all rights and obligations of the transferor. However the minimum term for transfer of the licenses shall be established by the complementary regulations referred above.

    The number of requests for paging licenses presented to the Ministry of Communications increased in 1994 and 1995 and, as of March 14, 1997, approximately 855 local licenses had been issued. The Ministry of Communications has estimated that another 1,000 local licenses will be issued in the near future. In April 1997, two of the Licenseholders (TVA and Multiponto) were granted nationwide restricted licenses by the Ministry of Communications. As of May 1997, only twelve national licenses were issued by the Ministry of Communications.

    PAGING LICENSES. Under Ordinance No. 232/91, paging licenses are granted by the Ministry of Communications for a period of 15 years and are renewable for successive 15 year periods. The nationwide restricted licenses which, under the terms of Ordinance No. 579/94 result from the aggregation of local licenses are granted by the Ministry of Communications for a period of ten years, regardless of the remaining term of the original local licenses. Under Decree No. 2196/97, the original license terms are assured, but renewal terms may vary from 10 to 15 years as established in complementary regulations still to be issued. Renewal of the license by the Ministry of Communications is expected provided the paging operator has complied with the terms of the operating license and has requested the renewal at least 18 months prior to the expiration date of the license. Under the Decree a fee may be charged for the renewal of the license in an amount to be agreed between the Ministry of Communications and the licensee, at least 12 months prior to the expiration of original term. The license establishes the terms and conditions under which the paging service should be provided. Those conditions include, among others: (i) lack of exclusivity of the service, (ii) a prohibition on the transfer of the license during the first three years, commencing from the date of issuance of the operating license,
(iii) prior authorization from the Ministry of Communications for any transfer of the license, (iv) the licensee's compliance with certain terms and conditions specified by the Ministry of Communications such as price schedules, and (v) the licensee's performance under the license. Any transfer of a paging license is subject to the prior approval of the Ministry of Communications. A license may not be directly transferred by a license holder to a third party until after the expiration of the three year waiting period. Transfers of shares which cause a change in the control of the licensee or entity which controls the licensee must also receive prior approval of the Ministry of Communications. Licenses may be revoked prior to their expiration by the Ministry of Communications for a number of reasons, including: (i) the public interest as determined by the Ministry of Communications, (ii) the failure of the licensee to meet the terms and conditions of the license, (iii) the transfer of the license without the consent of the Ministry of Communications, or (iv) the failure of the licensee to pay the required license fees. To initiate paging services, the paging operator must be granted three different permits or approvals by the Ministry of
Communications: (i) the initial license, granted in the form of a ministerial ordinance which entitles the license holder to develop paging services under a certain frequency and in certain localities; (ii) the Project Approval Certificate which permits installation of equipment necessary for the development of the paging service in accordance with the installation project of the license holder and, once the installation period is complete, (iii) the paging operating license. Under applicable regulations, the Licenseholders received paging licenses from the Ministry of Communications and pursuant to the Operating Agreements and other covenants (the "Operating Agreements"), the Company is required to construct and start the operation of its service within 12 months of the issuance of the paging license. To meet the requirements of operating within the meaning of the paging license, a licensee is required to construct a single site from which a radio signal can be directed. The Company has complied with this condition in each of the cities for which a local paging license and a Project Approval Certificate have been obtained and, as a result, the corresponding paging operating permit for each of such cities has been issued by the Ministry of Communications. Under the recently obtained nationwide restricted licenses, it will be necessary for the Company to present and obtain approval from the Ministry of Communications of the installation project, as well as, the subsequent issuance of the paging operating license for the relevant station. The fee for an operating license totals one-half of one percent of the fixed assets of the licensee (deemed to be the transmitters, paging terminal and initial supply of pagers). In addition, licensees must pay a fee of approximately US$57 per transmitter installed.

    Subject to certain exceptions, generally any paging licenses not already issued are to be granted pursuant to a public auction administered by the Ministry of Communications. The rules of the auction are expected to be open to public comment before the actual process is initiated. The Company is planning to participate in this auction although there can be no assurance that the Company will acquire any licenses at the auction.

    Additional frequencies have been awarded to Mobitel in Sao Paulo and Rio de Janeiro, and to Teletrim in Rio de Janeiro. The Company believes that as the market for pagers grows, the Ministry of

Communications will amend current regulations allowing the Company to receive additional frequency allocations if needed. The Company anticipates needing additional licenses in the Initial Markets only. There can be no assurance that the Company will receive the additional licenses, which may materially alter the Company's market projections.

    PAGING LICENSE OWNERSHIP; OPERATING AGREEMENTS; AGREEMENTS TO TRANSFER LICENSES. The licenses presently operated by the Company were granted to and are owned by TVA, Multiponto and San Francisco Comunicacoes Ltda., an affiliate of IVP (the "Licenseholders"). The Company has entered into Operating Agreements with each of the Licenseholders pursuant to which the Company has the right to operate the paging licenses held by the Licenseholders. The Company has also entered into Agreements of Promise of Assignment and Transfer of Permissions (the "Transfer Agreement") with each Licenseholder pursuant to which the Licenseholders have agreed, subject to the necessary approvals, to transfer their paging licenses to the Company after the three year period established by Brazilian law, during which such licenses are not allowed to be transferred, or on such earlier date as may be permitted by Brazilian law. Under the applicable paging legislation, operating agreements are permitted and do not amount to a transfer of the license. See "Risk Factors--Risk Factors Relating to the Company and the Notes--Government Regulations" and "Certain Transactions--Formation Transactions."

TRADEMARKS

    The Company markets its paging and related services under various names and marks, including PageNet and PageMail. The Company's use of each of these marks is granted by the terms of the Technical Services Agreement with PageNet. Under the Technical Services Agreement, the Company has use of the PageNet trademarks and service marks in Brazil for so long as PageNet holds such properties absent breach by the Company of its obligations thereunder or Brazilian governmental action requiring its termination. PageNet has applied to register the mark PageNet in Brazil. PageNet has advised the Company that certain third parties also have applied to register the PageNet name in Brazil. PageNet intends to pursue vigorously its registration of the PageNet mark. However, there can be no assurance that PageNet will be successful in which case the Company may not have the right to use the PageNet mark. See "Certain Transactions--Formation Transactions."

LEGAL PROCEEDINGS

    The Company is not a party to any legal proceedings that would have a material adverse effect on its results of operations and financial condition.

PROPERTIES

    The Company currently leases 43,000 square feet of office space in Sao Paulo under a five-year lease. This space houses the Company's corporate headquarters as well as its Sao Paulo operation, including its dispatch center, systems room and a retail showroom. In addition, the Company expects to lease an additional retail showroom in downtown Sao Paulo.

    In each of the cities in which the Company has secured paging licenses, the Company has entered into and will continue to enter into agreements for the placement, construction and maintenance of paging transmitter antennas.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY

    The following section sets forth certain information as of the date of this Prospectus with respect to each person who is an executive officer or director of the Company:

NAME                                                                              POSITION
--------------------------------------------------------  --------------------------------------------------------

Thomas C. Trynin........................................  President, Chief Executive Officer and Director

Marco A. Fregenal.......................................  Vice President of Operations

Wilson Olivieri.........................................  Treasurer and Chief Financial Officer

Maria Regina Mangabeira Albernaz Lynch..................  Director

Horacio Bernardes Neto..................................  Director

Renato Abucham..........................................  Director

Helena de Araujo Lopes Xavier...........................  Director

    THOMAS C. TRYNIN has been the President, the Chief Executive Officer and a Director of the Company and a member of the Management Committee of Holding LLC since the formation of each. Prior to joining the Company and since 1993, Mr. Trynin was a Vice President of Paging Network of Philadelphia. For the three years prior to working for Paging Network of Philadelphia, Mr. Trynin was a Vice President of Budget Rent-a-Car of Philadelphia. Mr. Trynin is 36 years old.

    MARCO A. FREGENAL has been Vice President of Operations of the Company since its formation. For the three years prior to joining the Company, Mr. Fregenal was a Branch Manager and then a Vice President of Paging Network of Philadelphia and Paging Network of New York, respectively. Before joining Paging Network of Philadelphia, Mr. Fregenal held the position of Director of Operations and Customer Service of MorCom Inc., a direct mail and printing firm. Mr. Fregenal is 33 years old.

    WILSON OLIVIERI has been the Treasurer and Chief Financial Officer of the Company since its formation. For the three years prior to joining the Company, Mr. Olivieri served as a General Manager and Chief Financial Officer of PepsiCo do Brasil Ltda., Pizza Hut Division. Mr. Olivieri has also served as a Chief Financial Officer of Polaroid do Brasil Ltda. during the year of 1992 and as Planning Manager and Controller of PepsiCo do Brasil Ltda., Food Division from 1989 to 1992. Mr. Olivieri is 38 years old.

    MARIA REGINA MANGABEIRA ALBERNAZ LYNCH has been a Director of the Company since its formation. Ms. Lynch has been a partner of Xavier, Bernardes, Braganca, Sociedade de Advogados, counsel to the Company, since 1995. Prior to joining Xavier, Bernardes, Braganca, Sociedade de Advogados, Ms. Lynch held positions as an associate with, and a partner of, Castro, Barros, Sobral e Xavier Advogados from 1981 to 1995. Ms. Lynch is 43 years old.

    HORACIO BERNARDES NETO has been a Director of the Company since its formation. Mr. Bernardes has been a senior partner of Xavier, Bernardes, Braganca, Sociedade de Advogados since 1995. Prior to joining Xavier, Bernardes, Braganca, Sociedade de Advogados, Mr. Bernardes was a partner of Castro, Barros, Sobral e Xavier Advogados from 1979 to 1995. Mr. Bernardes is the
President-elect of the Association Internationale des Jeunes Avocats. Mr. Bernardes is 42 years old.

    RENATO ABUCHAM has been a Director of the Company since its formation. Mr. Abucham has been a Managing Director of Ecoban do Brasil Ltda. since 1987 and has served as a Director of the Commerce Association of Sao Paulo and Coordinator of its Chamber of International Financial Operations since 1992. Mr. Abucham is 54 years old.

    HELENA DE ARAUJO LOPES XAVIER has been a Director of the Company since its formation. Ms. Xavier has been a partner of Xavier, Bernardes, Braganca, Sociedade de Advogados since 1995. Prior to joining Xavier, Bernardes, Braganca Sociedade de Advogados, Ms. Xavier was an associate of Castro, Barros, Sobral e Xavier Advogados from 1991 to 1995, and served as a Professor of Administrative Law and Administrative Procedural Law at the Autonomous University Luis de Camoes-Lisbon, during the year of 1991. Ms. Xavier is 45 years old.

    At present, the Board of Directors of the Company (the "Board of Directors") is composed of five directors. The Company, Warburg Pincus, PageNet NV, IVP Cayman, Multiponto, TVA and each other shareholder of the Company are parties to the Shareholders Agreement, pursuant to which, among other things, Warburg Pincus has the right to designate a majority of the members of the Board of Directors for so long as Warburg Pincus beneficially owns more shares of Common Stock outstanding on a fully diluted basis than any other shareholder of the Company. See "Principal Shareholders--Shareholders Agreement."

MANAGEMENT COMMITTEE OF HOLDING LLC

    Holding LLC is managed by a Management Committee appointed solely by holders of a majority of the voting member interests. Currently, the following persons are members of the Management Committee:

NAME                                                                              POSITION
--------------------------------------------------------  --------------------------------------------------------

Douglas M. Karp.........................................  Manager, Chairman of Management Committee

David E. Libowitz.......................................  Manager, Member of Management Committee

Barry A. Fromberg.......................................  Member of Management Committee

H. Brian Thompson.......................................  Member of Management Committee

Thomas C. Trynin........................................  Member of Management Committee

    DOUGLAS M. KARP has served as a Manager and Chairman of the Management Committee of Holding LLC since its formation. Mr. Karp has been a Managing Director of E.M. Warburg, Pincus & Co., LLC or its predecessor ("EMW LLC") since May 1991. Prior to joining EMW LLC, Mr. Karp held several positions with Salomon Inc, including Managing Director from January 1990 to May 1991, Director from January 1989 to December 1989 and Vice President from October 1986 to December 1988. Mr. Karp is a director of LCI International, Inc., TV Filme, Inc., TresCom International, Inc. and several privately held companies. Mr. Karp is 42 years old.

    DAVID E. LIBOWITZ has served as a Manager and a Member of the Management Committee of Holding LLC since its formation. Mr. Libowitz is a Vice President of EMW LLC and has been associated with EMW LLC since July 1991. Mr. Libowitz serves on the board of directors of TV Filme, Inc., Caribiner International, Inc. and certain privately held companies. Mr. Libowitz is 34 years old.

    BARRY A. FROMBERG has served as a Member of the Management Committee of Holding LLC since its formation. Mr. Fromberg has served as Senior Vice President--International of PageNet and Chairman of the Board of Directors and Chief Executive Officer of PageNet NV since December 1995. Mr. Fromberg served as Senior Vice President--Finance and Administration and Chief Financial Officer for PageNet from May 1993 to December 1995. Prior thereto, Mr. Fromberg served as Executive Vice President and Chief Financial Officer for Simmons Communications, Inc. from 1987 to 1993. Mr. Fromberg is 42 years old.

    H. BRIAN THOMPSON has served as a Member of the Management Committee of Holding LLC since its formation. Mr. Thompson has been Chairman of the Board of Directors and Chief Executive Officer of

LCI International, Inc. and its subsidiaries since July 1991. Mr. Thompson previously served as Executive Vice President of MCI Communications Corporation where he was responsible for all eight of MCI's operating divisions and various other senior management capacities from 1981 to 1990. These capacities included Executive Vice President responsible for all staff functions, Divisional President and Senior Vice President responsible for strategic development and corporate planning. Mr. Thompson is a director of Microdyne Corporation, Comcast UK Cable Partners Limited and Golden Books Family Entertainment, Inc. Mr. Thompson is 58 years old.

    THOMAS C. TRYNIN has been the President, the Chief Executive Officer and a Director of the Company and a Member of the Management Committee of Holding LLC since the formation of each. Prior to joining the Company and since 1993, Mr. Trynin was a Vice President of PageNet of Philadelphia. For the three years prior to working for PageNet, Mr. Trynin was a Vice President of Budget Rent-a-Car of Philadelphia. Mr. Trynin is 36 years old.

EMPLOYMENT AGREEMENTS

    The Company has entered into employment agreements with each of Messrs. Thomas C. Trynin and Marco A. Fregenal (each, an "Executive"), pursuant to which Mr. Trynin has agreed to serve full time as the President and Chief Executive Officer of the Company and Mr. Fregenal has agreed to serve full time as the Vice President of Operations of the Company. Mr. Trynin's annual base salary is US$137,500 and Mr. Fregenal's annual base salary is US$115,000. Each Executive will be eligible to receive an annual bonus, in an amount to be determined by the Board of Directors (but not to exceed 50% of the base salary). As Messrs. Trynin and Fregenal resided in the United States prior to joining the Company, each employment agreement also provides for additional compensation as a result of their relocation ("relocation compensation"), including a foreign service incentive equal to 10% of the base salary, a goods and services allowance to cover cost of living adjustments and a foreign housing allowance. If the Company terminates the Executive without "just cause" or if the Executive resigns for "good reason" (in each case as defined in the employment agreement), the Executive shall be entitled to receive an additional 12 months' base salary and the relocation compensation for a period of 45 days following the termination of employment. The initial term of each employment agreement is two years, which will be automatically extended for one additional period of two years, unless the Company or the Executive provides the other with a notice of termination at least three months prior to the expiration of the initial term. The employment agreements also include customary non-competition and confidentiality provisions. Also pursuant to the employment agreement, Warburg Pincus has granted the Executive certain "tag-along" rights in the event that Warburg Pincus sells or otherwise disposes of a majority of its shares of Common Stock. Upon execution of their respective employment agreements, Mr. Trynin was granted 17,603 shares of Common Stock and Mr. Fregenal was granted 13,202 shares of Common Stock. These shares of Common Stock are subject to forfeiture in the event the Executive's employment is terminated by the Company for "just cause" or by the Executive other than for "good reason" before such Executive has completed five years of employment, with 100%, 80%, 60%, 40% and 20% of the shares subject to forfeiture if the employment is terminated during the first, second, third, fourth and fifth years of employment, respectively.

SHARES OF COMMON STOCK RESERVED FOR MANAGEMENT

    In addition to the shares already issued to Messrs. Trynin and Fregenal, the Company has reserved 101,340 shares of Common Stock for issuance to members of the Company's management at the discretion of the Board of Directors. Such shares may be issued pursuant to a stock option plan adopted by the Company or directly to management members, in either case subject to vesting or forfeiture provisions as determined by the Board of Directors.

COMPENSATION FOR EXECUTIVE OFFICERS, DIRECTORS AND MEMBERS OF THE MANAGEMENT
  COMMITTEE

    For the year ended December 31, 1996, the aggregate compensation, including bonuses, of all Executive Officers of the Company was approximately US$600,000. Neither members of the Board of Directors of the Company, nor Members of the Management Committee of Holding LLC (the "Members") receive a salary from the Company.

    Due to the recent commencement of operations of the Company, neither the Company nor Holding LLC has set aside funds to provide pension, retirement or similar benefits to the Directors and Executive Officers of the Company or Members of the Management Committee of Holding LLC.

                              CERTAIN TRANSACTIONS

FORMATION TRANSACTIONS

    In connection with its formation, the Company has been a party to the following transactions with its executive officers, directors and five percent shareholders:

    In December 1996, the Company entered into a Securities Subscription Agreement with PageNet NV, Warburg Pincus, IVP Cayman, Multiponto and TVA pursuant to which, among other things, the Company issued shares of Common Stock, Preferred Stock and subscription bonds to purchase Common Stock. The Company believes that the terms of the Securities Subscription Agreement were negotiated at arm's-length by the initial investors in the Company. In connection with the formation of the Company, the Company granted registration rights to Warburg Pincus, IVP Cayman, PageNet NV, Multiponto and TVA with respect to all shares of Common Stock and Preferred Stock owned by them. See "Principal Shareholders-- Registration Rights Agreement."

    In December 1996, the Company and PageNet entered into a Technical Services Agreement pursuant to which PageNet will provide technical services and support, including (i) assistance with the conversion and construction of the Company's paging infrastructure; (ii) access to the PageNet personnel and management supervision to assist the Company in providing paging services; (iii) training of key members of the Company's management; (iv) making available on an exclusive basis in Brazil, technology, software, new product development, and system design; and (v) interfacing with vendors to seek favorable prices and services, comparable to those obtained by PageNet. In addition, pursuant to the terms of the Technical Services Agreement, PageNet granted to the Company, among other things, an exclusive, royalty-free license (the "Intellectual Property License") to use the trademarks PageNet and VoiceNow and the tradename Paging Network in connection with the Company's advertisement, promotion, marketing, sale, development, and provision of telecommunications services in Brazil. Subject to certain rights to sublicense, the Intellectual Property License is non-transferable. In consideration of the performance of PageNet's obligations under the Technical Services Agreement, the Company has granted PageNet NV the right (in the form of subscription bonds) to purchase 325,982 shares of the Common Stock at an exercise price of approximately US$.025 per share (after giving effect to the Common Stock Split). The initial term of the Technical Services Agreement is five years. The initial term will be extended for successive three-year terms unless either party gives notice of its intent not to so extend at least one year prior to the end of the then current term. PageNet may, however, terminate the agreement (i) six months after it ceases to beneficially own at least five percent of the Common Stock outstanding on a fully diluted basis including the subscription bonds to purchase such Common Stock or (ii) if any entity other than Warburg Pincus owns 50% or more of the Common Stock outstanding on a fully diluted basis including the subscription bonds to purchase such Common Stock. The Intellectual Property License will survive the termination of the Technical Services Agreement absent breach by the Company of its obligations thereunder or if Brazilian governmental action requires a termination of the Intellectual Property License. In the event the Intellectual Property License is terminated, PageNet will not, for a period of two years from such termination, use the trademarks PageNet or VoiceNow in Brazil for Licensed Services (as defined in the Intellectual Property License). In addition, the Company is subject to certain performance standards and other obligations, the non-compliance with which permit PageNet to terminate the Technical Services Agreement (including the Intellectual Property License). The Company believes that the Technical Services Agreement was negotiated at arm's-length by the initial investors in the Company. See "Risk Factors--Risk Factors Relating to the Company and the Offering--Dependence on PageNet Technical Services and Support."

    In December 1996, the Company entered into Operating Agreements with each of the Licenseholders pursuant to which the Licenseholders have granted the Company the exclusive right to resell paging services utilizing the paging licenses held by the Licenseholders (the "Licenses"). The Company and each Licenseholder have also entered into Transfer Agreements, pursuant to which the Licenseholders have agreed to transfer the Licenses to the Company following the three year waiting period mandated by Brazilian law or on such earlier date as may be permitted by Brazilian law. In consideration of the performance by each Licenseholder of its obligations under such agreements and after giving effect to the Common Stock Split, the Company has (i) issued and sold to IVP Cayman 325,982 shares of the Common Stock for a purchase price of approximately US$.025 per share, (ii) issued and sold to Multiponto 81,495 shares of the Common Stock for a purchase price of approximately US$.025 per share and has granted Multiponto the right (in the form of subscription bonds) to purchase up to 40,748 shares of Common Stock at a price of approximately US$.025 per share and (iii) has granted TVA the right (in the form of subscription bonds) to purchase up to 40,748 shares of Common Stock at a price of US$.025 per share. The Company believes that the Operating Agreements and the Transfer Agreements were negotiated at arm's-length by the initial investors in the Company. Given that certain acts or omissions by a Licenseholder could result in the revocation of its paging licenses or unavailability of such licenses to the Company, the Licenseholders have agreed to several covenants in the Operating Agreements designed to limit such risk to the Company. See "Risk Factors--Risk Factors Relating to the Company and the Offering--Regulation and Ownership of Licenses." and "Business--Government Regulation--Paging License Ownership; Operating Agreements; Agreements to Transfer Licenses."

RESTRUCTURING TRANSACTIONS

    In connection with the sale of the Old Notes, Warburg Pincus contributed all shares of Common Stock directly owned by it to Holding LLC in exchange for 100% of the voting member interests in Holding LLC. In addition, pursuant to a subscription agreement (the "Subscription Agreement") with the Company, Holding LLC purchased shares of Common Stock equivalent to 7.0% of the Common Stock on a fully diluted basis for the capital accounts of the holders of non-voting member interests in Holding LCC (such transactions collectively referred to as the "Restructuring").

    The Subscription Agreement imposes a number of covenants on the Company for the benefit of Holding LLC, including (i) providing certain financial information concerning the Company and its subsidiaries that Holding LLC is required to provide to its Members, (ii) subject to debt instruments to which the Company is a party, distributing cash to Holding LLC in an amount that is intended to approximate the Members' U.S. federal income tax liability on the net income allocated to the Members for U.S. federal income tax purposes by Holding LLC (but there can be no assurance that such amount will be sufficient in all cases to discharge such tax liabilities), (iii) creating a sponsored American Depositary Receipt program for the Common Stock that will be in effect on or prior to the occurrence of a Liquidation Event (as defined in the Subscription Agreement) and (iv) notifying Holding LLC at the appropriate time that there is no material likelihood that PageNet do Brasil should be considered a "passive foreign investment company" for U.S. federal income tax purposes for its current or any future taxable year. The Company believes that the Restructuring was negotiated at arm's-length with Holding LLC.

    All future transactions between the Company and its officers, directors, principal shareholders or their respective affiliates, will be on terms no less favorable to the Company than can be obtained from unaffiliated third parties.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of Common Stock and Preferred Stock as determined in accordance with Rule 13d-3 under the Exchange Act, unless otherwise stated with respect to (i) each person known by the Company to be the beneficial owner of more than five percent of any class of the Company's voting securities and (ii) all directors and executive officers of the Company, as a group.

                                                                       COMMON STOCK              PREFERRED STOCK
                                                                 -------------------------  --------------------------
NAME AND ADDRESS OF                                                NUMBER                     NUMBER
BENEFICIAL OWNER                                                 OF SHARES   PERCENTAGE(1)   OF SHARES    PERCENTAGE
---------------------------------------------------------------  ----------  -------------  -----------  -------------

Paging Brazil Holding Co., LLC
  c/o Warburg, Pincus Ventures, L.P.
  466 Lexington Avenue
  New York, New York 10017(2)..................................     939,955         68.2%           --            --

Warburg, Pincus Ventures, L.P.
  466 Lexington Avenue
  New York, New York 10017(2)(3)...............................     939,955         68.2%       20,000          66.7%

Paging Network International N.V.
  4965 Preston Park Blvd.
  Plano, Texas 75093(4)........................................     325,982         19.1%           --            --

IVP Paging (Cayman) L.P.
  c/o Maples and Calder
  P.O. Box 309
  George Town, Grand Cayman
  Cayman Islands, B.W.I........................................     325,982         23.7%        8,000          26.7%

Multiponto Telecomunicacoes Ltda.
  Avenida Presidente Wilson No. 231
  Rio de Janeiro, Brazil(5)....................................     122,243          8.6%        2,000           6.7%

Douglas M. Karp(6)
  Warburg, Pincus Ventures, L.P.
  466 Lexington Avenue
  New York, New York 10017.....................................     939,955         68.2%       20,000          66.7%

All directors and executive officers as a group
  (7 persons)(7)...............................................      30,805          2.2%           --            --

------------------------

(1) Calculated in accordance with Rule 13d-3 under the Exchange Act.

(2) Pursuant to the Restructuring, Warburg Pincus contributed 814,955 shares of Common Stock held by it to Holding LLC in exchange for 100% of the Class A Holding Shares. Pursuant to the LLC Agreement, Warburg exercises voting control over all the shares of Common Stock held by Holding LLC. See "Certain Transactions--Restructuring Transactions."

(3) The sole general partner of Warburg Pincus is Warburg, Pincus & Co., a New York general partnership ("WP"). E.M. Warburg, Pincus & Co., LLC, a New York limited liability company ("EMW LLC"), manages Warburg Pincus. The members of EMW LLC are substantially the same as the partners of WP. Lionel I. Pincus is the managing partner of WP and the managing member of EMW LLC. WP has a 15% interest in the profits of Warburg Pincus as the general partner, and also owns approximately 1.2% of the limited partnership interest in Warburg Pincus.

(4) PageNet NV holds a subscription bond that is currently exercisable into 325,982 shares of Common Stock.

(5) Multiponto holds a subscription bond that is currently exercisable into 40,748 shares of Common Stock.

(6) All shares indicated as owned by Mr. Karp are owned by Warburg Pincus and are included because of Mr. Karp's affiliation with Warburg Pincus. Mr. Karp, a Manager of Holding LLC, is a Managing Director and member of EMW LLC and a general partner of WP.

(7) Excludes directors qualifying shares.

SHAREHOLDERS AGREEMENT

    The relations among the Company's shareholders, Warburg Pincus, PageNet NV, IVP Cayman, Multiponto, TVA (together, the "Shareholders") and Messrs. Trynin and Fregenal (together with other stockholding members of the Company's management "Management Investors"), are governed by a Shareholders Agreement, dated as of December 11, 1996, as amended as of March 10, 1997 (the "Shareholders Agreement"). The following describes certain terms of the Shareholders Agreement:

    BOARD OF DIRECTORS. The Company is managed by a Board of Directors that is currently comprised of five members. For so long as IVP Cayman beneficially owns at least 10% of the Common Stock outstanding on a fully diluted basis, IVP Cayman will have the right to designate one director to the Board of Directors. For so long as (i) PageNet NV beneficially owns at least 10% of the Common Stock outstanding on a fully diluted basis or (ii) the Technical Services Agreement is in full force and effect, PageNet NV shall have the right to designate one director to the Board of Directors. For so long as Warburg Pincus beneficially owns more shares of Common Stock outstanding on a fully diluted basis than any other shareholder of the Company, Warburg Pincus will have the right if it so chooses to designate a majority of the directors of the Board of Directors. In the event Warburg Pincus is not entitled to designate a majority of the Board of Directors, but Warburg Pincus beneficially owns at least 10% of the Common Stock outstanding on a fully diluted basis, Warburg Pincus will have the right to designate one director to the Board of Directors.

    RESTRICTIONS ON TRANSFER OF STOCK. Neither IVP Cayman nor PageNet NV will sell, assign, transfer or otherwise dispose of ("Transfer") any capital stock of the Company ("Capital Stock") held by it without the prior written approval of Warburg Pincus, which approval will not be unreasonably withheld. Such restriction applies to IVP Cayman only for a period of five years following the issuance of any such stock. The Management Investors may not Transfer stock held by them for a period of five years following the issuance of such stock, subject to certain exceptions.

    PAGENET NV RIGHT OF FIRST OFFER. PageNet NV has a right of first offer with respect to either the Transfer by any Shareholder or the Transfer by the Company of any of its assets.

    TAG-ALONG RIGHTS; DRAG-ALONG RIGHTS. The Shareholders Agreement provides tag-along rights for (i) the Management Investors in the event that the Shareholders Transfer all their shares of Common Stock and (ii) each Investor in the event that another Shareholder Transfers any of its Capital Stock. In the event that Warburg Pincus chooses to Transfer all its shares of Common Stock or Preferred Stock to a proposed transferee, the Shareholders Agreement provides that Warburg Pincus may require each other Shareholder to Transfer all its shares of Common Stock or Preferred Stock, as the case may be, to such transferee.

    PREEMPTIVE RIGHTS. Except in connection with an underwritten public offering or a merger of the Company, the Shareholders Agreement provides each Shareholder with preemptive rights in connection with any issuance of equity securities by the Company. Each Shareholder has agreed to waive its preemptive rights in connection with the issuance of shares of Common Stock to Holding LLC.

    CONSENT RIGHTS OF PREFERRED STOCK. The consent of the holders of a majority in interest of the outstanding Preferred Stock is required for any of the following actions to be taken by the Company: (i) the acquisition or disposition of significant assets outside the ordinary course of business, (ii) the incurrence of any indebtedness or other commitment in excess of US$250,000,
(iii) the amendment of the by-laws (ESTATUTOS SOCIAIS) of the Company (the "By-laws"), (iv) the guarantee of any third party indebtedness or the incurrence of any lien outside the ordinary course of business, (v) transactions with affiliates, (vi) the entry by the Company into a new business, (vii) the issuance of any equity securities, and (viii) the winding up, liquidation or dissolution of the Company. The consent rights of the holders of the Preferred

Stock with respect to the matters described in clauses (i) through (vi) above will not be required in the event that Warburg Pincus ceases to beneficially own any shares of Preferred Stock.

REGISTRATION RIGHTS AGREEMENT

    In connection with the formation of the Company, the Company entered into a Registration Rights Agreement with the Shareholders (the "Registration Rights Agreement"), pursuant to which the Company granted registration rights with respect to all shares of Common Stock and Preferred Stock owned by the Shareholders. Such registration rights also extend to any capital stock of the Company issued as a dividend in respect of such shares. Subject to certain customary exceptions and limitations, the Company has agreed to provide two demand registrations to the holders of Registrable Securities (as defined in the Registration Rights Agreement), which may be exercised by the holders of more than 50% of the Registrable Securities. The Registration Rights Agreement also provides for piggyback registration rights in the event the Company files a registration statement for the sale of its securities, subject to certain customary exceptions and limitations. In addition, once the Company is qualified to use Form F-3 or S-3 under the Securities Act, the holders of Registrable Securities shall have the right to request four registrations on Form F-3 or S-3 to register all or a portion of such shares under the Securities Act, subject to certain conditions. In general, all fees, costs and expenses of such registration (other than underwriting discounts and selling commissions applicable to sales of the Registrable Securities) will be borne by the Company. The Company has agreed to indemnify the holders of Registrable Securities from any liability arising out of or relating to any untrue statement of a material fact or any omission of a material fact in any registration statement or prospectus filed by the Company pursuant to the Registration Rights Agreement, subject to certain exceptions.

                            DESCRIPTION OF THE NOTES

    The Old Notes were issued and the New Notes are issued under an Indenture dated as of June 1, 1997 between Paging Network do Brasil S.A. (the "Company") and The Chase Manhattan Bank, as trustee (the "Trustee"), a copy of which is available upon request to the Company. The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except for certain transfer restrictions and registration rights relating to the Old Notes and except that if the Exchange Offer is not consummated by November 3, 1997, the interest rate borne by the Old Notes will increase by 0.50% per annum for the first 90-day period following November 3, 1997 and will increase by an additional 0.50% per annum with respect to each subsequent 45-day period up to a maximum amount of 2.00% per annum. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939 and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the Trust Indenture Act, as in effect on the date of the Indenture, and to the Trust Indenture Act, in the case of the Exchange Notes, if any, or the effectiveness of a Notes Shelf Registration Statement. Whenever particular provisions or definitions of the Indenture, the Notes or the terms defined therein are referred to herein, such provisions or definitions are incorporated herein by reference. The definitions of certain capitalized terms used in the following summary are set forth below under "--Certain Definitions."

    Remaining Old Notes still outstanding after the consummation of the Exchange Offer and New Notes issued in connection with the Exchange Offer will be treated as a single class of securities under the Indenture.

GENERAL

    The Notes will be issued only in registered form, without coupons, in denominations of US$1,000 and integral multiples of US$1,000. See "Book-Entry; Delivery and Form." The Company has appointed The Chase Manhattan Bank to serve as Registrar, Co-Paying Agent and Trustee under the Indenture at its offices at 450 West 33rd Street, New York, New York 10001 and Chase Trust Company ("Chase Japan") to serve as Principal Paying Agent under the Indenture at its offices at 2-1, Marunouchi 1-chome, Chiyoda-ku, Tokyo 100, Japan. The Trustee, the Registrar, the Company and the Principal Paying Agent are responsible for, among other things, (i) maintaining a record of the registration of ownership, exchange and transfer of the Notes and accepting Notes for exchange and transfer, (ii) ensuring that payments of the principal and interest received from the Company or any Guarantor in respect of the Notes are duly paid to the registered holders thereof, (iii) transmitting to the Company any notices or other communications from holders of Notes and (iv) transmitting to the holders of Notes notice of the occurrence of any Default after obtaining knowledge thereof. No service charge will be made for any registration of transfer or exchange of the Notes, except for any tax or other governmental charge that may be imposed in connection therewith.

MATURITY, INTEREST AND PRINCIPAL

    The Notes are general unsecured senior obligations of the Company, limited to US$125,000,000 aggregate principal amount, and will mature on June 6, 2005. See "--Ranking of the Notes."

    Interest on the Notes will be payable, in cash at a rate of 13 1/2% per annum, semi-annually in arrears on each June 6 and December 6 (each, an "Interest Payment Date"), commencing December 6, 1997, to the holders of record of Notes at the close of business on the May 15 and November 15 immediately preceding such Interest Payment Date. Interest will accrue from the most recent Interest Payment Date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from the Issue Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months. Interest on overdue principal and, to the extent permitted by law, on overdue installments of interest will accrue at the rate of interest borne by the Notes.

    Whenever in the Indenture or in this "Description of the Notes" there is mentioned, in any context, the payment of amounts based upon the payment of principal, premium, if any, interest or of any other amount payable under or with respect to any Note, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

ADDITIONAL AMOUNTS

    All payments made by the Company or any Guarantor under or with respect to the Notes or any Guarantee will be made free and clear of and without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature ("Taxes") imposed or levied by or on behalf of any taxing authority within the Federative Republic of Brazil or Japan, unless the Company or any Guarantor is required to withhold or deduct any amount for or on account of Taxes by law or by the interpretation or administration thereof. If the Company or any Guarantor is required to withhold or deduct any amount for or on account of Taxes imposed by a taxing authority within the Federative Republic of Brazil or Japan from any payment made under or with respect to the Notes, the Company or such Guarantor will pay such additional amounts ("Additional Amounts") as may be necessary so that the net amount received by each holder of Notes (including Additional Amounts) after such withholding or deduction will not be less than the amount the holder would have received if such Taxes had not been withheld or deducted. No such Additional Amounts will be payable with respect to a payment made to a holder of Notes (an "Excluded Holder") with respect to any Tax which would not have been imposed, payable or due: (i) but for the fact that the holder (or where the holder is an estate, nominee, trust or partnership, any fiduciary, settlor, beneficiary or member) is a domiciliary, national or resident of, or engaging in business, maintaining a permanent establishment or is physically present in, the Federative Republic of Brazil or Japan; (ii) but for the failure to comply with a request by the Company or any Guarantor to satisfy any certification, identification or other reporting requirements, whether imposed by statute, treaty, regulation or administrative practices, concerning nationality, residence or connection with the Federative Republic of Brazil or Japan; or
(iii) if, where presentation is required, the presentation for payment had occurred within 30 days after the date such payment was due and payable or was provided for, whichever is later. The obligation to pay Taxes and Additional Amounts in respect of Taxes shall not apply to (a) any estate, inheritance, gift, sales, transfer, personal property or any similar Tax or (b) any Tax which is payable otherwise than by deduction or withholding from payments made under or with respect to the Notes. The Company or the Guarantor, as applicable, will
(i) make such withholding or deduction and (ii) remit the full amount deducted or withheld to the relevant authority (the "Taxing Authority") in accordance with applicable law. The Company or the Guarantor, as applicable, will obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Taxing Authority imposing such Taxes and will provide such certified copy to the Principal Paying Agent for prompt forwarding to the holder. The Company or the Guarantor, as applicable, will attach to each certified copy a certificate stating (x) that the amount of withholding tax evidenced by the certified copy was paid in connection with payments in respect of the principal amount of Notes then outstanding and (y) the amount of such withholding tax paid per US$1,000 of principal amount of the Notes. The Indenture will further provide that, if the Company or any Guarantor conducts business in any jurisdiction (the "Taxing Jurisdiction") other than the Federative Republic of Brazil or Japan in a manner which causes Holders to be liable for taxes on payments under the Notes or any Guarantee, as the case may be, for which they would not have been so liable but for such conduct of business in the Taxing Jurisdiction, the Additional Amounts provision described above shall be considered to apply to such Holders as if references in such provision to "Taxes" included taxes imposed by way of deduction or withholding by such Taxing Jurisdiction. See "Tax Considerations--United States--Tax Considerations Applicable to Holding Notes--Effect of Brazilian Withholding Taxes."

    At least 30 days prior to each date on which any payment under or with respect to the Notes is due and payable (unless such obligation to pay Additional Amounts arises after the 30th day prior to such date, in which case it shall be promptly thereafter), if the Company or any Guarantor will be obligated to pay Additional Amounts with respect to such payment, the Company or such Guarantor will deliver to the Trustee and each Paying Agent an Officers' Certificate stating the fact that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable the Trustee and each Paying Agent to pay such Additional Amounts to holders of Notes on the payment date. Each Officers' Certificate shall be relied upon until receipt of a further Officers' Certificate addressing such matters.

ESCROW ACCOUNT

    The Indenture provided that upon the closing of the offering of the Old Notes, the Company purchase and pledge to the Trustee for the benefit of holders of the Notes the Pledged Securities in such amount as will be sufficient upon receipt of scheduled interest and principal payments of such securities, based on the report of an internationally recognized firm of independent public accountants selected by the Company, to provide for payment in full of the first six scheduled interest payments due on the Notes through June 6, 2000. Accordingly, the Company used approximately US$46 million of the net proceeds of the sale of the Old Notes to acquire the Pledged Securities. The Pledged Securities are pledged by the Company to the Trustee for the benefit of the holders of Notes pursuant to the Pledge Agreement and are held in the United States by the Trustee in the Pledge Account (as defined herein). A failure by the Company to pay interest on the Notes in a timely manner through June 6, 2000 will constitute an immediate Event of Default under the Indenture, with no grace or cure period. The Pledge Account does not include collateral to secure any Additional Amounts which might become payable with respect to the Notes. See "-- Additional Amounts."

    Pursuant to the Pledge Agreement, interest earned on the Pledged Securities will be added to the Pledge Account. In the event that the funds or Pledged Securities held in the Pledge Account exceed the amount sufficient, based on the report of an internationally recognized firm of independent public accountants selected by the Company, to provide for payment in full of the first six scheduled interest payments due on the Notes (or, in the event an interest payment or payments have been made, an amount sufficient to provide for payments in full or any interest payments remaining, up to and including the sixth scheduled interest payment) the Trustee will be permitted to release to the Company at the Company's request any such excess amount. The Notes will be secured by a security interest in the Pledged Securities and in the Pledge Account and, accordingly, the Pledged Securities and the Pledge Account will also secure repayment of the principal amount of the Notes to the extent of such security.

    Pursuant to the Pledge Agreement, if the Company makes the first six scheduled interest payments on the Notes in a timely manner, immediately after the sixth scheduled interest payment any remaining Pledged Securities will be released from the Pledge Account and thereafter the Notes will be unsecured.

REDEMPTION

    OPTIONAL REDEMPTION

    Except as set forth below, the Notes will not be redeemable at the Company's option prior to maturity.

    OPTIONAL REDEMPTION BY THE COMPANY. The Notes will be redeemable, in whole or in part, at any time on or after June 6, 2001 at the option of the Company, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest to the redemption date, if redeemed during the 12-month period beginning June 6 of the years indicated below:

                                                                                   REDEMPTION
YEAR                                                                                  PRICE
---------------------------------------------------------------------------------  -----------
2001.............................................................................      106.75%
2002.............................................................................      104.50%
2003.............................................................................      102.25%
2004 and thereafter..............................................................      100.00%

    Notwithstanding the foregoing, on or prior to June 6, 2000, the Company may, at its option, use the net proceeds of one or more Significant Equity Offerings (as defined below) yielding gross cash proceeds of not less than US$35,000,000 (or, to the extent non-U.S. dollar denominated, the U.S. Dollar Equivalent thereof) to redeem up to an aggregate of 35% of the principal amount of the Notes originally issued from the holders of Notes on a PRO RATA basis (or as nearly PRO RATA as practicable), at a redemption price of 113 1/2% of the principal amount thereof, plus accrued and unpaid interest to the redemption date; PROVIDED that not less than US$81,250,000 aggregate principal amount of Notes would remain outstanding immediately after such redemption. To effect the foregoing redemption, the Company must mail a notice of redemption not later than 60 days after the consummation of the Significant Equity Offering that resulted in the requisite gross proceeds.

    As used above, "Significant Equity Offering" means a public offering of Capital Stock (other than Disqualified Capital Stock) of the Company (or American Depositary Receipts or Global Depositary Receipts representing such Capital Stock) either (x) in the United States pursuant to an offering registered under the Securities Act or (y) in Brazil pursuant to an offering registered with the Comissao de Valores Mobiliarios ("CVM") and listed on the Sao Paulo Stock Exchange or Rio de Janeiro Stock Exchange and/ or (z) in the United Kingdom pursuant to an offering that results in such Capital Stock (or Global Depositary Receipts representing such Capital Stock) being listed on the London Stock Exchange or the Luxembourg Stock Exchange.

    REDEMPTION FOR CHANGES IN WITHHOLDING TAXES. The Notes may be redeemed at the option of the Company, in whole but not in part, at any time prior to maturity if (A) there is any change in or amendment to the Treaty to Avoid Double Taxation entered into between the Federative Republic of Brazil and Japan, approved by Legislative Decree No. 43 dated November 23, 1967, and enacted in Brazil by Decree No. 61,899 dated December 14, 1967, as amended by Decree No. 81,194 dated January 9, 1978, which has the effect of increasing the rate of tax applicable under such treaty to a rate exceeding 15.0% of interest payable; or (B) (i) as the result of any change in or amendment to the laws or regulations of the Federative Republic of Brazil or Japan, the Company has or will become obligated to pay, or (ii) any act is taken by a taxing authority of the Federative Republic of Brazil or Japan after the date of issuance of the Notes (whether or not such act is taken with respect to the Company or any Affiliate thereof) that results in a substantial probability that the Company will be required to pay, Additional Amounts (excluding interest and penalties) in excess of the Additional Amounts that the Company would be obligated to pay if Brazilian Taxes (excluding interest and penalties) were payable with respect to such payments of interest at a rate of 15.0% and such obligation cannot be avoided by the Company, taking reasonable measures available to it, upon not more than 60 nor less than 30 days' notice to the holders of such Notes (with copies to the Trustee and each Paying Agent) at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, plus any such Additional Amounts payable with respect to such redemption price and interest as provided under "--Additional Amounts." Prior to the giving of notice of redemption of the Notes as described herein and as a condition to any such redemption, the Company will deliver to the Trustee an Officers' Certificate (together with a copy of the written opinion of counsel to the effect that the applicable rate has so increased, or the Company has or will become so obligated, or that an act taken by a taxing authority of Brazil has resulted in a substantial probability that the Company will become so obligated to pay Additional Amounts as a result of such change, amendment, interpretation or act), stating that the Company is entitled to effect such redemption and setting forth in reasonable detail a statement of facts relating thereto. No notice of redemption shall be given earlier than 60 days prior to the earliest date on which the Company would be obligated or there is a substantial probability that the Company would be obligated to pay such Additional Amounts were a payment in respect of the Notes then due and, at the time such notice of redemption is given, such obligation to pay, or such substantial probability that the Company will be required to pay, such Additional Amounts remains in effect.

    SELECTION; EFFECT OF REDEMPTION NOTICE. Notice of an optional redemption must be given no less than 30 nor more than 60 days prior to the applicable redemption date. In the case of a partial redemption, selection of the Notes for redemption will be made by lot, PRO RATA or by such other method as the Trustee in its sole discretion deems fair and appropriate or in such manner as complies with the requirements of the principal securities exchange, if any, on which the Notes being redeemed are listed and DTC; PROVIDED that any redemption following one or more Significant Equity Offerings will be made on a PRO RATA or on as nearly a PRO RATA basis as practicable (subject to the procedures of DTC). Upon giving of a redemption notice, interest on Notes called for redemption will cease to accrue from and after the date fixed for redemption (unless the Company defaults in providing the funds for such redemption) and, upon redemption on such redemption date, such Notes will cease to be outstanding.

    MANDATORY REDEMPTION

    SINKING FUND. The Company will not be required to make any mandatory sinking fund payments in respect of the Notes.

    OFFERS TO PURCHASE UPON CHANGE OF CONTROL AND CERTAIN ASSET
SALES. Following the occurrence of a Change of Control, the Company will be required to make an offer to purchase all outstanding Notes at a price of 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase, and purchase all Notes validly tendered pursuant thereto. In addition, the Company may be obligated to make an offer to purchase Notes with a portion of the Net Cash Proceeds of certain Asset Sales at a price of 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. See "--Certain Covenants--Change of Control" and "--Disposition of Proceeds of Asset Sales," respectively.

BRAZILIAN CENTRAL BANK CONSENT FOR OPTIONAL AND MANDATORY REDEMPTION OF NOTES

    The consent of the Brazilian Central Bank is needed for the payment of principal of, premium on and interest on the Notes upon acceleration of the Notes following an Event of Default. In addition, the consent of the Brazilian Central Bank is needed for payments in respect of the Notes upon (i) a redemption or repurchase by the Company at its option, (ii) a Change of Control or (iii) an Asset Sale. See "Risk Factors--Risk Factors Relating to Brazil--Controls and Restrictions on U.S. Dollar Remittances."

RANKING

    The indebtedness of the Company and the Guarantors evidenced by the Notes and the Guarantees will rank senior in right of payment to all indebtedness of the Company or such Guarantors, as the case may be, that is subordinated to the Notes or such Guarantees, as applicable, by its terms and will rank PARI PASSU in right of payment with all other existing or future unsecured and unsubordinated indebtedness of the Company or such Guarantors, as the case may be. At the Issue Date, it is expected that there will be no outstanding indebtedness of the Company ranking PARI PASSU with or junior in right of payment to the Notes. As of the date of this Prospectus, the Company has no Subsidiaries and, accordingly, there are no Guarantors. The Notes will be effectively subordinated in right of payment to all liabilities, including trade payables, of any Subsidiaries organized or acquired by the Company hereafter, except to the extent such Subsidiaries are required to become Guarantors as set forth under "--Certain Covenants--Issuance of Guarantees by Material Restricted Subsidiaries; Release of Guarantees." See "Use of Proceeds" and "Capitalization."

CERTAIN COVENANTS

    Set forth below are certain covenants that are contained in the Indenture.

    LIMITATION ON ADDITIONAL INDEBTEDNESS AND PREFERRED STOCK OF RESTRICTED SUBSIDIARIES. The Indenture provides that (i) the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume, issue, guarantee or in any manner become directly or indirectly liable for or with respect to, contingently or otherwise, the payment of (collectively, to "incur") any Indebtedness (including any Acquired Indebtedness) and (ii) the Company will not permit any Restricted Subsidiary that is not a Guarantor to issue any Preferred Stock, in each case, except for Permitted Indebtedness; PROVIDED that (a) the Company and any Guarantor will be permitted to incur Indebtedness (including Acquired Indebtedness) and (b) any Restricted Subsidiary that is not a Guarantor will be permitted to issue Preferred Stock, if, in each case, after giving PRO FORMA effect to such incurrence or issuance and any concurrent financing (including the application of the net proceeds therefrom), the ratio of (x) Total Consolidated Indebtedness and Subsidiary Preferred Stock to (y) Annualized Pro Forma Consolidated Operating Cash Flow for the latest fiscal quarter for which consolidated financial statements of the Company are available preceding the date of such incurrence or issuance would be either (1) less than or equal to 5.75 to 1.00 if such incurrence or issuance is on or prior to December 31, 2000 or (2) less than or equal to 5.00 to 1.00 if such incurrence or issuance is on or after January 1, 2001.

    LIMITATION ON RESTRICTED PAYMENTS. The Indenture provides that the Company will not, and will not permit any of the Restricted Subsidiaries to, make, directly or indirectly, any Restricted Payment unless:

        (i) no Default shall have occurred and be continuing at the time of or after giving effect to such Restricted Payment;

        (ii) immediately after giving effect to such Restricted Payment, the Company would be able to incur US$1.00 of Indebtedness under the proviso of the covenant described under "Limitation on Additional Indebtedness and Preferred Stock of Restricted Subsidiaries"; and

       (iii) immediately after giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments declared or made on or after the Issue Date (including any Designation Amount) does not exceed an amount equal to the sum of (a) the difference between (x) the Cumulative Adjusted Available Cash Flow determined at the time of such Restricted Payment and
    (y) 150% of the cumulative Consolidated Interest Expense of the Company determined for the period commencing on the Issue Date and ending on the last day of the latest fiscal quarter for which consolidated financial statements of the Company are available preceding the date of such Restricted Payment PLUS (b) the aggregate net cash proceeds received by the Company (x) as capital contributions to the Company after the Issue Date or
    (y) from the issue or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified Stock) on or after the Issue Date (including, without duplication, upon the exercise of options, warrants or rights) PLUS (c) the aggregate net proceeds received by the Company from the issuance (other than to a Restricted Subsidiary) on or after the Issue Date of its Capital Stock (other than Disqualified Stock) upon the conversion of, or exchange for, Indebtedness of the Company or a Restricted Subsidiary PLUS
    (d) in the case of the disposition or repayment of any Investment constituting a Restricted Payment (other than an Investment made pursuant to clause (v) of the following paragraph) made after the Issue Date an amount equal to the lesser of the return of capital with respect to such Investment and the cost of such Investment, in either case, less the cost of the disposition of such Investment PLUS (e) in the case of the Revocation of the Designation of a Subsidiary as an Unrestricted Subsidiary, an amount equal to the consolidated net Investment (exclusive of the net amount of any Investment made in such Subsidiary while it was an Unrestricted Subsidiary) in such Subsidiary on the date of Revocation but not in an amount exceeding the sum of (1) the Designation Amount with respect to such Subsidiary and
    (2) the net amount of any Investment made in such Subsidiary while it was an Unrestricted Subsidiary, MINUS (f) 50% of the aggregate outstanding principal amount of Indebtedness incurred pursuant to clause (e) of the definition of "Permitted Indebtedness." For purposes of the preceding clauses (b)(y) and (c) and without duplication, the value of the aggregate net cash proceeds received by the Company upon the issuance of Capital Stock either upon the conversion of convertible Indebtedness or in exchange for outstanding Indebtedness or upon the exercise of options, warrants or rights will be the net cash proceeds received upon the issuance of such Indebtedness, options, warrants or rights plus the incremental amount received by the Company upon the conversion, exchange or exercise thereof.

    For purposes of determining the amount expended for Restricted Payments, cash distributed shall be valued at the face amount thereof and property other than cash shall be valued at its Fair Market Value.

    The provisions of this covenant shall not prohibit (i) the payment of any dividend or other distribution within 60 days after the date of declaration thereof, if at such date of declaration such payment would comply with the provisions of the Indenture; (ii) so long as no Default shall have occurred and be continuing, the purchase, redemption, retirement or other acquisition of any shares of Capital Stock of the Company (A) in exchange for or conversion into or
(B) out of the net cash proceeds of the substantially concurrent issue and sale (other than to a Restricted Subsidiary) of shares of Capital Stock of the Company (other than Disqualified Stock); PROVIDED that any such net cash proceeds pursuant to the immediately preceding clause (B) are excluded from clause (iii)(b) of the preceding paragraph; (iii) so long as no Default shall have occurred and be continuing, the purchase, redemption, retirement, defeasance or other acquisition of (A) Preferred Stock of any Restricted Subsidiary that is not a Guarantor made by exchange for or conversion into, or out of the net cash proceeds of, a substantially concurrent issue and sale (other than to a Restricted Subsidiary) of (x) Capital Stock (other than Disqualified Stock) of the Company or (y) other Preferred Stock of such Restricted Subsidiary having an Average Life to Stated Maturity equal to or greater than the Average Life to Stated Maturity of the Preferred Stock being purchased, redeemed, retired, defeased or otherwise acquired or (B) Subordinated Indebtedness made by exchange for or conversion into, or out of the net cash proceeds of, a substantially concurrent issue and sale (other than to a Restricted Subsidiary) of (x) Capital Stock (other than Disqualified Stock) of the Company or (y) other Subordinated Indebtedness having an Average Life to Stated Maturity equal to or

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greater than the Average Life to Stated Maturity of the Subordinated
Indebtedness being purchased, redeemed, retired, defeased or otherwise acquired PROVIDED that any such net cash proceeds pursuant to the immediately preceding clause (iii)(A) or (iii)(B) are excluded from clause (iii)(b) of the preceding paragraph; (iv) from and after the date that any Shareholder Commitments shall cease to be effective under applicable law, so long as no Default shall have occurred and be continuing, dividends in respect of Capital Stock of the Company, after taking account of all preceding and contemporaneous dividends and distributions in respect of Capital Stock of the Company, in an amount not exceeding the amount mandated by applicable law; (v) so long as no Default shall have occurred and be continuing, any Investment constituting a Restricted Payment by the Company or any Restricted Subsidiary in any person (including any Unrestricted Subsidiary) in an amount not to exceed US$10,000,000 (or, to the extent non-U.S. dollar denominated, the U.S. Dollar Equivalent thereof) in the aggregate at any time outstanding; (vi) so long as no Default shall have occurred and be continuing and prior to a Liquidation Event (as defined in the LLC Agreement) with respect to Holding LLC, dividends to Holding LLC in an amount not exceeding the amount necessary for Members of Holding LLC to pay Taxes attributable solely to their interest in Holding LLC; (vii) the redemption, repurchase, retirement or other acquisition of any Capital Stock of the Company from an employee or former employee of the Company or any of its Subsidiaries in connection with such employee's death, disability or termination of employment; PROVIDED that the amount expended by the Company or any of its Restricted Subsidiaries in connection with such redemption, repurchase, retirement or other acquisition does not exceed US$500,000 (or, to the extent non-U.S. dollar denominated, the U.S. Dollar Equivalent thereof) per year; PROVIDED, FURTHER, that any portion of such permitted amount which is not expended in one year may be carried forward for up to two consecutive years; or
(viii) so long as no Default shall have occurred and be continuing, the making of a direct or indirect Investment constituting a Restricted Payment out of the proceeds of a concurrent capital contribution in respect of existing Capital Stock (other than Disqualified Capital Stock) of the Company or from the issue or sale (other than to a Subsidiary) of Capital Stock (other than Disqualified Capital Stock) of the Company; PROVIDED that any such net cash proceeds are excluded from clause (iii)(b) of the second preceding paragraph. Restricted Payments of the type set forth in the preceding clauses (iv), (v), (vi) and
(vii) shall be included in making the determination of available amounts under clause (iii) of the preceding paragraph.

    The Indenture provides that the Company will be required to obtain, as a condition to the issuance of the Notes, and to thereafter maintain, enforceable written commitments (the "Shareholder Commitments") from each shareholder of the Company agreeing that such shareholder will not exercise its voting rights to receive mandatory statutory dividends (without limiting such shareholder's right otherwise to receive dividends pursuant to and in compliance with the covenant described under "Limitation on Restricted Payments"), provided that a Shareholder Commitment will cease to be effective on the first to occur of (w) the date that shares of Capital Stock of the Company are issued and listed on a Brazilian securities exchange in connection with a bona fide public offering of such shares or the date that any shares of the Capital Stock of the Company are otherwise effectively listed and traded on any Brazilian securities exchange;
(x) the date that none of the Notes remain outstanding; (y) June 6, 2002; or (z) the date that such commitment is no longer effective, enforceable or legal under applicable Brazilian laws and regulations (including without limitation any construction or interpretation thereof by the CVM, any court or any other governmental authority). The Indenture will provide that the Company will obtain Shareholder Commitments in connection with any future issuances of Capital Stock to the extent the Shareholder Commitment would then be effective, enforceable and legal under the terms of the foregoing proviso.

    LIMITATION ON LIENS SECURING CERTAIN INDEBTEDNESS. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Liens of any kind against or upon any of its property or assets, or any proceeds therefrom, which secure either
(i) Subordinated Debt Securities unless the Notes and the Guarantees, as applicable, are secured by a Lien

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
on such property, assets or proceeds that is senior in priority to the Liens securing such Subordinated Debt Securities or (ii) Pari Passu Debt Securities unless the Notes and the Guarantees, as applicable, are equally and ratably secured with the Liens securing such Pari Passu Debt Securities. The Indenture will also provide that the Company will not create, incur or suffer to exist any Lien of any kind (other than the Lien of the Pledgee) against or upon the Pledged Securities and will not terminate the Lien of the Pledgee on the Pledged Securities.

    ISSUANCE OF GUARANTEES BY MATERIAL RESTRICTED SUBSIDIARIES; RELEASE OF GUARANTEES. The Indenture provides that each Material Restricted Subsidiary will become a guarantor of the Notes (each a "Guarantor" and collectively the "Guarantors"). Each Guarantor will fully and unconditionally guarantee (collectively, the "Guarantees"), jointly and severally, on a senior unsecured basis to each holder of a Note the due and punctual payment of the principal of, premium, if any, and interest on, and all other amounts owing in respect of such Note (and any Additional Amounts payable in respect thereof) and under the Indenture. Each Guarantor will deliver a written instrument in the form attached to the Indenture evidencing its Guarantee.

    Pursuant to each Guarantee, if the Company defaults in payment of any amount owing in respect of any Notes, the Guarantor will be obligated to duly and punctually pay the same. Pursuant to the terms of the Indenture, each of the Guarantors has agreed that its obligations under its Guarantee will be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

    If no Default exists or would exist under the Indenture, concurrently with any sale or disposition (by merger or otherwise) of any Guarantor (other than a transaction subject to the provisions described under "--Consolidation, Merger, Sale of Assets, Etc.") by the Company or a Restricted Subsidiary to any person that is not an Affiliate of the Company or any of the Restricted Subsidiaries which is in compliance with the terms of the Indenture, such Guarantor will automatically and unconditionally be released from all obligations under its Guarantee.

    BUSINESS OF THE COMPANY AND RESTRICTED SUBSIDIARIES. The Indenture will provide that the Company will not, and will not permit any of the Restricted Subsidiaries to, be principally engaged in any business or activity other than a Permitted Business.

    LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise enter into or cause to become effective any consensual encumbrance or consensual restriction of any kind on the ability of any Restricted Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distributions on its Capital Stock or any other interest or participation in, or measured by, its profits owned by the Company or any Restricted Subsidiary, (b) pay any Indebtedness owed to the Company or a Restricted Subsidiary, (c) make any Investment in the Company or any Restricted Subsidiary or (d) transfer any of its property or assets to the Company or to any Restricted Subsidiary, except for (i) any such customary encumbrance or restriction contained in a security document creating a Lien permitted under the Indenture to the extent such encumbrance or restriction applies to action following a default in respect of the applicable secured obligation, (ii) any such encumbrance or restriction pursuant to any agreement existing on the Issue Date, (iii) any such encumbrance or restriction with respect to a Restricted Subsidiary that is not a Restricted Subsidiary on the Issue Date which encumbrance or restriction is in existence at the time such person becomes a Restricted Subsidiary but not created in contemplation thereof,
(iv) any such encumbrance or restriction existing under any agreement that refinances, replaces or amends an agreement containing a restriction permitted by clause (iii) above, PROVIDED that the terms and conditions of any such restrictions are not materially less favorable to the holders of Notes than those under or pursuant to the agreement being replaced or amended or the

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agreement evidencing the indebtedness refinanced, (v) any such encumbrance or restriction imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary and (vi) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices.

    LIMITATION ON TRANSACTIONS WITH AFFILIATES. The Indenture provides that the Company will not, and will not permit, cause, or suffer any Restricted Subsidiary to, conduct any business or enter into any transaction or series of related transactions with or for the benefit of any of their respective Affiliates or any beneficial holder of ten percent or more of any class of Capital Stock of the Company or any officer or director of the Company or any Restricted Subsidiary (each an "Affiliate Transaction"), except on terms that are fair and reasonable to the Company or such Restricted Subsidiary, as the case may be. Each Affiliate Transaction involving aggregate payments or other property having a Fair Market Value in excess of US$2,000,000 (or, to the extent non-U.S. dollar denominated, the U.S. Dollar Equivalent of such amount) shall be approved by the Board of Directors of the Company, such approval to be evidenced by a Resolution of the Board of Directors (delivered to the Trustee) stating that the Board of Directors of the Company (including a majority of the Disinterested Directors) has determined that such transaction complies with the foregoing provisions. In addition to the foregoing, with respect to any Affiliate Transaction involving aggregate consideration in excess of US$5,000,000 (or, to the extent non-U.S. dollar denominated, the U.S. Dollar Equivalent of such amount) or more, the Company must obtain a written opinion (delivered to the Trustee) from an Independent Financial Advisor stating that the terms of such Affiliate Transaction to the Company or the Restricted Subsidiary, as the case may be, are fair from a financial point of view.

    Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to (i) transactions with or among the Company and/or any of the Restricted Subsidiaries; PROVIDED in any such case, no officer, director or beneficial holder of 10% or more of any class of Capital Stock of the Company shall beneficially own any Capital Stock of any such Restricted Subsidiary, (ii) transactions between the Company and any Restricted Subsidiary that are solely for the benefit of the Company or a Guarantor, (iii) transactions between or among Unrestricted Subsidiaries, (iv) any dividend permitted by the covenant "Limitation on Restricted Payments," (v) directors' fees, indemnification and similar arrangements, officers' indemnification, employee stock option or employee benefit plans, employee salaries and bonuses or legal fees paid or created in the ordinary course of business, (vi) payments made to a License Vehicle in reimbursement of expenses to the extent increased to maintain the effectiveness of any paging licenses used by the Company or any Restricted Subsidiary and (vii) payments pursuant to each of the following arrangements as in effect on June 6, 1997: (A) the Technical Services Agreement, (B) the Subscription Agreement, (C) the Paging License Operating Agreements and (D) the Paging License Transfer Agreements.

    CHANGE OF CONTROL. Following the occurrence of a Change of Control (the date of such occurrence being the "Change of Control Date"), the Company shall notify the holders of the Notes, in the manner prescribed by the Indenture, of such occurrence and shall make an offer to purchase (the "Change of Control Offer"), on a business day (the "Change of Control Payment Date") not later than 60 days following the Change of Control Date, all Notes then outstanding at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to any Change of Control Payment Date. Notice of a Change of Control Offer shall be given to holders of Notes, not less than 25 days nor more than 45 days before the Change of Control Payment Date. The Change of Control Offer is required to remain open for at least 20 business days and until the close of business on the Change of Control Payment Date. The Company's obligations may be satisfied if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

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
    If a Change of Control Offer is made, there can be no assurance that the Company or the Guarantors will have available funds sufficient to pay for all of the Notes that might be delivered by holders of Notes seeking to accept the Change of Control Offer.

    If the Company makes a Change of Control Offer, the Company will comply with all applicable tender offer laws and regulations, including, to the extent applicable, Section 14(e) and Rule 14e-1 under the Exchange Act, and any other applicable United States or foreign securities laws and regulations and any applicable requirements of any securities exchange on which the Notes are listed.

    DISPOSITION OF PROCEEDS OF ASSET SALES. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, make any Asset Sale, unless (a) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets sold or otherwise disposed of and
(b) at least 75% of such consideration consists of cash or Cash Equivalents (provided that the following shall be deemed cash for purposes of this provision and be treated as Net Cash Proceeds, subject to application as hereinafter provided: the amount of (x) any liabilities (as shown on the balance sheet or in the notes thereto of the Company or such Restricted Subsidiary) of the Company or such Restricted Subsidiary that are assumed (and from which the Company or such Restricted Subsidiary is unconditionally released) in connection with such Asset Sale by the transferee or purchaser of such assets or on behalf of such transferee or purchaser by a third party and (y) any notes or other assets received by the Company or such Restricted Subsidiary from such transferee or purchaser that are immediately sold or transferred (on a non-recourse basis) for cash or Cash Equivalents). To the extent the Net Cash Proceeds of any Asset Sale are not required to be applied to repay, and permanently reduce the commitments under, any Specified Indebtedness or are required but are not so applied, the Company or such Restricted Subsidiary, as the case may be, may apply such Net Cash Proceeds within 365 days thereof, to an investment in properties and assets that will be used in a Permitted Business (or in Capital Stock of any person that will become a Restricted Subsidiary as a result of such investment if such person principally owns properties and assets that will be used in a Permitted Business) of the Company or any Restricted Subsidiary ("Replacement Assets"). Pending the final application of any such Net Cash Proceeds in accordance with the second sentence of this paragraph or to an Asset Sale Offer, the Company or such Restricted Subsidiary may invest such Net Cash Proceeds in any manner not prohibited by the Indenture and may temporarily repay Specified Indebtedness. The Pro Rata Share of Net Cash Proceeds from any Asset Sale that are neither used to repay, and permanently reduce the commitments under, any Specified Indebtedness nor invested in Replacement Assets within such 365-day period shall constitute "Excess Proceeds" subject to disposition as provided below.

    Within 30 days after the aggregate amount of Excess Proceeds equals or exceeds US$10,000,000 (or, to the extent non-U.S. dollar denominated, the U.S. Dollar Equivalent of such amount), the Company shall make an offer to purchase (an "Asset Sale Offer"), from all holders of the Notes, Notes having an aggregate purchase price equal to such Excess Proceeds at a price in cash equal to 100% of the outstanding principal amount thereof plus accrued and unpaid interest, if any, to the purchase date. Each Asset Sale Offer shall remain open for a period of 20 business days or such longer period as may be required by law. To the extent that the aggregate purchase price for Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds available for such offer, the Company and the Restricted Subsidiaries may use such deficiency for general corporate purposes. If the aggregate purchase price for the Notes validly tendered and not withdrawn by holders thereof exceeds the Excess Proceeds available for such offer, Notes to be purchased will be selected on a PRO RATA basis or as nearly PRO RATA as practicable. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset to zero.

    If the Company is required to make an Asset Sale Offer, the Company will comply with all applicable tender offer laws and regulations, including, to the extent applicable, Section 14(e) and Rule 14e-1 under

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the Exchange Act, and any other applicable United States or foreign securities laws and regulations and any applicable requirements of any securities exchange on which the Notes are listed.

    REPORTS. The Indenture provides that, whether or not the Company has a class of securities registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), following the Exchange Offer or the effectiveness of any Notes Shelf Registration Statement, the Company shall furnish without cost to each holder of Notes and file with the Commission (whether or not the Company is a public reporting company at the time), the Trustee and the Initial
Purchasers: (i) within 120 days after the end of each fiscal year of the Company, annual reports on Form 20-F (or any successor form) containing the information required to be contained therein (or required in such successor form); (ii) within 60 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 6-K (or any successor form) containing substantially the same information required to be contained in Form 10-Q (or required in any successor form); and (iii) promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 6-K (or any successor form) containing substantially the same information required to be contained in Form 8-K (or required in any successor form). Prior to the effectiveness of the Exchange Offer Registration Statement or the filing of any Notes Shelf Registration Statement with the Commission, the Company will file with the Trustee and provide the Initial Purchasers, all of the information that would have been required to have been filed with the Commission pursuant to clauses (i), (ii) and (iii) above. Each of the reports will be prepared in accordance with U.S. GAAP consistently applied and will be prepared in accordance with the applicable rules and regulations of the Commission.

    The Indenture also provides that, for so long as any Transfer Restricted Notes remain outstanding, the Company will furnish to the holders of the Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

    LIMITATION ON DESIGNATIONS OF UNRESTRICTED SUBSIDIARIES. The Indenture provides that the Company may designate any Subsidiary of the Company as an "Unrestricted Subsidiary" under the Indenture (a "Designation") only if:

        (a) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

        (b) the Company would be permitted under the Indenture to make an Investment under all applicable provisions of the covenant "Limitation on Restricted Payments" at the time of Designation (assuming the effectiveness of such Designation) in an amount (the "Designation Amount") equal to the Fair Market Value of the Investment of the Company and the Restricted Subsidiaries in such Subsidiary on such date.

    In the event of any such Designation, (i) the Company shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant "Limitation on Restricted Payments" for all purposes of the Indenture in the Designation Amount and (ii) upon such Designation, the Subsidiary that is the subject of such Designation shall be deemed to be released from its Guarantee, if any. The Indenture will further provide that the Company shall not and shall not permit any Restricted Subsidiary to, at any time (x) guarantee any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness); PROVIDED that the Company or any Restricted Subsidiary may pledge Capital Stock or Indebtedness of any Unrestricted Subsidiary on a non-recourse basis such that the pledgee has no claim whatsoever against the pledgor other than to obtain such pledged property or (y) become or be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary or (z) be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of

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
any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary), except in the case of clause (x) or (y) to the extent permitted under the covenant "Limitation on Restricted Payments."

    The Indenture will further provide that the Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation") if:

        (a) no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

        (b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture; and

        (c) such Subsidiary issues a Guarantee to the extent required under "--Issuance of Guarantees by Material Restricted Subsidiaries; Release of Guarantees."

    All Designations and Revocations must be evidenced by Board Resolutions of the Company delivered to the Trustee certifying compliance with the foregoing provisions.

    LIMITATION ON STATUS AS INVESTMENT COMPANY. The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries or controlled Affiliates to, conduct its business in a fashion that would cause the Company to be required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended (the "Investment Company Act")), or otherwise become subject to regulation under the Investment Company Act. For purposes of establishing the Company's compliance with this provision, any exemption which is or would become available under Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act will be disregarded.

CONSOLIDATION, MERGER, SALE OF ASSETS, ETC.

    The Indenture provides that the Company will not, in a single transaction or through a series of transactions, consolidate, amalgamate or combine with or merge with or into or, directly or indirectly, sell, assign, convey, lease, transfer or otherwise dispose of all or substantially all of its properties and assets to any person or persons, and the Company will not permit any of the Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in the sale, assignment, conveyance, lease, transfer or disposition of all or substantially all of the properties and assets of the Company and the Restricted Subsidiaries, taken as a whole, to any person or persons, unless (a) the Company shall be the continuing person or the resulting, surviving or transferee person (in either case, the "surviving entity") shall be a company organized and existing under the laws of the Federative Republic of Brazil or any State or political subdivision thereof; (b) the surviving entity shall expressly assume all of the obligations of the Company under the Notes and the Indenture and shall execute a supplemental indenture to effect such assumption which supplemental indenture shall be delivered to the Trustee and shall be in form reasonably satisfactory to the Trustee; (c) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), the Company or the surviving entity (assuming such surviving entity's assumption of the Company's obligations under the Notes and the Indenture), as the case may be, would be able to incur US$1.00 of Indebtedness under the proviso of the covenant "Limitation on Additional Indebtedness and Preferred Stock of Restricted Subsidiaries"; (d) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Default shall have occurred and be continuing; (e) each Guarantor shall have delivered a written instrument in form satisfactory to the Trustee confirming its Guarantee; and (f) the Company or

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the surviving entity, as the case may be, shall have delivered to the Trustee an
Officers' Certificate and an Opinion of Counsel stating that such transaction or series of transactions, and, if a supplemental indenture is required in connection with such transaction or series of transactions to effectuate such assumption, such supplemental indenture complies with this covenant and that all conditions precedent in the Indenture relating to the transaction or series of transactions have been satisfied. In addition to the foregoing, in the case of any merger, consolidation or combination involving a Guarantor as a result of which such Guarantor's Guarantee is not released as provided under "Certain Covenants--Issuance of Guarantees by Material Restricted Subsidiaries; Release of Guarantees," such Guarantor or the resulting, surviving or transferee person (if other than such Guarantor) shall expressly assume all of such Guarantor's obligations under its Guarantee and the Indenture and shall execute a supplemental indenture to effectuate such assumption, which supplemental indenture shall be delivered to the Trustee and shall be in form and substance satisfactory to the Trustee.

    The Indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of a person subject to, and in accordance with, the foregoing, the surviving entity shall succeed to, and be substituted for, and may exercise every right and power of the Company or such Guarantor, as the case may be, under the Indenture and the applicable Guarantee with the same effect as if such surviving entity had been named as such; provided that, solely for purposes of computing Cumulative Adjusted Available Cash Flow for purposes of clause (iii) of the first paragraph of the covenant "Limitation on Restricted Payments" above, the Cumulative Adjusted Available Cash Flow of any persons other than the Company and the Restricted Subsidiaries shall only be included for periods subsequent to the effective time of such merger, consolidation, combination or transfer of assets.

    The Indenture provides that, for all purposes of the Indenture and the Notes (including the provisions of this covenant and the covenants "Limitation on Additional Indebtedness and Preferred Stock of Restricted Subsidiaries," "Limitation on Restricted Payments" and "Limitation on Liens"), Subsidiaries of any Surviving Entity will, upon such transaction or series of transactions, become Restricted Subsidiaries or Unrestricted Subsidiaries as provided pursuant to the covenant described under "Limitation on Designations of Unrestricted Subsidiaries" and all Indebtedness, and all Liens on property or assets, of the Company and the Restricted Subsidiaries immediately prior to such transaction or series of transactions will be deemed to have been incurred upon such transaction or series of transactions.

    The meaning of the phrase "all or substantially all" as used above varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under relevant law and is subject to judicial interpretation. Accordingly, in certain circumstances, there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company, and therefore it may be unclear whether the foregoing provisions are applicable.

EVENTS OF DEFAULT

    The following are Events of Default under the Indenture:

        (i) default in the payment of the principal of, or premium, if any, on the Notes when due, at maturity, upon redemption or otherwise (including pursuant to a Change of Control Offer or an Asset Sale Offer); or

        (ii) default in the payment of interest on the Notes when it becomes due and payable and continuance of such default for a period of 30 days or more; PROVIDED, HOWEVER, that a failure to pay interest (but not Additional Amounts) on the Notes in a timely manner through June 6, 2000 will constitute an immediate Event of Default under the Indenture, with no grace or cure period; or

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       (iii) (a) failure to comply with the covenant described under
    "Consolidation, Merger, Sale of Assets, Etc." or (b) failure to comply with any other covenant or other term in the Indenture (other than those specified in clause (i) or (ii)) and, such default continues for a period of 45 days after notice to the Company thereof by the Trustee or to the Company and the Trustee by holders of at least 25% of the aggregate principal amount of the Notes then outstanding; or

        (iv) (a) failure to pay, following any applicable grace period, any installment of principal due (whether at maturity or otherwise) under one or more classes or issues of Indebtedness in an aggregate principal amount of US$5,000,000 (or, to the extent non-U.S. dollar denominated, the U.S. Dollar Equivalent of such amount) or more or (b) failure by the Company or any Restricted Subsidiary to perform any other term, covenant, condition or provision of one or more classes or issues of indebtedness in an aggregate principal amount of the equivalent of US$5,000,000 (or, to the extent non-U.S. dollar denominated, the U.S. Dollar Equivalent of such amount) or more and, in the case of this clause (b), such failure results in an acceleration of the maturity thereof; PROVIDED, that, in the case of a termination or expiration of an Interest Rate Protection Obligation or Currency Agreement requiring that the monetary liability thereunder be paid, no Event of Default shall occur if such payment is made within 30 days after such payment is due; or

        (v) one or more judgments, orders or decrees for the payment of money shall be entered in an amount or amounts of US$5,000,000 (or, to the extent non-U.S. dollar denominated, the U.S. Dollar Equivalent of such amount) or more, either individually or in the aggregate, against the Company or any Restricted Subsidiary or any of their respective properties and shall not be discharged or satisfied and there shall have been a period of 60 days during which a stay of enforcement of such judgment, order or decree, by reason of pending appeal or otherwise, shall not be in effect; or

        (vi) certain events of bankruptcy, dissolution, insolvency, reorganization, administration, sequestration or similar proceedings involving the Company or a Material Restricted Subsidiary of the Company; or

       (vii) there shall have occurred any seizure, compulsory acquisition, expropriation or nationalization of substantially all of the assets of the Company and the Restricted Subsidiaries, taken as a whole; or

      (viii) the Company asserts or admits in writing that the Pledge Agreement is unenforceable or is not in full force and effect; or

        (ix) any Guarantee ceases to be in full force and effect or is declared null and void or any Guarantor denies that it has any further liability under any Guarantee or gives notice to that effect (other than by reason of the termination of the Indenture or the release of any Guarantee in accordance with the Indenture).

    If an Event of Default (other than an Event of Default specified in clause
(vi) with respect to the Company or clause (vii)) occurs and is continuing, then the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes may by written notice, and the Trustee upon request of the holders of not less than 25% in principal amount of the outstanding Notes shall, declare the principal of all the outstanding Notes to be due and payable immediately, together with all accrued and unpaid interest and premium, if any, thereon. Upon any such declaration, such amount shall become due and payable immediately. If an Event of Default specified in clause (vi) with respect to the Company or clause (vii) occurs and is continuing, then such amount will IPSO FACTO become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder.

    After a declaration of acceleration or any IPSO FACTO acceleration pursuant to clauses (vi) or (vii), the holders of a majority in aggregate principal amount of outstanding Notes may, by notice to the Trustee, rescind such declaration of acceleration and its consequences if all existing Events of Default, other than nonpayment of the principal of, and accrued and unpaid interest on, the Notes that has become due solely

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
as a result of such acceleration, have been cured or waived and if the rescission of acceleration would not conflict with any judgment or decree. The holders of a majority in principal amount of the outstanding Notes also have the right to waive past defaults under the Indenture, except a default in the payment of the principal of, or any interest on, any outstanding Note, or in respect of a covenant or a provision that cannot be modified or amended without the consent of all holders of Notes.

    No holder of any of the Notes has any right to institute any proceeding with respect to the Indenture or any remedy thereunder, unless the holders of at least 25% in principal amount of the outstanding Notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, the Trustee has failed to institute such proceeding within 45 days after receipt of such notice and the Trustee has not within such 45-day period received directions inconsistent with such written request by holders of a majority in principal amount of the outstanding Notes. Such limitations do not apply, however, to a suit instituted by a holder of a Note for the enforcement of the payment of the principal of, premium, if any, or any accrued and unpaid interest on, such Note on or after the respective due dates expressed in such Note.

    During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default shall occur and be continuing, the Trustee is not under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders unless such holders shall have offered to such Trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the Trustee, the holders of a majority in principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust, or power conferred on the Trustee.

    The Indenture provides that the Trustee will, within 30 days after the occurrence of any Default, give to the holders of the Notes notice of such Default known to it, unless such Default shall have been cured or waived; PROVIDED that, except in the case of a Default in payment of principal of or premium, if any, on any Note when due or in the case of any Default in the payment of any interest on the Notes or in the case of any Default arising from the occurrence of any Change of Control, the Trustee shall be protected in withholding such notice if it determines in good faith that the withholding of such notice is in the interest of such holders.

    The Company is required to furnish to the Trustee annually a statement as to compliance with all conditions and covenants under the Indenture.

SATISFACTION AND DISCHARGE OF THE INDENTURE; DEFEASANCE

    The Company and the Guarantors may terminate their obligations under the Indenture, when (1) either: (A) all Notes theretofore authenticated and delivered have been delivered to the Trustee for cancellation, or (B) all such Notes not theretofore delivered to the Trustee for cancellation will become due and payable (a "Discharge") under irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes, not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, on and interest to the date of deposit or maturity or date of redemption; (2) the Company has paid or caused to be paid all other sums then due and payable under the Indenture by the Company; and (3) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

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
    The Company may elect, at its option, to have its obligations discharged with respect to the outstanding Notes ("legal defeasance"). Such defeasance means that the Company will be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for (1) the rights of holders of such Notes to receive payments in respect of the principal of and any premium and interest on such Notes when payments are due, (2) the Company's obligations with respect to such Notes concerning issuing temporary Notes, registration of transfer of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (3) the rights, powers, trusts, duties and immunities of the Trustee, and (4) the defeasance provisions of the Indenture. In addition, the Company may elect, at its option, to have its obligations released with respect to certain covenants in the Indenture, including covenants relating to Asset Sales and a Change of Control ("covenant defeasance"), and any omission to comply with such obligation shall not constitute a Default or an Event of Default with respect to the Notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

    In order to exercise either legal defeasance or covenant defeasance with respect to outstanding Notes: (1) the Company must irrevocably have deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the holders of such Notes: (A) money in an amount, or (B) U.S. Government Obligations which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than the due date of any payment, money in an amount, or (C) a combination thereof, in each case sufficient without reinvestment, in the opinion of an internationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee to pay and discharge, and which shall be applied by the Trustee to pay and discharge, the entire Indebtedness in respect of the principal of and premium, if any, and interest on such Notes on the maturity thereof or (if the Company has made irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of the Company) the redemption date thereof, as the case may be, in accordance with the terms of the Indenture and such Notes; (2) in the case of legal defeasance, the Company shall have delivered to the Trustee an opinion of U.S. counsel stating that, since the date of the Indenture, there has been a change in the applicable U.S. federal income tax law, and based thereon such opinion shall confirm that, under then applicable U.S. federal income tax law, the holders of such Notes will not recognize gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge to be effected with respect to such Notes and will be subject to federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit, defeasance and discharge were not to occur; (3) in the case of covenant defeasance, the Company shall have delivered to the Trustee an opinion of U.S. counsel to the effect that the holders of such outstanding Notes will not recognize gain or loss for U.S. federal income tax purposes as a result of the deposit and covenant defeasance to be effected with respect to such Notes and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit and covenant defeasance were not to occur; (4) the Company shall have delivered to the Trustee an opinion of Brazilian counsel to the effect that the holders of such Notes will not be subject to taxes as a result of the deposit and defeasance to be effectuated with respect to such Notes; (5) no Default with respect to the outstanding Notes shall have occurred and be continuing at the time of such deposit after giving effect thereto or, in the case of legal defeasance, no Default relating to bankruptcy or insolvency shall have occurred and be continuing at any time on or prior to the 91st day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until after such 91st day); (6) such legal defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest within the meaning of the Trust Indenture Act (assuming all Notes were in default within the meaning of such Act); (7) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company or any Guarantor is a party or by which it is bound; (8) such legal defeasance or covenant

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
defeasance shall not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act unless such trust shall be registered under such Act or exempt from registration thereunder; and (9) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with.

AMENDMENT AND WAIVERS

    From time to time the Company and the Guarantors when authorized by resolutions of their respective Boards, and the Trustee, without the consent of the holders of the Notes, may amend, waive or supplement the Indenture, the Notes or the Guarantees for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, to provide for the assumption of the Company's obligations to holders of the Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of the Notes, to add Guarantors with respect to the Notes, to secure the Notes, maintaining the qualification of the Indenture under the Trust Indenture Act or making any change that does not adversely affect the rights of any holder. Other amendments and modifications of the Indenture, the Notes or the Guarantees may be made by the Company and the Guarantors and the Trustee with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding Notes; PROVIDED that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby, (i) reduce the principal amount of, extend the fixed maturity of the Notes, or alter or waive the redemption provisions of the Notes (other than, subject to clause (vii) below, provisions relating to repurchase of Notes upon the occurrence of an Asset Sale or a Change of Control), (ii) change the currency in which any Notes or the Guarantees or any premium or the accrued interest thereon is payable, (iii) reduce the percentage in principal amount outstanding of Notes who must consent to an amendment, supplement or waiver or consent to take any action under the Indenture, the Notes or the Guarantees, (iv) impair the right to institute suit for the enforcement of any payment on or with respect to the Notes or the Guarantees, (v) waive a default in payment with respect to the Notes or any Guarantee, (vi) reduce the rate or extend the time for payment of interest on the Notes, (vii) following the occurrence of an Asset Sale or a Change of Control, alter the obligation to purchase Notes as a result thereof in accordance with the Indenture or waive any default in the performance thereof,
(viii) adversely affect the ranking of the Notes or the Guarantees, (ix) amend or modify the provisions described under "--Additional Amounts", (x) permit the creation of any Lien (other than the Lien of the Pledgee) on the Pledged Securities or terminate the Lien of the pledgee on the Pledged Securities or
(xi) release any Guarantor from any of its obligations under its Guarantee or the Indenture, except in compliance with the terms of the Indenture.

FOREIGN EXCHANGE RESTRICTIONS; CURRENCY INDEMNITY

    Payments in respect of the Notes or any Guarantee shall be made in United States dollars as at the time of payment shall be legal tender for the payment of public and private debts in that currency. In the event that on any payment date in respect of the Notes or any Guarantee, any restrictions or prohibition of access to the Brazilian foreign exchange market exists, the Company and each Guarantor agree to pay all amounts payable under the Notes in U.S. dollars by means of any legal procedure existing in Brazil (except commencing legal proceedings against the Brazilian Central Bank), on any due date for payment under the Notes. All costs and taxes payable in connection with the procedures referred to in this covenant shall be borne by the Company and each Guarantor.

    U.S. dollars are the sole currency of account and payment for all sums payable by the Company and the Guarantors under or in connection with the Notes, including damages. Any amount received or recovered in a currency other than U.S. dollars (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Company or any Guarantor or otherwise) by any holder of a Note in respect of any sum expressed to be due to it from the

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Company and the Guarantors shall only constitute a discharge to the Company and the Guarantors to the extent of the U.S. dollar amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do
so). If that U.S. dollar amount is less than the U.S. dollar amount expressed to be due to the recipient under any Note, the Company and the Guarantors, jointly and severally, shall indemnify it against any loss sustained by it as a result. In any event, the Company and the Guarantors, jointly and severally, shall indemnify the recipient against the cost of making any such purchase. For the purposes of this paragraph, it will be sufficient for the holder of a Note to certify in a satisfactory manner (indicating sources of information used) that it would have suffered a loss had an actual purchase of U.S. dollars been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of U.S. dollars on such date had not been practicable, on the first date on which it would have been practicable, it being required that the need for a change of date be certified in the manner mentioned above). This indemnity constitutes a separate and independent obligation from other obligations of the Company and each Guarantor, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any holder of a Note and shall continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Note.

DISCHARGE AND INDEMNIFICATION

    Any payment to be made in respect of the Notes or the Guarantees by the Company or any Guarantor to or to the order of a Paying Agent shall be in satisfaction PRO TANTO of the obligations of the Company under the Notes. The Company will indemnify the Holders against any failure on the part of any Paying Agent to pay any sum due in respect of the Notes and will pay such sum to the Trustee on demand. This indemnity constitutes a separate and independent obligation from the other obligations of the Company under the Notes, will give rise to a separate and independent cause of action, will apply irrespective of any waiver granted by the Trustee and/or any holder of Notes and will continue in full force and effect despite any judgment, order, claim, or proof for a liquidated amount in respect of any sum due under the Indenture, the Notes or any judgment or order.

REGARDING THE TRUSTEE AND PAYING AGENTS

    The Chase Manhattan Bank serves as Trustee and Co-Paying Agent under the Indenture and as Pledgee under the Pledge Agreement. Chase Japan will serve as Principal Paying Agent. The Indenture provides that, except during the continuance of an Event of Default, the Trustee thereunder will perform only such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

    The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee thereunder, should it become a creditor of the Company or a Guarantor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; PROVIDED that if it acquires any conflicting interest (as defined herein) it must eliminate such conflict or resign.

GOVERNING LAW

    The Indenture, the Pledge Agreement, the Notes and the Guarantees will each provide that such agreements will be governed by and construed in accordance with laws of the State of New York without giving effect to principles of conflicts of law, except that matters relating to the authorization by the

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Company or any Guarantor of the Indenture, the Pledge Agreement, the Notes and
the Guarantees shall be governed by the applicable laws of the Federative Republic of Brazil.

ENFORCEABILITY OF JUDGMENTS

    Service of process upon the Company or any Guarantor in an action (other than an insolvency, liquidation or bankruptcy proceeding or any other proceeding in the nature of an in rem or quasi in rem proceeding) to enforce their obligations under the Indenture, the Notes and the Guarantees may be obtained within the United States by service upon CT Corporation System. See "Risk Factors--Factors Relating to Brazil--Enforceability of Judgments." Since substantially all of the assets of the Company, the Guarantors and their respective subsidiaries are outside the United States, any judgment obtained in the United States against the Company or any Guarantor, including judgments with respect to the payment of amounts owing with respect to the Notes or the Guarantees, may not be collectible within the United States.

    Judgments for monetary claims obtained in U.S. courts arising out of or in relation to the obligations of the Company and the Guarantors under the Indenture and the Notes will be enforceable in Brazil, provided that such judgment has been previously confirmed by the Brazilian Federal Supreme Court. In order to be confirmed by the Brazilian Federal Supreme Court, such foreign judgment must meet the following conditions: (a) it must comply with all formalities required for its enforceability under the laws of the country where it was issued; (b) it must have been given by a competent court after the proper service of process on the parties; (c) it must not be subject to appeal; (d) it must not offend Brazilian national sovereignty, public policy or good morals; and (e) it must be duly authenticated by a competent Brazilian consulate and be accompanied by a sworn translation thereof into Portuguese. Notwithstanding foregoing, no assurance can be given that such confirmation will be obtained, that process described above can be conducted in a timely manner or that a Brazilian court will enforce such monetary judgment. See "Enforceability of Civil Liabilities."

    Any judgment obtained against the Company or any Guarantor in a court in Brazil under any Note or under the Indenture will be expressed in the Brazilian currency equivalent to the U.S. dollar amount of such sum at the commercial exchange rate of the date at which such judgment is obtained, and such Brazilian currency amount will be corrected in accordance with the exchange variation until the judgment holder receives effective payment.

CERTAIN BANKRUPTCY LAW CONSIDERATIONS

    Brazilian bankruptcy laws grant extensive powers to the courts. Brazilian Bankruptcy Law (Decree-law No. 7,661, of June 21, 1945, the "Brazilian Bankruptcy Law") establishes two different proceedings for the resolution of debts of commercial companies which are insolvent or do not pay their obligations when due: the bankruptcy proceeding ("falencia") and the reorganization proceeding ("concordata"). Both proceedings apply to all unsecured creditors of a company which is declared bankrupt or which is under a reorganization proceeding. In the event that the Company or any Guarantor is declared bankrupt or enters into a concordata, the Notes will be considered general unsecured indebtedness of the Company or such Guarantor and therefore will be subject to such proceedings.

    Under a bankruptcy proceeding (essentially a liquidation proceeding), payments in respect of the Notes or the Guarantees will be subject to an order of priority. Generally, Brazilian Bankruptcy Law and other applicable rules establish that claims of employees for wages or indemnity and tax claims have priority over other claims against the bankrupt estate. Other claims are subject to the following order of priority: (a) secured credits, (b) credits with special privileges over certain assets, (c) credits with general privilege and
(d) unsecured credits. Credits in foreign currency are converted into Brazilian currency on the date the Company is declared bankrupt and are not subject to adjustment in accordance with the

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exchange variation. Such amount in Brazilian currency must be monetarily adjusted to account for inflation (in accordance with the rules applicable from time to time) and bears no interest.

    The general rule under Brazilian Bankruptcy Law is that all of the assets of a company in bankruptcy proceedings, including those in the possession of third parties under a deposit or pledge must be collected to the bankrupt estate. In the event the Company is declared bankrupt or enters into a concordata, Brazilian Bankruptcy Law provides that the Pledged Securities be collected along with the other assets of the Company. The credits due in connection with the Pledged Securities shall be considered secured credits and shall have priority in the payments made under the bankruptcy proceedings.

    Under a concordata proceeding, which is a protection available under the Brazilian Bankruptcy Law for commercial companies experiencing financial distress to avoid the declaration of bankruptcy, the Company's or Guarantors' unsecured credits existing at the time the concordata is declared are rescheduled for one of the periods defined in the law which in virtually all cases is 24 months (in which event 40% of the debt must be paid in the first year). The benefit may be given by the court without any prior consultation with or manifestation by the creditors, so long as the beneficiary demonstrates, INTER ALIA, that its assets are worth at least 50% of its unsecured indebtedness. The concordata proceeding has the following basic characteristics:
(i) it only affects unsecured creditors; (ii) it does not affect the day-to-day management of the Company, the other commercial obligations of the Company and the obligations assumed after the date on which the concordata is declared;
(iii) amounts due in foreign currency subject to the concordata are converted into local currency on the date on which the concordata is accepted by the court and are not subject to adjustment in accordance with the exchange variation;
(iv) amounts due under the concordata, either in local currency or converted into local currency, must be monetarily adjusted to account for inflation (in accordance with the rules applicable from time to time) and bear interest at the rate of 12% per annum; and (v) a company under concordata which fails to meet its rescheduled obligations will be declared bankrupt.

CONSENT TO JURISDICTION AND SERVICE

    The Indenture provides that the Company and each Guarantor will appoint CT Corporation System as its agent for service of process in any suit, action or proceeding with respect to the Indenture, the Notes and the Guarantees and for actions brought under federal or state securities laws brought in any Federal or state court located in the City of New York and will submit to such jurisdiction. See "Enforceability of Civil Liabilities."

CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for any other capitalized terms used herein for which no definition is provided.

    "Acquired Indebtedness" means Indebtedness of a person existing at the time such person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition by such person and not incurred in connection with, or in anticipation of, such person becoming a Restricted Subsidiary or such Asset Acquisition.

    "Affiliate" of any specified person means any other person which, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, such specified person. For the purposes of this definition, "control" when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

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    "Annualized Pro Forma Consolidated Operating Cash Flow" means Consolidated
Operating Cash Flow for the latest fiscal quarter for which consolidated financial statements of the Company are available multiplied by four. For purposes of calculating "Consolidated Operating Cash Flow" for any fiscal quarter for purposes of this definition, (i) any Subsidiary of the Company that is a Restricted Subsidiary on the date of the transaction giving rise to the need to calculate "Annualized Pro Forma Consolidated Operating Cash Flow" (the "Transaction Date") (or would become a Restricted Subsidiary in connection with the transaction that requires determination of such amount) shall be deemed to have been a Restricted Subsidiary at all times during such fiscal quarter and
(ii) any Subsidiary of the Company that is not a Restricted Subsidiary on the Transaction Date (or would cease to be a Restricted Subsidiary in connection with the transaction that requires the determination of such amount) shall be deemed not to have been a Restricted Subsidiary at any time during such fiscal quarter. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated Operating Cash Flow" shall be calculated after giving effect on a PRO FORMA basis for the applicable fiscal quarter to, without duplication, any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Company's or one of the Restricted Subsidiaries' (including any person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring Acquired Indebtedness) occurring during the period commencing on the first day of such fiscal quarter to and including the Transaction Date (the "Reference Period"), as if such Asset Sale or Asset Acquisition occurred on the first day of the Reference Period.

    "Asset Acquisition" means (i) any capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) by the Company or any Restricted Subsidiary, or any acquisition or purchase of Capital Stock of any other person by the Company or any Restricted Subsidiary, in either case pursuant to which such person shall become a Restricted Subsidiary or shall be merged with or into the Company or any Restricted Subsidiary, or (ii) any acquisition by the Company or any Restricted Subsidiary of the assets of any person which constitutes substantially all of an operating unit or line of business of any person (provided that such business shall be a Permitted Business) or which is otherwise outside of the ordinary course of business.

    "Asset Sale" means any direct or indirect sale, conveyance, transfer, lease (that has the effect of a disposition and is not for security purposes) or other disposition (that is not for security purposes) to any person other than the Company or a Restricted Subsidiary, in one transaction or a series of related transactions, of (i) any Capital Stock of any Restricted Subsidiary, (ii) any license (or contractual rights to use any licenses) for the provision of paging services or a related business held by the Company or any Restricted Subsidiary (whether by sale of Capital Stock, assignment of contractual rights or otherwise) other than the transfer of any such license to a License Vehicle,
(iii) any assets of the Company or any Restricted Subsidiary which constitute substantially all of an operating unit or line of business of the Company or any Restricted Subsidiary or (iv) any other property or asset of the Company or any Restricted Subsidiary outside of the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include (i) any disposition of properties or assets of the Company or one or more of the Restricted Subsidiaries that is governed under "Consolidation, Merger, Sale of Assets, Etc.", (ii) sales of property or equipment that have become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Company or any Restricted Subsidiary, as the case may be, (iii) any dividend paid to all shareholders of the Company on a proportional basis made pursuant to and in compliance with the covenant described under "--Limitation on Restricted Payments," or (iv) the disposition of Capital Stock of any Unrestricted Subsidiary. For purposes of the covenant "Disposition of Proceeds of Asset Sales," the term "Asset Sale" shall not include any sale, conveyance, transfer, lease or other disposition of any property or asset, whether in one transaction or a series of related transactions, either (x) involving assets with a Fair Market Value not in excess of US$2,000,000 (or, to the extent non-U.S. dollar denominated, the U.S. Dollar Equivalent of such amount) or (y) in connection with a Capitalized Lease Obligation.

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    "Average Life to Stated Maturity" means, with respect to any Indebtedness or
Preferred Stock, as at any date of determination, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date to the date or dates of each successive scheduled principal or other return of capital (including, without limitation, any sinking fund requirements) of such Indebtedness or Preferred Stock multiplied by (b) the amount of each such principal or other payment by (ii) the sum of all such principal or other payments.

    "Board" means the Board of Directors of the Company or any other competent corporate body of a Guarantor, as the case may be.

    "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary or General Counsel of the Company or a Guarantor, as applicable to have been duly adopted by its Board and to be in full force and effect on the date of such certification, and delivered to the Trustee.

    "Brazilian Taxes" means any tax, duty, levy, impost, assessment or other governmental charge of whatever nature (including penalties, interest and any other liabilities related thereto) imposed by a taxing authority in Brazil.

    "Capital Stock" means, with respect to any person, any and all capital stock or shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) (including share appreciation rights) of, such person's capital stock or shares, whether outstanding on the Issue Date or issued after the Issue Date, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or shares.

    "Capitalized Lease Obligation" means any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed, immovable or movable) that is required to be classified and accounted for as a finance lease under U.S. GAAP and, for the purpose of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with U.S. GAAP.

    "Cash Equivalents" means (i) any evidence of Indebtedness with a maturity of 365 days or less issued or directly and fully guaranteed or insured by the Federative Republic of Brazil or the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the Federative Republic of Brazil or the United States of America, as the case may be, is pledged in support thereof or such Indebtedness constitutes a general obligation of it); (ii) deposits, certificates of deposit or acceptances with a maturity of 365 days or less of any institution which is a Brazilian regulated bank or a member of the Federal Reserve System having combined capital and surplus and undivided profits (or any similar capital concept) of not less than US$50,000,000 (or, to the extent non-U.S. dollar denominated, the U.S. Dollar Equivalent of such amount) at the time of deposit; (iii) commercial paper with a maturity of 365 days or less issued by a corporation (other than an Affiliate of the Company) incorporated or organized under the laws of the Federative Republic of Brazil or any jurisdiction thereof or the United States or any state thereof or the District of Columbia and rated at least "A-1" by S&P or "P-1" by Moody's or their respective Brazilian affiliates; (iv) Investments with a maturity of 365 days or less of any person that is fully and unconditionally guaranteed by a bank referred to in clause (ii); (v) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States Government, respectively, in each case maturing within one year from the date of acquisition; and (vi) Investments in any money market fund in the United States having assets in excess of US$500 million which is substantially invested in the instruments referred to in clauses (i) through (v).

    "Change of Control" is defined to mean the occurrence of any of the following events: (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more of the Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total Voting Stock of the Company; PROVIDED, HOWEVER, that the Permitted Holders "beneficially own" (as so defined) in the aggregate a lower percentage of the Voting Stock than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company; or
(b) the Company consolidates with, or merges with or into, another person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets (determined on a consolidated basis) to any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than (A) any such transaction where (i) the outstanding Voting Stock of the Company is converted into or exchanged for (1) Voting Stock (other than Disqualified Stock) of the surviving or transferee corporation and/or (2) cash, securities and other property in an amount which could be paid by the Company as a Restricted Payment under the Indenture and (ii) the "beneficial owners" of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the surviving or transferee corporation immediately after such transaction or (B) any such transaction as a result of which Permitted Holders own 35% or more of the total Voting Stock of the surviving or transferee corporation immediately after such transaction, unless any person or group (other than Permitted Holders) beneficially owns in the aggregate a greater percentage of the Voting Stock; or (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of the Company (together with any new directors whose election by the Board of the Company or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of the Company then in office (other than by action of the Permitted Holders pursuant to the Company's Shareholder Agreement or by-laws, in each case, as in effect on the Issue Date, or otherwise); PROVIDED THAT, to the extent that one or more regulatory approvals are required for one or more of the events or circumstances described above to become effective under applicable law, such events or circumstances shall be deemed to have occurred at the time such approvals have been obtained and become effective under applicable law.

    "Class A Preferred Stock" means shares of the Company's redeemable preferred stock (acoes preferenciais), with no par value, outstanding on June 6, 1997 and any identical shares thereof paid as dividends thereon.

    "Class B Holding LLC Shares" means the Class B Member Interests of Holding LLC.

    "Class B Members" means the holders from time to time of non-voting member interests in Holding LLC.

    "Common Stock" means any Capital Stock other than Preferred Stock.

    "Consolidated Income Tax Expense" means, with respect to any period, the provision for Brazilian corporation, local, foreign and other income taxes of the Company and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with U.S. GAAP.

    "Consolidated Interest Expense" means, with respect to any period, without duplication, the sum of (i) the interest expense (including, without limitation, any payments similar to those required under the "Additional Amounts" provisions of the Indenture) of the Company and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with U.S. GAAP and shall, in any event, include, without limitation, (a) any amortization of debt discount,
(b) the net cost under any Currency Agreements and Interest Rate Protection Obligations (including any amortization of discounts), (c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit, bills of exchange, promissory notes and bankers' acceptance financing and (e) all accrued interest, PLUS (ii) all but the principal component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such person during such period as determined on a consolidated basis in accordance with U.S. GAAP, PLUS (iii) all dividends declared, paid or accumulated on (a) Disqualified Capital Stock of the Company or any Guarantor or (b) Preferred Stock of any Restricted Subsidiary.

    "Consolidated Net Income" means, with respect to any period, the consolidated net income of the Company and the Restricted Subsidiaries for such period, adjusted, to the extent included in calculating such net income, by excluding, without duplication, (i) all extraordinary gains or losses (on an after-tax basis) of such person (net of fees and expenses relating to the transaction giving rise thereto) for such period, (ii) except to the extent actually received by the Company or any Restricted Subsidiary, income of the Company and the Restricted Subsidiaries derived from or in respect of all Investments in persons other than any Restricted Subsidiary, (iii) net income (or loss) of any other person combined with such person in a "pooling of interests" basis attributable to any period prior to the date of combination,
(iv) any gain or loss, net of taxes realized by such person, upon the termination of any employee pension benefit plan during such period, (v) gains or losses in respect of any Asset Sales (on an after-tax basis and net of fees and expenses relating to the transaction giving rise thereto) during such period and (vi) the net income of any Restricted Subsidiary for such period to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary to the Company or any Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or constituent documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Subsidiary; PROVIDED such amounts could not otherwise be loaned to the Company on terms having a maturity that is later than the 180th day following either (i) the final maturity of the Notes or (ii) the repayment in full of the Notes.

    "Consolidated Operating Cash Flow" means, with respect to any period, the Consolidated Net Income of the Company and the Restricted Subsidiaries for such period (a) increased by (to the extent reducing Consolidated Net Income) the sum of (i) the Consolidated Income Tax Expense of the Company and the Restricted Subsidiaries for such period (other than Taxes attributable to extraordinary, unusual or non-recurring gains or losses); (ii) Consolidated Interest Expense for such period; (iii) depreciation of the Company and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with U.S. GAAP; (iv) amortization of the Company and the Restricted Subsidiaries for such period, including, without limitation and without duplication, amortization of capitalized debt issuance costs for such period, all determined on a consolidated basis in accordance with U.S. GAAP; and (v) any other non-cash charges that were deducted in computing Consolidated Net Income (excluding any non-cash charge which requires an accrual or reserve for cash charges for any future period) of the Company and the Restricted Subsidiaries for such period in accordance with U.S. GAAP and (b) decreased by any non-cash gains to the extent increasing Consolidated Net Income. "consolidation" means, with respect to the Company, the consolidation of the accounts of the Restricted Subsidiaries with those of the Company, all in accordance with U.S. GAAP; PROVIDED that "consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary with the accounts of the Company. The term "consolidated" has a correlative meaning to the foregoing.

    "Credit Facility" means (i) any commercial term loan and/or revolving credit facility (including any letter of credit subfacility) entered into principally with commercial banks and/or other financial institutions typically party to commercial loan agreements or (ii) any credit facility entered into with any vendor or supplier (or any financial institution acting on behalf of such a vendor or supplier) of equipment (including pagers) for the purpose of financing the acquisition of such equipment by the Company or any Restricted Subsidiary.

    "Cumulative Adjusted Available Cash Flow" means, as at any date of determination, the positive cumulative Consolidated Operating Cash Flow realized during the period commencing on the Issue Date and ending on the last day of the most recent fiscal quarter immediately preceding the date of determination for which consolidated financial information of the Company is available or required to be available under the Indenture or, if such cumulative Consolidated Operating Cash Flow for such period is negative, the negative amount by which cumulative Consolidated Operating Cash Flow is less than zero.

    "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any of the Restricted Subsidiaries against fluctuations in currency values.

    "Debt Securities" means any debt securities (including any guarantee of such securities) issued by the Company and/or any Guarantor, whether in a public offering or a private placement; it being understood that the term "Debt Securities" shall not include (i) any borrowings under any Credit Facility or
(ii) any commercial bank borrowings or similar borrowings, recourse transfers of financial assets, capital leases or other types of borrowings issued in a manner not customarily viewed as a 'securities offering.'

    "Deeply Subordinated Shareholder Indebtedness" means any Indebtedness of the Company (but not of any Subsidiary of the Company) for money borrowed from and held by either (x) a Permitted Holder or (y) another person whose obligations have been guaranteed by a Permitted Holder, PROVIDED such Indebtedness of the Company (i) has been expressly subordinated in right of payment, and (ii) provides for no payments of interest or principal prior to the end of the sixth month after the earlier of (x) the final maturity of the Notes or (y) the repayment in full of the Notes; PROVIDED, FURTHER, that the terms of the subordination agreement are in the form annexed to the Indenture and the Company receives one or more Opinions of Counsel as to the validity and enforceability of such subordination agreement.

    "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

    "Designation" has the meaning set forth under "--Certain
Covenants--Limitation on Designations of Unrestricted Subsidiaries."

    "Designation Amount" has the meaning set forth under "--Certain Covenants--Limitation on Designations of Unrestricted Subsidiaries."

    "Disinterested Director" means, with respect to any transaction or series of transactions, a member of the Board of the Company other than a director who has any material direct or indirect financial interest in or with respect to such transaction or series of transactions or is an Affiliate, beneficial holder of 10% or more of any class of Capital Stock or officer, director or employee of any person who has any direct or indirect financial interest in or with respect to such transaction or series of transactions.

    "Disqualified Capital Stock" means, with respect to any person, any Capital Stock (other than the Class A Preferred Stock) which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, except to the extent exchangeable at the option of such person subject to the terms of any debt instrument to which such person is a party), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is exchangeable for Indebtedness (other than at the option of such person), or is redeemable at the option of the holder thereof, in whole or in part, in any such case on or prior to the earlier of (x) the final maturity date of the Notes or (y) the repayment in full of the Notes.

    "Eligible Institution" means a United States commercial banking institution that has combined capital and surplus of not less than $500 million or its equivalent in foreign currency, whose debt is rated "A-3" or higher or "A-" or higher according to Moody's or S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)) respectively, at the time as of which any investment or rollover therein is made.

    "Expansion Markets" means all markets in Brazil other than Rio de Janeiro and Sao Paulo.

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
    "Fair Market Value" means, with respect to any asset or property, the price that could be negotiated in an arms-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under pressure or compulsion to complete the transaction. Unless otherwise specified in the Indenture, Fair Market Value shall be determined by the Board of the Company acting in good faith and shall be evidenced by a Board Resolution of the Company delivered to the Trustee; PROVIDED THAT, for purposes of the covenant "Disposition of Proceeds of Asset Sales", the covenant "Limitation on Transactions with Affiliates" and clause (b) of the covenant "Limitation on Designations of Unrestricted Subsidiaries" in the case of any transaction or series of related transactions which involve aggregate consideration of more than US$5,000,000 (or, to the extent non-U.S. dollar denominated, the U.S. Dollar Equivalent of such amount), Fair Market Value shall also be determined by an Independent Financial Advisor.

    "guarantee" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit.

    "Guarantee" has the meaning set forth under "--Certain Covenants--Issuance of Guarantees by Material Restricted Subsidiaries; Release of Guarantees."

    "Guarantor" has the meaning set forth under "--Certain Covenants--Issuance of Guarantees by Material Restricted Subsidiaries; Release of Guarantees."

    "Holding LLC" means Paging Brazil Holding Co., LLC, a Delaware limited liability company.

    "Indebtedness" means, with respect to any person, without duplication, (i) any liability, contingent or otherwise, of such person (A) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), whether as a cash advance, bill, overdraft or money market facility loan, or (B) evidenced by a note, debenture or similar instrument or letters of credit (including a purchase money obligation) or by any book-entry mechanism or (C) for the payment of money relating to a Capitalized Lease Obligation or other obligation relating to the deferred purchase price of property or (D) in respect of an Interest Rate Protection Obligation or any foreign exchange contract, currency swap agreement or other similar agreement; (ii) any liability of others of the kind described in the preceding clause (i) which the person has guaranteed or which is otherwise its legal liability; (iii) any obligation secured by a Lien (other than a Lien on Indebtedness or Capital Stock of an Unrestricted Subsidiary which represents the sole recourse of the secured party to the property or assets of such person for any default in respect of the secured obligation) to which the property or assets of such person are subject, whether or not the obligations secured thereby shall have been assumed by or shall otherwise be such person's legal liability; and (iv) the maximum repurchase or redemption price of any Disqualified Stock of such person not held by the Company or a Guarantor. In no event shall "Indebtedness" include trade payables incurred in the ordinary course of business (or letters of credit issued in respect thereof) or guarantees in the ordinary course of business in respect of real property leases relating to housing for executives of the Company or any of its Subsidiaries. For purposes of the covenants "Limitation on Additional Indebtedness and Preferred Stock of Restricted Subsidiaries" and "Limitation on Restricted Payments" and the definition of "Events of Default," in determining the principal amount of any Indebtedness (1) to be incurred by the Company or a Restricted Subsidiary or which is outstanding at any date, (x) the principal amount of any Indebtedness which provides that an amount less than the principal amount thereof shall be due upon any declaration of acceleration thereof shall be the accreted value thereof at the date of determination, unless the Company elects, for the purposes of the covenants described under "Limitation on Additional Indebtedness and Preferred Stock of Restricted Subsidiaries" and "Limitation on Restricted Payments," to incur the extended principal amount or final accreted value

                                       90
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thereof upon the issuance as Indebtedness permitted under such covenants, and
(y) effect shall be given to the impact of any Currency Agreements with respect to such Indebtedness and (2) outstanding at any time under any Currency Agreement of the Company or any Restricted Subsidiary shall be the net payment obligation under such Currency Agreement of such person at such time. Notwithstanding the foregoing, interest, fees and other expenses on Indebtedness shall not be deemed to be Indebtedness if such interest, fees or other expenses are payable on a current basis no less frequently than semi-annually and are paid when due or within any applicable grace period. For the purposes of this definition, the amount of Indebtedness represented by any guarantee under which recourse is limited to a particular asset or assets subject to a Lien in favor of the guaranteed party shall be deemed to be the lower of (x) an amount equal to the amount of the guaranteed obligation and (y) the Fair Market Value of such asset or assets at such time.

    "Independent Financial Advisor" means a Brazilian or United States investment or merchant banking firm or public accounting firm of national standing in the Federative Republic of Brazil or the United States (i) which does not, and whose directors and executive officers and Affiliates do not, have an investment in the Company or any of its Affiliates and (ii) which, in the judgment of the Board of the Company is otherwise independent with respect to the Company and its Affiliates and qualified to perform the task for which it is to be engaged. A trustee or nominee for the true parties in interest shall not be excluded from the definition of "Independent Financial Advisor" solely as a result of such trustee or nominee status.

    "Interest Rate Protection Obligations" means the obligations of any person pursuant to any arrangement with any other person whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include without limitation, interest rate swaps, caps, floors, collars, forward interest rate agreements and similar agreements.

    "Investment" means, with respect to any person, any advance, loan, account receivable (other than an account receivable or prepaid expense, including but not limited to trade credit, arising in the ordinary course of business), or other extension of credit (including, without limitation, by means of any guarantee) or any capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others, or otherwise), or any purchase of any shares, stocks, bonds, notes, debentures or other securities of, any other person. In addition, any foreign exchange contract, currency swap agreement or other similar agreement made or entered into by any person shall constitute an Investment by such person. Notwithstanding the foregoing, in no event shall any issuance of Capital Stock (other than Disqualified Stock) of the Company in exchange for Capital Stock, property or assets of another person constitute an Investment by the Company in such other person.

    "Issue Date" means the original date of issuance of the Old Notes.

    "License Vehicle" means any SOCIEDADE ANONIMA or COMPANHIA LIMITADA organized under Brazilian law for the sole purpose of holding paging licenses granted by the Brazilian Ministry of Communications for the exclusive and unrestricted use and exploitation of such licenses by the Company or any Restricted Subsidiary pursuant to an operating or similar agreement between such License Vehicle and the Company or such Restricted Subsidiary the terms of which shall not be materially less advantageous to the Company or such Restricted Subsidiary than the Paging License Operating Agreements in effect on the Issue Date; PROVIDED that a License Vehicle shall not at any time have any liabilities (contingent or otherwise) except such nominal amounts as may arise in connection with its organization and administration, which amounts shall be promptly discharged, and such governmental fees and charges as may arise, which amounts shall be promptly discharged.

    "Lien" means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any

                                       91
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property of any kind. A person shall be deemed to own subject to a Lien any property which such person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

    "Material Restricted Subsidiary" means any Restricted Subsidiary of the Company which, at any date of determination, (A) would have been a "Significant Subsidiary" under the definition of such term in Rule 1-02 of Regulation S-X issued under the Securities Act, as in effect on the Issue Date, (but substituting "5 percent" for each occurrence of "10 percent" in such definition for all purposes other than "--Events of Default") or (B) contributed 5% (or, for purposes of "--Events of Default," 10%) or more to Consolidated Operating Cash Flow of the Company on a pro forma basis in the immediately preceding fiscal quarter or (C) is an obligor under any Indebtedness (other than to the Company or a Restricted Subsidiary) in an aggregate principal amount equal to or exceeding US$2,000,000 (or, to the extent non-U.S. dollar denominated, the U.S. Dollar Equivalent thereof).

    "Moody's" means Moody's Investors Service, Inc.

    "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents (including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents and cash received in connection with the concurrent sale or other disposition of other non-cash consideration upon consummation of any such Asset
Sale) net of (i) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel and investment bankers) related to such Asset Sale, (ii) provisions for all Taxes payable as a result of such Asset Sale,
(iii) amounts required to be paid to any person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in or having a Lien on the assets subject to the Asset Sale, (iv) other amounts required to be treated as Net Cash Proceeds pursuant to the covenant "Disposition of Proceeds of Asset Sales," and (v) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with U.S. GAAP against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers' Certificate of the Company delivered to the Trustee.

    "Pager Acquisition Financing" means one or more facilities entered into with any vendor or supplier of pagers (or any financial institution financing purchases from such vendor or supplier) in order to finance the acquisition of pagers from such vendor or supplier.

    "Paging License Operating Agreements" means the Operating Agreement and Other Covenants between the Company and each of the Licenseholders dated December 11, 1996.

    "Paging License Transfer Agreements" means the Agreements of Promise of Assignment and Transfer of Permissions between the Company and each Licenseholder, dated December 11, 1996.

    "Pari Passu Debt Securities" means any Debt Securities of the Company or any Guarantor which rank PARI PASSU in right of payment with the Notes or the Guarantees, as applicable.

    "Permitted Business" means (i) the delivery or distribution of wireless communications, paging and messaging services and equipment in the Federative Republic of Brazil and (ii) any business or activity reasonably related thereto, including, without limitation, the resale of extended paging services outside of the Federative Republic of Brazil to the Brazilian customers of the Company or the Restricted Subsidiaries and any other material business conducted by the Company or any Restricted Subsidiary on the Issue Date, and (iii) the acquisition, holding or exploitation of any license relating to the delivery of the services referred to in clauses (i) and (ii) of this definition.

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
    "Permitted Holders" means (i) Warburg, Pincus Ventures, L.P., (ii) Paging Network International N.V., (iii) IVP--International Venture Partners, Inc.,
(iv) Multiponto Telecomunicacoes Ltda. and (v) Abril S.A., or any of their respective controlled Affiliates.

    "Permitted Indebtedness" means the Indebtedness or Preferred Stock set forth in the following clauses (each of which shall be given independent effect):

        (a) Indebtedness under the Notes, the Guarantees and the Indenture and related rights of contribution and subrogation among the Company and the Guarantors;

        (b) Indebtedness of the Company outstanding on the Issue Date;

        (c) Indebtedness of the Company and/or any Guarantor to the extent incurred to finance the construction of paging infrastructure, the purchase of equipment (including pagers) for use in and the installation and construction costs related to the construction of paging infrastructure in the Expansion Markets, or to support the operations or working capital related to the Expansion Markets; provided the aggregate principal amount of Indebtedness incurred under this clause (c) shall not exceed at any time outstanding the following amount (or, to the extent non-U.S. dollar denominated, the U.S. Dollar Equivalent of such amount): the product of (x) US$100 and (y) the lesser of (1) the aggregate number of subscribers of the Company and the Restricted Subsidiaries (whether or not such subscribers are in the Expansion Markets) and (2) 250,000; PROVIDED that the amount permitted to be incurred pursuant to this clause (c) shall be increased by an amount equal to any unutilized amount of Indebtedness permitted to be incurred pursuant to clause (d) of this definition;

        (d) Indebtedness of the Company and/or any Guarantor in an amount not to exceed at any time outstanding US$25,000,000 minus any amount added to the amount of Indebtedness permitted to be incurred pursuant to clause (c) of this definition under the proviso to such clause (c) (or to the extent non-U.S. dollar denominated, the U.S. Dollar Equivalent of such amount); PROVIDED that the aggregate amount of Indebtedness incurred from Permitted Holders or their Affiliates under this clause (d) that is not in the form of Deeply Subordinated Shareholder Indebtedness (x) shall not exceed at any time outstanding US$10,000,000 (or, to the extent non-U.S. dollar denominated, the U.S. Dollar Equivalent thereof) and (y) must be for working capital purposes of the Company and the Guarantors;

        (e) Indebtedness of the Company and/or any Guarantor in an amount not to exceed the product of two times the amount of Total Incremental Invested Equity Capital, determined at the time of incurrence of such Indebtedness;

        (f) Indebtedness or Preferred Stock of any Restricted Subsidiary owed or issued to and held by the Company or a Restricted Subsidiary and Indebtedness of the Company owed to and held by any Restricted Subsidiary; PROVIDED that a new incurrence of Indebtedness or issuance of Preferred Stock shall be deemed to have occurred upon (x) any sale or other disposition of any Indebtedness of the Company or a Restricted Subsidiary referred to in this clause (f) to any person other than the Company or a Restricted Subsidiary or (y) any sale or other disposition of Capital Stock of a Restricted Subsidiary, or Designation of a Restricted Subsidiary as an Unrestricted Subsidiary, which holds Indebtedness of the Company or Indebtedness or Preferred Stock of another Restricted Subsidiary such that such Restricted Subsidiary, in any such case, ceases to be a Restricted Subsidiary;

        (g) Indebtedness of the Company and/or any Restricted Subsidiary under Interest Rate Protection Obligations relating to (i) Indebtedness of the Company or any Restricted Subsidiary (which Indebtedness (x) bears interest at fluctuating interest rates and (y) is otherwise permitted to be incurred under the covenant "Limitation on Additional Indebtedness and Preferred Stock of Restricted Subsidiaries"), and/or (ii) Indebtedness for which a lender has provided a commitment in an amount reasonably anticipated to be incurred by the Company or a Restricted Subsidiary in the following 180 days after such Interest Rate Protection Obligation has been incurred, but only to the extent that the notional principal amount of such Interest Rate Protection Obligations does not exceed the principal amount of the Indebtedness (and/or Indebtedness subject to commitments) to which such Interest Rate Protection Obligations relate; PROVIDED in no event shall any Restricted Subsidiary incur Indebtedness under an Interest Rate Protection Obligation under this clause (g) relating to Indebtedness of the Company;

        (h) Indebtedness of the Company and/or any Restricted Subsidiary under Currency Agreements relating to (i) Indebtedness of the Company or a Restricted Subsidiary and/or (ii) obligations to purchase or sell assets, properties or services or license programming rights, in each case, incurred in the ordinary course of business of the Company or any Restricted Subsidiary; PROVIDED that such Currency Agreements do not increase the Indebtedness or other obligations of the Company and the Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder; PROVIDED, FURTHER, in no event shall any Restricted Subsidiary incur Indebtedness under any Currency Agreement under this clause
    (h) relating to Indebtedness or obligations of the Company;

        (i) Indebtedness of the Company and/or any Restricted Subsidiary in respect of "bid," performance or advance payment bonds of the Company or any Restricted Subsidiary or surety or "bid," performance or advance payment bonds provided by the Company or any Restricted Subsidiary incurred in the ordinary course of business in connection with the construction or operation of a Permitted Business;

        (j) Indebtedness of the Company and/or any Restricted Subsidiary to the extent it represents a replacement, renewal, refinancing, refunding, defeasance or extension of outstanding Indebtedness of the Company or any Restricted Subsidiary incurred pursuant to the provisos of the covenant "Limitation on Additional Indebtedness and Preferred Stock of Restricted Subsidiaries" or any of clause (a), (b), (c) or (e) of this definition; PROVIDED that (i) Indebtedness of the Company or a Guarantor may not be replaced, renewed, refinanced or extended under this clause (j) with Indebtedness of any Restricted Subsidiary that is not a Guarantor and (ii) any such replacement, renewal, refinancing or extension shall not exceed the sum of the principal amount (or, if such Indebtedness provides for a lesser amount to be due and payable upon a declaration of acceleration thereof, an amount no greater than such lesser amount) of the Indebtedness being replaced, renewed, refinanced or extended plus the amount of accrued interest or accretion thereon and the amount of any reasonably determined prepayment premium necessary to accomplish such replacement, renewal, refinancing or extension and such reasonable fees and expenses incurred in connection therewith; and

        (k) Indebtedness of the Company and/or any Restricted Subsidiary in an amount not to exceed US$2,000,000 (or to the extent non-U.S. dollar denominated, the U.S. Dollar Equivalent of such amount) at any time outstanding.

    "Permitted Investments" means (a) cash and Cash Equivalents; (b) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits; (c) Interest Rate Protection Obligations permitted to be incurred pursuant to clause
(g) of the definition of Permitted Indebtedness; (d) Currency Agreements; (e) bonds, notes, debentures or other securities received as a result of Asset Sales permitted under the covenant "Disposition of Proceeds of Asset Sales"; (f) any Investment in another person in exchange for Capital Stock (other than Disqualified Stock) of the Company; (g) loans and advances to employees of the Company or any of the Restricted Subsidiaries in the ordinary course of business in an aggregate amount not to exceed US$1,000,000 (or, to the extent non-U.S. dollar denominated, the U.S. Dollar Equivalent of such amount) at any time outstanding; (h) any Investment in Capital Stock obligations of any person made in settlement of claims by the Company or any Restricted Subsidiary against such person; (i) the contribution of (x) any paging license in exchange for Capital Stock of a License Vehicle or (y) any cash to a License Vehicle in exchange for Capital Stock of such License Vehicle, to the extent such cash is used for the purpose of acquiring Brazilian paging licenses; (j) loans and advances to resellers and other distributors in the ordinary course of business not to exceed at any time an aggregate amount of US$2,000,000; (k) any Investment acquired by the Company or any of the Restricted Subsidiaries (A) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout or reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of the foreclosure by the Company or any of the Restricted Subsidiaries with respect to any secured Investment or default; and (l) any Investment in U.S. Government Securities in accordance with the provisions of the Pledge Agreement or in connection with a legal or covenant defeasance of the Notes or other Debt Securities in accordance with their terms.

    "Pledge Account" means an account established in the United States with the Trustee pursuant to the terms of the Pledge Agreement for the deposit of the Pledged Securities purchased by the Company with a portion of the net proceeds from the Offering.

    "Pledge Agreement" means the Collateral Pledge and Security Agreement, dated as of the date of the Indenture, by and between the Trustee and the Company, governing the disbursement of funds from the Pledge Account.

    "Pledged Securities" means the securities purchased by the Company with a portion of the net proceeds from the Offering, which shall initially consist of U.S. Government Securities, to be deposited in the Pledge Account.

    "Preferred Stock" means, with respect to any person, any and all shares, interests, participations or other equivalents (however designated) of such person's preferred or preference stock or shares whether now outstanding, or issued after the Issue Date to the extent it carries any preference in respect of the distribution of assets in the event of a liquidation or insolvency of such person as compared with any other Capital Stock of such person.

    "Pro Rata Share" means a fraction, (i) the numerator of which is the aggregate principal amount of Notes outstanding on the applicable purchase date and (ii) the denominator of which is the sum of (x) the aggregate principal amount of Notes outstanding on such date and (y) if there are Pari Passu Debt Securities or other unsubordinated Indebtedness of the Company or any Guarantor that requires that Net Cash Proceeds be used to offer to purchase or repay such Pari Passu Debt Securities or other unsubordinated Indebtedness of the Company or any Guarantor, the outstanding principal amount of such Pari Passu Debt Securities or other unsubordinated Indebtedness of the Company or such Guarantor or Guarantors on such date.

    "Restricted Payment" means any of the following: (i) the declaration or payment of any dividend or any other distribution on Capital Stock of the Company or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of the Company (other than dividends or distributions payable solely in Capital Stock (other than Disqualified Stock) of the Company or in options, warrants or other rights to purchase Capital Stock (other than Disqualified Stock) of the Company); (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company (other than any such Capital Stock owned by the Company or a Restricted Subsidiary); (iii) the making of any principal payment on, or the purchase, redemption, defeasance or other acquisition or retirement for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment of, any Subordinated Indebtedness (other than any Subordinated Indebtedness held by the Company or a Restricted Subsidiary); or (iv) the making of any Investment (other than a Permitted Investment) in any person (other than an Investment by a Restricted Subsidiary in the Company or an Investment by the Company or a Restricted Subsidiary in either (x) a Restricted Subsidiary or (y) a person that becomes a Restricted Subsidiary as a result of such Investment).

    "Restricted Subsidiary" means any Subsidiary of the Company that has not been designated by the Board of the Company, by a Board Resolution delivered to the Trustee, as an Unrestricted Subsidiary pursuant to and in compliance with the covenant "Limitation on Designations of Unrestricted Subsidiaries." Any such Designation may be revoked by a Board Resolution delivered to the Trustee, subject to the provisions of such covenant.

    "Revocation" has the meaning set forth under "--Certain
Covenants--Limitation on Designations of Unrestricted Subsidiaries."

    "S&P" means Standard & Poor's Ratings Group.

    "Specified Indebtedness" means any Indebtedness of any Restricted Subsidiary that is not a Guarantor which is not subordinated to any other Indebtedness of such Restricted Subsidiary.

    "Subordinated Debt Securities" means any Debt Securities (and any guarantee of any Debt Security) which would constitute Subordinated Indebtedness.

    "Subordinated Indebtedness" means any Indebtedness of the Company or any Guarantor which is expressly subordinated in right of payment to the Notes or any Guarantees.

    "Subscription Agreement" means the Subscription Agreement dated June 6, 1997 among the Company and Holding LLC pursuant to which 125,000 shares of Common Stock are issued to Holding LLC.

    "Subsidiary" means, with respect to any person, (i) any corporation of which the outstanding Voting Stock having at least a majority of the votes entitled to be cast in the election of directors shall at the time be owned, directly or indirectly, by such person, or (ii) any other person of which at least a majority of Voting Stock is at the time, directly or indirectly, owned by such person.

    "Technical Services Agreement" means the Technical Services Agreement dated as of December 11, 1996.

    "Total Consolidated Indebtedness and Subsidiary Preferred Stock" means, at any date of determination, an amount equal to the sum of (i) the aggregate principal amount of all Indebtedness of the Company and the Restricted Subsidiaries outstanding as of the date of determination and (ii) the aggregate liquidation preference of all Preferred Stock of Restricted Subsidiaries that are not Guarantors issued and outstanding as of the date of determination (other than Indebtedness owing to and Preferred Stock held by the Company or a Restricted Subsidiary that is a Guarantor).

    "Total Incremental Invested Equity Capital" means, at any time of determination, the sum of, without duplication, (i) the aggregate cash proceeds received by the Company from capital contributions in respect of existing Capital Stock (other than Disqualified Stock) or the issuance or sale of Capital Stock (other than Disqualified Stock but including Capital Stock issued upon the conversion of convertible Indebtedness or from the exercise of options, warrants or rights to purchase Capital Stock (other than Disqualified Stock)) subsequent to the Issue Date, other than to a Subsidiary of the Company, PLUS (ii) the aggregate cash proceeds received by the Company or any Restricted Subsidiary from the sale, disposition or repayment of any Investment made after the Issue Date and constituting a Restricted Payment (other than any Investment made pursuant to clause (v) of the second paragraph of the covenant "Limitation on Restricted Payments") in an amount equal to the lesser of (a) the return of capital with respect to such Investment and (b) the initial amount of such Investment, in either case, less the cost of the disposition of such Investment, PLUS (iii) an amount equal to the lesser of (x) the consolidated net Investment on the date of Revocation made by the Company and/or any of the Restricted Subsidiaries of any Subsidiary in accordance with the covenant described under"--Certain Covenants--Limitation on Designations of Unrestricted Subsidiaries" and (y) the Designation Amount with respect to such Subsidiary, MINUS (iv) the aggregate amount of all Restricted Payments declared or made on and after the Issue Date.

    "Unrestricted Subsidiary" means any Subsidiary of the Company (other than a Guarantor) designated as such pursuant to and in compliance with the covenant "Limitation on Designations of Unrestricted

Subsidiaries." Any such designation may be revoked by a Board Resolution of the Company delivered to the Trustee, subject to the provisions of such covenant.

    "U.S. Dollar Equivalent" means, with respect to any monetary amount in a currency other than the U.S. dollar, at any time for the determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as quoted by Reuters at approximately 11:00 a.m. (New York time) on the date not more than two business days prior to such determination. For purposes of determining whether any Indebtedness can be incurred (including Permitted Indebtedness), any Investment can be made and any Affiliate Transaction can be undertaken (a "Tested Transaction"), the "U.S. Dollar Equivalent" of such Indebtedness, Investment or Affiliate Transaction shall be determined on the date incurred, made or undertaken and no subsequent change in the U.S. Dollar Equivalent shall cause such Tested Transaction to have been incurred, made or undertaken in violation of the Indenture.

    "U.S. GAAP" means generally accepted accounting principles and practices in the United States consistently applied by a corporation or as between corporations and over time, as in effect from time to time; PROVIDED that, for purposes of determining compliance with the covenants "Limitation on Additional Indebtedness and Preferred Stock of Restricted Subsidiaries" and "Limitation on Restricted Payments," U.S. GAAP shall mean such generally accepted accounting principles and practices as adopted by the Company on the Issue Date and as are consistent with those set forth in this Offering Memorandum.

    "U.S. Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which obligations or guarantee the full faith and credit of the United States is pledged.

    "Voting Stock" means, with respect to any person, the Capital Stock of any class or kind ordinarily having the power to vote for the election of directors or other members of the governing body of such person.

    "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary of which 100% of the outstanding Capital Stock is owned by the Company or another Wholly Owned Restricted Subsidiary. For purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Restricted Subsidiary.

                         BOOK-ENTRY; DELIVERY AND FORM

    Except as set forth below, the New Notes will be issued in the form of one or more registered notes in global form without coupons (each a "Global Note"). Upon issuance, each Global Note will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC.

    Old Notes originally purchased by or transferred to (i) institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) who are not "qualified institutional buyers" (as defined in Rule 144A under the Securities Act and referred to as "QIBs"), (ii) QIBs, who elected to take physical delivery of their certificates instead of holding their interest in Global Notes, or (iii) any other holders who are not QIBs, which Old Notes were issued in registered form without coupons (the "Old Certificated Notes") are exchangeable for New Notes in registered form without coupons (the "New Certificated Notes").

    Interests in the Global Notes will be exchangeable or transferable, as the case may be, for New Certificated Notes if (i) DTC notifies the Company that it is unwilling or unable to continue as depositary for such Global Notes, or DTC ceases to be a "Clearing Agency" registered under the Exchange Act, and a successor depositary is not appointed by the Company within 90 days, or (ii) an Event of Default has occurred and is continuing with respect to such Notes. Upon the occurrence of any of the events described in the preceding sentence, the Company will cause the appropriate New Certificated Notes to be delivered.

                               TAX CONSIDERATIONS

BRAZIL

    The following is a summary of the material Brazilian income tax consequences to the Company in connection with the sale and repayment of the Notes (including any interest thereon) and to beneficial owners of the Notes that are non-residents of Brazil in connection with the purchase, ownership and disposition of such Notes. This summary is limited to the Company and to non-residents of Brazil which acquire the Notes at the issue price from the Initial Purchasers, and does not address investors who purchase Notes at a premium or market discount. In addition, this summary is based on the Brazilian tax regulations as presently in effect and does not take into account possible future changes in such tax laws. Prospective purchasers of the Notes are advised to consult their tax advisers as to the consequences of a purchase and sale of the Notes.

    Individuals domiciled in Brazil and Brazilian companies are taxed in Brazil on the basis of their worldwide income (which includes earnings of Brazilian companies' foreign subsidiaries, branches and affiliates). The income of non-Brazilian residents in general are taxed in Brazil only when derived from Brazilian sources. Interest, fees, commissions and any other income (which for the purposes of this paragraph includes any deemed income on the difference between the issue price of the Notes and the price at which the Notes are redeemed ("original discount")) payable by a Brazilian obligor to an individual, company, entity, trust or organization domiciled outside Brazil is subject to income tax withheld at source. The rate of withholding with respect to debt obligations is 15% or such other lower rate as provided for in an applicable tax treaty between Brazil and such other country where the recipient of the payment has its domicile. Notwithstanding the foregoing, with respect to the tax events which take place during the calendar year of 1997, the applicable withholding income tax rate for interest, commissions, expenses and discounts, payable to persons or entities domiciled abroad, arising from negotiable instruments such as the Notes, was reduced to zero, pursuant to Provisional Measure No. 1.563, of December 31, 1996, published in the Official Gazette of January 2, 1997 and republished in the Official Gazette of April 24, 1997, which restricts such income tax reductions to negotiable instruments placed abroad with the previous approval of the Central Bank, with a minimum average amortization term of at least 96 months. As a result, since the Notes have an original maturity in excess of 96 months, such reduction will apply to payments of interest and other income with respect to the Notes paid during the fiscal year of 1997. It is not certain whether such reduction will continue to apply after 1997. In any event, if any Notes are redeemed prior to the maturity date, such reduction will not apply and upon any such redemption the Brazilian withholding tax will be applied on the amount of interest (including original discount), fees and commissions paid on such Notes from the date of issue through the date of redemption. See "Description of the Notes--Additional Amounts" and "Description of the Notes--Brazilian Central Bank Consent for Optional and Mandatory Redemption of Notes."

    Since the Principal Paying Agent is located in Japan and payment to the Principal Paying Agent discharges the obligations of the Company to make payments in respect of the Notes, if interest and other income with respect to the Notes were to become subject to Brazilian withholding income tax (as determined in the preceding paragraph), such tax would be imposed at a rate of only 12.5% under the current tax treaty in effect between Brazil and Japan. In any event, under the terms of the Notes, the Company is required to gross-up Noteholders for Brazilian withholding tax, subject to certain exceptions. See "Description of the Notes--Additional Amounts." The Company has the right to redeem the Notes at par in the event of certain increases in Brazilian withholding tax to a rate in excess of 15%. See "Description of the Notes--Redemption for Changes in Withholding Taxes."

    Any earnings or capital gains made abroad as a result of a transaction between two non-residents of Brazil are not subject to tax in Brazil. However, gains realized by a non-resident on the disposition of the Notes inside Brazil, or to a Brazilian resident outside of Brazil, will be subject to Brazilian tax.

    Pursuant to Decree 1,815 of February 8, 1996, REAIS resulting from the conversion of the proceeds received by a Brazilian borrower from a foreign currency loan (including those in connection with the issue of bonds or notes) are subject to a tax on exchange transactions. Under Article 4 of Decree 1,815/96, the Minister of Finance is empowered to establish the applicable tax rate, which was set by means of Portaria 241 of October 31, 1996. Portaria 241 was revoked by Portaria 85, enacted on April 24, 1997, which reduced to zero the IOF rate applicable on the REAIS. The IOF tax is currently regulated by Decree No. 2,219 dated May 2, 1997. Under Law 8,894 of June 21, 1994, such tax rate may be increased up to 25%. In any event, the tax burden falls upon the Brazilian borrower, not upon foreign creditors such as the holders of the Notes and will be deducted from the proceeds of the issue of the Notes. See "Description of the Notes--Additional Amounts."

    On August 15, 1996, the Brazilian Congress approved Constitutional Amendment No. 12 creating a new temporary tax, the CONTRIBUICAO PROVISORIA SOBRE MOVIMENTACAO FINANCEIRA ("CPMF"). Based on such Amendment, Law No. 9,311 of October 24, 1996 was enacted, determining the creation of the CPMF tax. Under Law No. 9,311/96 all financial debt and money transfers effected on or after January 23, 1997 will be subject to the assessment of the CPMF tax at the rate of 0.20%. Funds arising from the collection of the CPMF tax will be applied only in the public health system.

    There is no stamp, transfer or other similar tax in Brazil with respect to the transfer, assignment or sale or any debt instrument outside Brazil (including the Notes).

UNITED STATES

    FEDERAL INCOME TAXATION

    The following is a summary of certain U.S. federal income tax consequences associated with the purchase, ownership and disposition of a Note. This summary does not discuss all of the tax consequences that may be relevant to certain types of investors subject to special treatment under the U.S. federal income tax laws (such as individual retirement accounts and other tax-deferred accounts, securities broker-dealers, life insurance companies, tax-exempt organizations and foreign persons, or to persons whose "functional currency" is other than the U.S. dollar or to persons which hold Notes as part of a "straddle" or "conversion transaction" or otherwise as part of a "synthetic asset") and is limited to investors which hold Notes as capital assets. In addition, this summary is limited to initial holders that acquire the Notes at the issue price from the Initial Purchasers. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), final, temporary and proposed Treasury regulations thereunder, revenue rulings, court cases, and other legal authorities as now in effect (or proposed) and as currently interpreted, and does not take into account possible changes in such tax laws or other legal authorities or such interpretations. No rulings on any of the issues discussed below will be sought from the U.S. Internal Revenue Service (the "IRS").

    For purposes of this discussion, a "U.S. Holder" is an individual who is a citizen or resident of the United States, a corporation, partnership or other entity created under the laws of the United States or any political subdivision thereof, an estate that is subject to United States federal income taxation without regard to the source of income, or a trust if a United States court is able to exercise primary supervision over the administration of that trust and one or more United States fiduciaries have the authority to control all substantial decisions of such trust.

    PROSPECTIVE PURCHASERS OF THE NOTES ARE ADVISED TO CONSULT THEIR TAX ADVISERS AS TO THE CONSEQUENCES OF A PURCHASE AND SALE OF NOTES, INCLUDING, WITHOUT LIMITATION, (I) THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR NON-U.S. TAX LAWS TO WHICH THEY MAY BE SUBJECT, AND OF ANY LEGISLATIVE OR ADMINISTRATIVE CHANGES IN LAW, (II) THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ISSUER'S DEDUCTION OF BRAZILIAN TAXES AND OTHER AMOUNTS (AND OF THE PAYMENT BY THE ISSUER OF ADDITIONAL AMOUNTS WITH RESPECT THERETO) WITH RESPECT TO PAYMENTS

ON THE NOTES, (III) THE AVAILABILITY FOR U.S. FEDERAL INCOME TAX PURPOSES OF A CREDIT OR DEDUCTION FOR BRAZILIAN TAXES OR OTHER AMOUNTS AND (IV) THE CONSEQUENCES OF PURCHASING THE NOTES AT A PRICE OTHER THAN THE ISSUE PRICE.

    TAX CONSIDERATIONS APPLICABLE TO HOLDING NOTES

    TAXATION OF INTEREST AND ADDITIONAL AMOUNTS ON NOTES. Interest on the Notes and additional amounts relating thereto (I.E., without reduction for any Brazilian withholding taxes) will be taxable to a U.S. Holder as ordinary income at the time it accrues or is received in accordance with the U.S. Holder's method of accounting for tax purposes.

    A U.S. Holder will treat the gross amount of interest and Additional Amounts relating thereto (I.E., without reduction for any Brazilian withholding taxes, if any) as ordinary interest income in respect of the Notes. If the IRS were to successfully contend that a sufficiently large portion of the purchase price should not be allocated to the Notes, the Notes would bear OID for U.S. federal income tax purposes. U.S. Holders of Notes would be required to accrue in income as additional interest (whether such holder was a cash or accrual taxpayer) in each taxable year during which such U.S. holder held such Note, a portion of the OID. The amount of OID on a Note would be the excess of its "stated redemption price at maturity" over the Note's "issue price." In the event of a reallocation of purchase price, a Note's "issue price" would be the portion of the purchase price allocated to such Note and its "stated redemption price at maturity" would generally be its stated principal amount. The amount of OID taken into account in a particular year would be calculated under the constant yield to maturity method. The effect of the OID rules, generally, would be that U.S. Holders would recognize interest income in each year equal to the excess of the product of (i) the yield to maturity on the Notes and (ii) the adjusted issue price over the interest payments on the Notes. Generally, the adjusted issue price of the Notes will be its issue price increased by previously accrued OID. Under this method, the amount of OID included in the income of a U.S. Holder in early years would be less than the includible amount in later years.

    Pursuant to applicable OID rules, the possibility that Additional Amounts may be payable in respect of Brazilian withholding taxes on interest payments could subject the Notes to the rules applicable to contingent payment debt instruments, regardless of whether or not Brazil actually imposes such a withholding tax. The Company intends to take the position, based on advice that it has received from Brazilian counsel, that such rules should not apply to the Notes. However, the IRS could challenge that position, and if it were to successfully do so, gain realized by U.S. Holders with respect to the Notes could be recharacterized as ordinary income rather than capital gain and, therefore, at present U.S. federal income tax rates, subject to higher tax rates for U.S. Holders who are individuals. The application of those rules could also result in an unfavorable mismatch of income and deduction/foreign tax credit for U.S. Holders. PROSPECTIVE U.S. HOLDERS SHOULD CONTACT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE OID RULES TO THE NOTES.

    The calculation of foreign tax credits and, in the case of a U.S. Holder that elects to deduct foreign taxes, the availability of deductions, involves the application of rules that depend on a U.S. Holder's particular circumstances. U.S. Holders should consult their own tax advisers regarding the availability of foreign tax credits and the treatment of additional amounts.

    SALE, EXCHANGE OR OTHER DISPOSITION OF NOTES. A U.S. Holder will generally recognize gain or loss upon the sale, exchange, retirement or other disposition of Notes equal to the difference between the amount realized on the sale, exchange or other disposition of such Note and the U.S. Holder's adjusted tax basis in the Notes. Such gain or loss generally would be capital gain or loss, and would be long-term if the Notes were held more than one year.

    REGISTRATION AND EXCHANGE OF NOTES. Neither the Exchange Offer nor the filing of a Notes Shelf Registration Statement as described under "Exchange Offer; Notes Registration Rights" should result in a taxable event to the Company or any U.S. Holder since there would be no material alteration in the terms of the Notes.

    Under certain circumstances, Additional Interest shall become payable in cash with respect to the applicable Notes. See "Exchange Offer; Notes Registration Rights." This rate increase should not result in a deemed taxable exchange of the Notes for Exchange Notes.

    EFFECT OF BRAZILIAN WITHHOLDING TAXES. It is believed that payments with respect to a Note will not be subject to Brazilian withholding tax during the fiscal year of 1997 unless the Note is redeemed prior to June 6, 2005. After 1997 such payments may be subject to Brazilian withholding tax at a rate of up to 15%. See "Tax Considerations--Brazil." In the case of any Note which is so redeemed, withholding taxes in respect of interest previously paid may be imposed by Brazil at the time of redemption. Any Brazilian tax withheld generally will be treated as a foreign income tax that U.S. Holders may elect to deduct in computing their taxable income or, subject to the limitations on foreign tax credits generally, credit against their U.S. federal income tax liability. No such deduction or credit will be available to the extent Brazil pays a subsidy to a U.S. Holder, a related person or the Company, the amount of which is determined (directly or indirectly) by reference to the amount of the withholding tax. While Brazil does not have a program or policy of paying such subsidies at present, it has had programs of that nature in the past and could implement such programs again in the future. For purposes of determining a U.S. Holder's United States foreign tax credit, gain or loss on the sale, redemption or other taxable disposition of a Note will generally constitute United States source income. Interest (including Brazilian withholding taxes imposed on payments on a Note and Brazilian withholding taxes imposed with respect to any Additional Amounts payable by the issuer) will generally constitute non-United States source income. Such interest will generally constitute passive income. However, if a Note is redeemed prior to June 6, 2005, and payments with respect to the Note are subject to Brazilian withholding tax of five percent or more, the IRS might retroactively treat interest paid with respect to the Note as high withholding tax interest. In any event, a U.S. Holder may have insufficient foreign source income to utilize fully any foreign tax credit attributable to such withholding taxes that could otherwise be utilized (but such withholding taxes may instead be deductible by the U.S. Holder). A U.S. Holder may be required to provide the IRS with a certified copy of the receipt evidencing payment of withholding tax imposed in respect of payments on the Notes (a "Certified Copy") in order to claim a foreign tax credit in respect of such withholding tax. A U.S. Holder (or its agent) may obtain a Certified Copy by providing written demand therefor to the Principal Paying Agent. The Principal Paying Agent will contact the issuer, which will provide such Certified Copy to the Principal Paying Agent for prompt forwarding to the relevant U.S. Holder. The issuer will attach to each Certified Copy a certificate stating (x) that the amount of withholding tax evidenced by the Certified Copy was paid in connection with payments in respect of the principal amount of notes then outstanding and
(y) the amount of such withholding tax paid per US$1,000 of principal amount of the Notes.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives New Notes for its own account in connection with the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes if such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer that requests such documents in the Letter of Transmittal, for use in connection with any such resale. In addition, until
           , 1997 (90 days after the date of this Prospectus), all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

    The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account in connection with the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers on any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account in connection with the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                                    EXPERTS

    The financial statements of the Company appearing in this Prospectus have been audited by Ernst & Young, Auditores Independentes S.C., independent accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

    Certain legal matters with respect to the legality of the issuance of the New Notes being offered hereby will be passed upon for the Company by Xavier, Bernardes, Braganca, Sociedade de Advogados with respect to matters of Brazilian law, and by Willkie Farr & Gallagher, New York, with respect to matters of United States law. Maria Regina Mangabeira Albernaz Lynch, Horacio Bernardes Neto and Helena de Araujo Lopes Xavier, are directors of the Company, and are partners in the law firm of Xavier, Bernardes, Braganca, Sociedade de Advogados.

                             AVAILABLE INFORMATION

    The Company has filed with the Commission a Registration Statement on Form F-4 under the Securities Act, with respect to the New Notes offered hereby (the "Registration Statement"). This Prospectus, which constitutes a part of the Registration Statement, does not contain all of this information set forth in the Registration Statement, certain parts of which have been omitted from the Prospectus in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the New Notes offered hereby, reference is made to the Registration Statement, including the exhibits and schedules filed therewith, and the financial statements and notes filed as a part thereof. Statements made in the Prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

    The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith is required to file reports with the Commission. All reports and other information filed by the Company, and the Registration Statement, including the exhibits and schedules thereto, may be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York, and Chicago, Illinois, at the prescribed rates.

    The Indenture provides that, whether or not the Company has a class of securities registered under the Exchange Act, the Company shall furnish without cost to each holder of Notes and file with the Commission (whether or not the Company is a public reporting company at the time), the Trustee and the Initial
Purchasers: (i) within 140 days after the end of each fiscal year of the Company, annual reports on Form 20-F (or any successor form) containing the information required to be contained therein (or required in such successor form); (ii) with 60 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 6-K (or any successor form) containing substantially the same information required to be contained in Form 10-Q (or required in any successor form); and (iii) promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 6-K (or any successor form) containing substantially the same information required to be contained in Form 8-K (or required in any successor form). Each of the reports will be prepared in accordance with US GAAP consistently applied and will be prepared in accordance with the applicable rules and regulations of the Commission.

    As a foreign private issuer, the Company is exempt from certain provisions of the Exchange Act prescribing the furnishing and content of proxy statements.

                         INDEX TO FINANCIAL STATEMENTS

                         PAGING NETWORK DO BRASIL S.A.
                         (A DEVELOPMENT STAGE COMPANY)

Report of Independent Auditors.......................................................        F-2
Balance Sheet at December 31, 1996...................................................        F-3
Statement of Operations for the period ended December 31, 1996.......................        F-4
Statement of Shareholders' Equity (Deficit) for the period ended December 31, 1996...        F-5
Statement of Cash Flows for the period ended December 31, 1996.......................        F-6
Notes to Financial Statements........................................................        F-7
Balance Sheet at March 31, 1997 (Unaudited)..........................................       F-11
Statement of Operations for the three months ended March 31, 1997 (Unaudited)........       F-12
Statement of Shareholders' Equity (Deficit) for the three months ended March 31, 1997
  (Unaudited)........................................................................       F-13
Statement of Cash Flows for the three months ended March 31, 1997 (Unaudited)........       F-14
Note to Financial Statements (Unaudited).............................................       F-15

                         REPORT OF INDEPENDENT AUDITORS

To the Shareholders
PAGING NETWORK DO BRASIL S.A.
Sao Paulo, Brazil

    We have audited the accompanying balance sheet of Paging Network do Brasil S.A. (a development stage company) (formerly Warburg Paging do Brasil Ltda.) as of December 31, 1996, and related statements of operations, shareholders' equity (deficit) and cash flows for the period April 17, 1996 (inception) through December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Paging Network do Brasil S.A. (a development stage company) as of December 31, 1996 and the results of its operations and its cash flow for the period April 17, 1996 (inception) through December 31, 1996, in conformity with generally accepted accounting principles in the United States.

                                          ERNST & YOUNG
                                          Auditores Independentes S.C.

Sao Paulo, Brazil
February 24, 1997

                         PAGING NETWORK DO BRASIL S.A.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEET

                               DECEMBER 31, 1996
                           (AMOUNTS IN U.S. DOLLARS)

ASSETS
Current assets:
  Cash and cash equivalents....................................................  $12,444,689
  Refundable taxes.............................................................     839,859
  Pager inventories............................................................   2,105,955
  Prepaid expenses.............................................................     635,109
                                                                                 ----------
Total current assets...........................................................  16,025,612
Fixed assets, net..............................................................   4,513,421
                                                                                 ----------
Total assets...................................................................  $20,539,033
                                                                                 ----------
                                                                                 ----------
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable.............................................................  $2,532,676
  Accrued expenses.............................................................     576,374
  Payable to related parties...................................................   1,854,492
                                                                                 ----------
Total current liabilities......................................................   4,963,542
Redeemable preferred stock, without par value
  Authorized shares--63,000 shares
  Issued and outstanding, 21,300 shares........................................  20,451,427

SHAREHOLDERS' EQUITY (DEFICIT)
Common stock, without par value
  Authorized shares--50,000 shares
  Issued and outstanding 30,760 shares.........................................      28,672
Deficit accumulated during the development stage...............................  (4,904,608)
                                                                                 ----------
                                                                                 (4,875,936)
                                                                                 ----------
Total liabilities and shareholders' equity (deficit)...........................  $20,539,033
                                                                                 ----------
                                                                                 ----------

                See accompanying notes to financial statements.

                         PAGING NETWORK DO BRASIL S.A.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENT OF OPERATIONS

      FOR THE PERIOD APRIL 17, 1996 (INCEPTION) THROUGH DECEMBER 31, 1996
                           (AMOUNTS IN U.S. DOLLARS)

Selling, general and administrative expenses....................................  $(4,961,639)
Other income and expenses
  Interest income...............................................................     117,210
  Loss on translation...........................................................     (60,179)
                                                                                  ----------
                                                                                      57,031
                                                                                  ----------
Net loss........................................................................  $(4,904,608)
                                                                                  ----------
                                                                                  ----------

                See accompanying notes to financial statements.

                         PAGING NETWORK DO BRASIL S.A.
                         (A DEVELOPMENT STAGE COMPANY)

                       STATEMENT OF SHAREHOLDERS' EQUITY

      FOR THE PERIOD APRIL 17, 1996 (INCEPTION) THROUGH DECEMBER 31, 1996
                           (AMOUNTS IN U.S. DOLLARS)

                                                                                         DEFICIT
                                                                                       ACCUMULATED
                                                                                       DURING THE
                                                                           COMMON      DEVELOPMENT
                                                                           STOCK          STAGE          TOTAL
                                                                        ------------  -------------  -------------
Issuance of common stock of predecessor...............................  $  5,950,100                 $   5,950,100
Exchange of common stock of predecessor for redeemable preferred
  stock...............................................................    (5,940,000)                   (5,940,000)
Issuance of common stock..............................................        18,572                        18,572
Net loss for the period...............................................                $  (4,904,608)    (4,904,608)
                                                                        ------------  -------------  -------------
                                                                        $     28,672  $  (4,904,608) $  (4,875,936)
                                                                        ------------  -------------  -------------
                                                                        ------------  -------------  -------------

                See accompanying notes to financial statements.

                         PAGING NETWORK DO BRASIL S.A.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENT OF CASH FLOWS
      FOR THE PERIOD APRIL 17, 1996 (INCEPTION) THROUGH DECEMBER 31, 1996
                           (AMOUNTS IN U.S. DOLLARS)

Operating activities
  Net loss during the development stage.........................  $(4,904,608)
  Adjustments to reconcile net loss to net cash used by
    operating activities
    Depreciation................................................      55,582
    Changes in operating assets and liabilities
    Refundable taxes............................................    (839,859)
    Pager inventories...........................................  (2,105,955)
    Prepaid expenses............................................    (635,109)
    Accounts payable............................................   2,532,676
    Accrued expenses............................................     576,374
    Payable to related parties..................................   1,854,492
                                                                  ----------
Net cash used by operating activities...........................  (3,466,407)

Investing activities
Purchase of fixed assets........................................  (4,569,003)
                                                                  ----------
Net cash used by investing activities...........................  (4,569,003)

Financing activities
Issuance of common stock of predecessor.........................   5,950,100
Issuance of common stock........................................      18,572
Issuance of redeemable preferred stock..........................  14,511,427
                                                                  ----------
Net cash provided by financing activities.......................  20,480,099
                                                                  ----------
Net increase in cash                                              12,444,689
Cash and cash equivalents at April 17, 1996 (inception).........         -0-
                                                                  ----------
Cash and cash equivalents at December 31, 1996..................  $12,444,689
                                                                  ----------
                                                                  ----------

                See accompanying notes to financial statements.

                         PAGING NETWORK DO BRASIL S.A.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1996
                           (AMOUNTS IN U.S. DOLLARS)

1. ORGANIZATION

    Paging Network do Brasil S.A. (formerly Warburg Paging do Brasil Ltda., the "Company") is a start-up operation that was formed on April 7, 1996 through an investment by Warburg, Pincus Ventures, L.P. During 1997, the Company plans to initially provide paging services in Sao Paulo, where it has begun building transmission stations, and simultaneously plans for expansion into additional Brazilian markets.

    In October 1996, the Company increased its capital to approximately $5,500,000 and in December 1996, through the incorporation of three new shareholders, received approximately $15,000,000 of additional capital. In December 1996, the Company changed its name from Warburg Paging do Brasil Ltda. to Paging Network do Brasil Ltda. and then to Paging Network do Brasil S.A. following a change in its legal formation from a limited liability company (Ltda.) to a closed corporation (S.A.), at which time common stock in the limited liability company was exchanged for common and redeemable preferred stock in the Company.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The financial statements have been prepared in accordance with generally accepted accounting principles in the United States in U.S. dollars.

    The Company's significant accounting policies are as follows:

FOREIGN CURRENCY TRANSLATION

    The financial statements were translated from Brazilian reais to U.S. dollars in accordance with the provisions of Statement of Financial Accounting Standards No 52 as it applies to entities operating in highly inflationary economies.

    Pager inventories, fixed assets and intangibles and the related income statement accounts are remeasured at exchange rates in effect when the assets were acquired or the liabilities were incurred. All other assets and liabilities are remeasured at period end exchange rates, and all other income and expense items are remeasured at average exchange rates prevailing during the period. Remeasurement adjustments are included in exchange and translation gains (losses).

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

    The Company recognizes revenue under service, rental and maintenance agreements with customers as the related services are performed. Advance billings for services are deferred and recognized as revenue when earned. Sales of pagers are recognized upon delivery. The Company will lease certain pagers under operating leases. Substantially all of these leases will be on a month-to-month basis.

                         PAGING NETWORK DO BRASIL S.A.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1996
                           (AMOUNTS IN U.S. DOLLARS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES --(CONTINUED)
CASH EQUIVALENTS

    The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

INVENTORIES

    Inventories are valued at the lower of average cost, or market.

FIXED ASSETS

    Fixed assets are stated at cost. Depreciation is computed by the straight-line method. Amortization of leasehold improvements is based on the shorter of the useful life or lease term.

INCOME TAXES

    The Company adopted the liability method of accounting for income taxes pursuant to Statement of Financial Accounting Standards No 109. Under this method, deferred income taxes are recorded to reflect the tax consequences in future years of temporary differences between the tax bases of the assets and liabilities and the financial amounts for reporting purposes. The Company has provided a valuation allowance to reduce deferred tax assets to their net realizable value of zero. The Company's deferred tax assets arise principally from start-up costs which for financial reporting purposes are expensed as incurred; for tax and local statutory purposes they are capitalized and will be amortized over five years when operations commence.

3. FIXED ASSETS

    Fixed assets at December 31, 1996 are comprised of the following:

                                                           DEPRECIATION                 ACCUMULATED
                                                              PERIOD          COST      DEPRECIATION      NET
                                                          --------------  ------------  ------------  ------------
Furniture and fixtures..................................        10 years  $    138,470   $     (728)  $    137,742
Equipment...............................................      5-10 years     4,280,449      (48,101)     4,232,348
Leasehold improvements..................................         5 years       150,084       (6,753)       143,331
                                                                          ------------  ------------  ------------
                                                                          $  4,569,003   $  (55,582)  $  4,513,421
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

    Leased pagers will be depreciated over 2.5 years when placed in service.

4. SHAREHOLDERS' EQUITY (DEFICIT)

    In December 1996, the Company entered into a technical services agreement with Paging Network, Inc. ("PageNet") pursuant to which PageNet will provide technical services and support. In consideration therefore, the Company has granted to a subsidiary of PageNet the right (in the form of a subscription bond) to buy 8,000 shares of Common Stock at an exercise price of $1.00.

                         PAGING NETWORK DO BRASIL S.A.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1996
                           (AMOUNTS IN U.S. DOLLARS)

4. SHAREHOLDERS' EQUITY (DEFICIT) (CONTINUED)
    In December 1996, the Company entered into operating agreements with each of TVA Sistema de Televisao S.A.("TVA"), Multiponto Telecomunicacoes Ltda. ("Multiponto") and San Francisco Comunicacoes Ltda. ("San Francisco" and collectively with TVA and Multiponto, the "Licenseholders"), pursuant to which the Licenseholders have granted the Company the exclusive right to resell paging services utilizing the paging licenses held by the Licenseholders (the"Licenses"). The Licenseholders have agreed to transfer the Licenses to the Company following the three year waiting period mandated by Brazilian law. In consideration therefore, the Company has (i) issued and sold to an affiliate of San Francisco 8,000 shares of Common Stock for a purchase price of $1.00 per share, (ii) issued and sold to Multiponto 2,000 shared of Common Stock for a purchase price of $1.00 each and granted Multiponto the right (in the form of subscription bonds) to purchase up to 1,000 shares of Common Stock at a price of $1.00 per share and (iii) has granted TVA the right (in the form of subscription bonds) to purchase up to 1,000 shares of Common Stock at a price of $1.00 per share.

    The holders of the redeemable preferred stock are entitled to voting rights limited to specific matters included in the Company's by-laws.

    The redeemable preferred stock has an accruing dividend with an effective annual rate of 12% compounding quarterly for the first five years from its issuance. On the fifth anniversary of its issuance, the dividend increases to an effective rate of 14% compounding quarterly. On the sixth anniversary all previously accrued dividends will be paid in kind. The annual dividend rate will increase to 16% in the seventh year, 18% in the eighth year, and 20% in the ninth and tenth years. After the sixth anniversary, subject to the terms of the Indenture, all dividends will be payable in cash. The Company is required to redeem the redeemable preferred stock at $1,000 per share plus accrued and unpaid dividends on the tenth anniversary of its issuance.

    Redeemable preferred stock and common stock have been presented on the balance sheet net of receivables for the sale of stock of $849,000 and $2,000, respectively.

5. ACCRUED EXPENSES

    Accrued expenses at December 31, 1996 are comprised of the following:

Withholding taxes payable.........................................................  $  263,634
Payroll and other benefits payable................................................     259,586
Other.............................................................................      53,154
                                                                                    ----------
                                                                                    $  576,374
                                                                                    ----------
                                                                                    ----------

                         PAGING NETWORK DO BRASIL S.A.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1996
                           (AMOUNTS IN U.S. DOLLARS)

6. COMMITMENTS

    The Company has entered into various office space and transmission antenna rental agreements. These agreements are readjusted periodically for inflation. Rental expense commitments at December 31, 1996 are as follows:

1997............................................................................  $  1,510,000
1998............................................................................     1,510,000
1999............................................................................     1,504,000
2000............................................................................     1,412,000
2001............................................................................     1,322,000

    The Company incurred rental expense of $124,000 in the period ended December 31, 1996.

                         PAGING NETWORK DO BRASIL S.A.

                                 BALANCE SHEET

                                 MARCH 31, 1997
                           (AMOUNTS IN U.S. DOLLARS)
                                  (UNAUDITED)

ASSETS
Current assets:
  Cash and cash equivalents....................................................  $3,302,499
  Accounts receivable..........................................................      68,075
  Refundable taxes.............................................................     890,021
  Pager inventories............................................................   2,424,939
  Prepaid expenses.............................................................     414,468
                                                                                 ----------
Total current assets...........................................................   7,100,002
Fixed assets, net..............................................................   6,747,877
                                                                                 ----------
Total assets...................................................................  $13,847,879
                                                                                 ----------
                                                                                 ----------
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable.............................................................  $  439,840
  Accrued expenses.............................................................     447,210
                                                                                 ----------
Total current liabilities......................................................     887,050
Redeemable preferred stock, without par value
  Authorized shares--63,000 shares
  Issued and outstanding, 21,300 shares........................................  21,939,000

SHAREHOLDERS' EQUITY (DEFICIT)
Common stock, without par value
  Authorized shares--50,000 shares
  Issued and outstanding 30,760 shares.........................................      30,760
Accumulated deficit............................................................  (9,008,931)
                                                                                 ----------
                                                                                 (8,978,171)
                                                                                 ----------
Total liabilities and shareholders' equity (deficit)...........................  $13,847,879
                                                                                 ----------
                                                                                 ----------

                 See accompanying note to financial statements.

                         PAGING NETWORK DO BRASIL S.A.

                            STATEMENT OF OPERATIONS

                   FOR THE THREE MONTHS ENDED MARCH 31, 1997
                           (AMOUNTS IN U.S. DOLLARS)
                                  (UNAUDITED)

Net revenue.....................................................................  $   42,106
Cost of sales...................................................................      18,128
                                                                                  ----------
                                                                                      23,978
Selling, general and administrative expenses....................................  (3,460,810)
Other income and expenses
  Interest income...............................................................     205,143
  Loss on translation...........................................................    (233,634)
                                                                                  ----------
                                                                                     (28,491)
                                                                                  ----------
Net loss........................................................................  $(3,465,323)
                                                                                  ----------
                                                                                  ----------

                 See accompanying note to financial statements.

                         PAGING NETWORK DO BRASIL S.A.

                       STATEMENT OF SHAREHOLDERS' EQUITY

                   FOR THE THREE MONTHS ENDED MARCH 31, 1997
                           (AMOUNTS IN U.S. DOLLARS)
                                  (UNAUDITED)

                                                                            COMMON     ACCUMULATED
                                                                             STOCK       DEFICIT         TOTAL
                                                                           ---------  -------------  -------------
Balance at December 31, 1996.............................................  $  28,672  $  (4,904,608) $  (4,875,936)
Proceeds of receivables for the sale of common stock.....................      2,088                         2,088
Accrued dividends on redeemable preferred stock..........................                  (639,000)      (639,000)
Net loss.................................................................                (3,465,323)    (3,465,323)
                                                                           ---------  -------------  -------------
Balance at March 31, 1997................................................  $  30,760  $  (9,008,931) $  (8,978,171)
                                                                           ---------  -------------  -------------
                                                                           ---------  -------------  -------------

                 See accompanying note to financial statements.

                         PAGING NETWORK DO BRASIL S.A.

                            STATEMENT OF CASH FLOWS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1997
                           (AMOUNTS IN U.S. DOLLARS)
                                  (UNAUDITED)

Operating activities
  Net loss......................................................................  $(3,465,323)
  Adjustments to reconcile net loss to net cash used by operating activities
    Depreciation................................................................     152,173
    Accounts receivable.........................................................     (68,075)
    Refundable taxes............................................................     (50,162)
    Pager inventories...........................................................    (318,984)
    Prepaid expenses............................................................     220,641
    Accounts payable............................................................  (2,092,836)
    Accrued expenses............................................................    (129,164)
    Payable to related parties..................................................  (1,854,492)
                                                                                  ----------
Net cash used by operating activities...........................................  (7,606,222)

Investing activities
  Purchase of fixed assets......................................................  (2,386,629)
                                                                                  ----------
  Net cash used by Investing activities.........................................  (2,386,629)

Financing activities
  Proceeds of receivables from the sale of common and redeemable preferred
    stock.......................................................................     850,661
                                                                                  ----------
  Net cash provided by financing activities.....................................     850,661
                                                                                  ----------
  Net decrease in cash..........................................................  (9,142,190)
  Cash and cash equivalents at December 31, 1996................................  12,444,689
                                                                                  ----------
  Cash and cash equivalents at March 31, 1997...................................  $3,302,499
                                                                                  ----------
                                                                                  ----------

                 See accompanying note to financial statements.

                         PAGING NETWORK DO BRASIL S.A.

                          NOTE TO FINANCIAL STATEMENTS

                                  (UNAUDITED)

1.  BASIS OF PRESENTATION

    The accompanying unaudited consolidated financial statements of Paging Network do Brasil S.A. (the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. The results of operations for the three month period are not necessarily indicative of the results for the entire year.

    From April 17, 1996 (inception) through December 31, 1996, the Company was accounted for as a development stage company. Effective January 1, 1997, the Company is no longer treated as a development stage company, as it commenced earning revenues from operations in March 1997.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    None.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits


      3.1  --Bylaws of Paging Network do Brasil S.A. (English Translation).

      4.1  --Indenture dated as of June 1, 1997 between Paging Network do Brasil S.A. and The
             Chase Manhattan Bank, as Trustee (including exhibits).

      4.2  --Form of Senior Note (included in Exhibit 4.1).

     *5.1  --Opinion of Xavier, Bernardes, Braganca, Sociedade de Advogados, Brazilian counsel to the Registrant, as to the legality of the Notes.

     *5.2  --Opinion of Willkie Farr & Gallagher, U.S. counsel to the Registrant, as to the legality of the Notes.

     *8.1  --Opinion of Willkie Farr & Gallagher, U.S. counsel to the Registrant, as to certain
             U.S. tax matters.

     10.1  --Purchase Agreement dated as of May 30, 1997 among Paging Network do Brasil S.A.,
             Paging Brazil Holding Co., LLC and the Initial Purchasers.

     10.2  --Notes Registration Rights Agreement dated as of June 6, 1997 among Paging Network do Brasil S.A. and the Initial Purchasers.

     10.3  --Equity Registration Rights Agreement, dated as of June 6, 1997 among Paging
             Network do Brasil S.A., Paging Brazil Holding Co., LLC, Warburg, Pincus Ventures,
             L.P., Paging Network International N.V., IVP Paging (Cayman) L.P., Multiponto
             Telecomunicacoes Ltda., TVA Sistema Televisao S.A., the Initial Purchasers and
             Chase Mellon Shareholder Services.

     10.4  --Escrow and Pledge Agreement, dated as of June 6, 1997 between Paging Network do
             Brasil S.A.and The Chase Manhattan Bank.

     10.5  --Shareholders Agreement, dated as of December 11, 1996 among Paging Network do
             Brasil S.A., Warburg, Pincus Ventures, L.P., Paging Network International N.V.,
             IVP Paging (Cayman) L.P., Multiponto Telecomunicacoes Ltda. and TVA Sistema
             Televisao S.A.

     10.6  --Shareholders Agreement Amendment No.1 and Waiver, dated as of March 10, 1997 among
             Paging Network do Brasil S.A., Warburg, Pincus Ventures, L.P., Paging Network
             International N.V., IVP Paging (Cayman) L.P., Multiponto Telecomunicacoes Ltda.
             and TVA Sistema Televisao S.A.

     10.7  --Securities Subscription Agreement dated as of December 11, 1996 among Paging
             Network do Brasil S.A., Warburg, Pincus Ventures, L.P., Paging Network
             International N.V., IVP Paging (Cayman) L.P., Multiponto Telecomunicacoes Ltda.
             and TVA Sistema Televisao S.A.

     10.8  --Registration Rights Agreement dated as of December 11, 1996 among Paging Network do Brasil S.A., Warburg, Pincus Ventures, L.P., Paging Network International N.V.,
             IVP Paging (Cayman) L.P., Multiponto Telecomunicacoes Ltda., TVA Sistema Televisao
             S.A., Thomas C. Trynin and Marco A. Fregenal.

     10.9  --Technical Services Agreement dated as of December 11, 1996 between Paging Network do Brasil S.A. and Paging Network, Inc.

    10.10  --Operating Agreement and Other Covenants dated December 11, 1996 between Paging
             Network do Brasil S.A. and Multiponto Telecomunicacoes Ltda.

    10.11  --Agreement of Promise of Assignment and Transfer of Permissions dated December 11,
             1996 between Paging Network do Brasil S.A. and Multiponto Telecomunicacoes Ltda.

    10.12  --Operating Agreement and Other Covenants dated December 11, 1996 between Paging
             Network do Brasil S.A. and TVA Sistema Televisao S.A.

    10.13  --Agreement of Promise of Assignment and Transfer of Permissions dated December 11,
             1996 between Paging Network do Brasil S.A. and TVA Sistema Televisao S.A.

    10.14  --Operating Agreement and Other Covenants dated December 11, 1996 between Paging
             Network do Brasil S.A. and San Francisco Comunicacoes Ltda.

    10.15  --Agreement of Promise of Assignment and Transfer of Permissions dated December 11,
             1996 between Paging Network do Brasil S.A and San Francisco Comunicacoes Ltda.

     23.1  --Independent Auditors' Consent of Ernst & Young Auditores Independentes.

    *23.2  --Consent of Xavier, Bernardes, Braganca, Sociedade de Advogados (included in
             Exhibit 5.1).

    *23.3  --Consent of Willkie Farr & Gallagher (included in Exhibit 5.2) legality of the
             Notes.

     25.1  --Statement of Eligibility and Qualification under Trust Indenture Act of 1939 of
             The Chase Manhattan Bank, as Trustee on Form T-1 (bound separately).

     99.1  --Authorization of the Central Bank of Brazil authorizing the issuance of the Notes
             (including English translation).

    *99.2  --Form of Letter of Transmittal.

    *99.3  --Form of Notice of Guaranteed Delivery.

    *99.4  --Form of Exchange Agent Agreement between Paging Network do Brasil S.A. and The
             Chase Manhattan Bank.


------------------------

*   To be filed by amendment.

(b) Financial Statement Schedules:

    None.

ITEM 22. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

    The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to the reofferings by persons who may be deemed to be underwriters, in addition to the information called for by the other Items of the applicable form.

    The undersigned Registrant hereby undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sao Paulo, the Federative Republic of Brazil, on this 23 day of June, 1997.

                                PAGING NETWORK DO BRASIL S.A.

                                By:             /s/ THOMAS C. TRYNIN
                                     -----------------------------------------

                                     Name:   Thomas C. Trynin
                                     Title:  Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 23, 1997.

          SIGNATURE             TITLE

     /s/ THOMAS C. TRYNIN       Chief Executive Officer
------------------------------    and Director
       Thomas C. Trynin           (Principal Executive
                                  Officer)

     /s/ WILSON OLIVIERI        Chief Financial Officer
------------------------------    (Principal Financial
       Wilson Olivieri            Officer and
                                  Principal Accounting
                                  Officer)

 /s/ MARIA REGINA MANGABEIRA    Director
        ALBERNAZ LYNCH
------------------------------
   Maria Regina Mangabeira
        Albernaz Lynch

  /s/ HORACIO BERNARDES NETO    Director
------------------------------
    Horacio Bernardes Neto

      /s/ RENATO ABUCHAM        Director
------------------------------
        Renato Abucham

  /s/ HELENA DE ARAUJO LOPES    Director
            XAVIER
------------------------------
Helena de Araujo Lopes Xavier

              SIGNATURE OF AUTHORIZED UNITED STATES REPRESENTATIVE

    Pursuant to the Securities Act of 1933, the undersigned certifies that it is the duly authorized United States representative of Paging Network do Brasil S.A. and has signed this Registration Statement or amendment thereto in the City of New York, State of New York, on this 23 day of June, 1997.

                                PAGING BRAZIL HOLDING CO., LLC
                                Authorized U.S. Representative)

                                By:            /s/ DAVID E. LIBOWITZ
                                     ------------------------------------------

                                     Name:   David E. Libowitz
                                     Title:  Manager